UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549

Amendment No. 1 to
Form S-1
Registration Statement Under The Securities Act of 1933

Commission file number: 333-91436
ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3479
(Primary Standard Industrial Classification Code Number)

26-0014658
(I.R.S. Employer Identification Number)

2701 Cambridge Court, Suite 100, Auburn Hills, MI  48326  248-370-9900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel V. Iannotti, Vice President, General Counsel & Secretary
Ecology Coatings, Inc.
2701 Cambridge Court, Suite 100
Auburn Hills, MI  48326
248-370-9900
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.001 par value per share	4,340,000	$1.05	$4,557,000	$254.28(4)

(1)
Represents shares offered by the selling shareholder.  Includes 4,340,000 shares of common stock issuable upon conversion of certain of the 5% convertible preferred shares held by the selling shareholder.

(2)	Represents the closing price of our common stock on the OTC Bulletin Board association on August 27, 2009.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(4)	Of such amount, $171.21 was previously paid with the initial filing of this registration statement.

____________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Preliminary Prospectus Dated September 3 , 2009

4,340,000 Common Shares

Ecology Coatings, Inc.

_______________________________

This prospectus relates to the offer and sale of up to 4,340,000 shares of our common stock held by Equity 11, Ltd. (the “selling shareholder” identified in this prospectus). The selling shareholder intends to sell the shares of our common stock held by it from time to time at a time that is determined based on its assessment of market conditions.   JB Smith, a member of our Board of Directors, is the managing partner of Equity 11.

We will not receive any of the proceeds from the sale of these shares by the selling shareholder. Subject to any agreement that we may in the future reach in connection with the offer and sale of shares pursuant to this prospectus, we will bear all expenses of this offering, except that the selling shareholder will pay all transfer taxes and any brokerage discounts or commissions or similar expenses applicable to the sale of its shares.

We are registering the offer and sale of these shares pursuant to an agreement with the selling shareholder. The shares offered under this prospectus are being registered to permit the selling shareholder to sell the shares in the public market at a time that it determines based on its assessment of market conditions. The selling shareholder may sell the shares through any means described in the section titled "Plan of Distribution."

Our common stock is not presently traded on any national securities exchange but is quoted and traded on the Over-The-Counter Bulletin Board.  The last reported sale price of our common stock on August 27, 2009, was $1.05  per share.

Investing in our common stock involves risks. See "Risk Factors" below.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3 , 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the selling shareholder have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ITEM 3:  SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of the offering, but does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our common stock described under "Risk Factors." Unless the context otherwise requires, the terms "we," "us," "our," and "Ecology" refer to Ecology Coatings, Inc. and its predecessors, direct and indirect subsidiaries and affiliates.

ECOLOGY COATINGS, INC.

Our Company

Ecology Coatings, Inc. (“Ecology-CA”) was originally incorporated in California on March 12, 1990.  OCIS Corp. (“OCIS”) was incorporated in Nevada on February 6, 2002.  OCIS completed a merger with Ecology-CA on July 27, 2007 (the “Merger”).  In the Merger, OCIS issued approximately 30,530,684 shares of common stock to the Ecology-CA stockholders.  In this transaction, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc. and our ticker symbol on the OTC Bulletin Board association changed to “ECOC.”  As a result of the merger, we became a Nevada corporation and Ecology-CA became a wholly owned subsidiary.

We develop “cleantech”, nanotechnology-enabled, ultraviolet (“UV”) curable coatings that are designed to drive efficiencies, reduce energy consumption and virtually eliminate pollutants in the manufacturing sector.  We create proprietary coatings with unique performance and environmental attributes by leveraging our platform of integrated clean technology products that reduce overall energy consumption and offer a marked decrease in drying time.

Our patent and intellectual property activities to date include:

•	seven patents covering elements of our technology from the United States Patent and Trademark Office(“USPTO”)

•	two European patents allowed and sixteen pending patent applications in foreign countries

•	three ICT international patent applications

•	three trademarks issued by the USPTO – “EZ Recoat™”, “Ecology Coatings™”, “EcoQuik™” and “Liquid Nanotechnology™”.

We continue to work independently on developing our clean technology products further.  In addition, we are developing proprietary coatings for a variety of metal, paper and plastic-based applications.  Our target markets include the electronics, steel, construction, automotive and trucking, paper products and original equipment manufacturers (“OEMs”). Our business model contemplates both licensing and direct sales strategies.  We intend to license our technology to industry leaders in our target markets, through which products will be sold to end users.  We plan to use direct sales teams and third party agents in certain target markets, such as OEMs, and third party distributors in broad product markets, such as paper products, to develop our product sales.

Our website address is www.ecologycoatings.com.  Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.  Our principal executive offices are located at 2701 Cambridge Court, Suite 100 , Auburn Hills, MI  49326.  Our telephone number is 248-370-9900.

The Offering

Common Stock Offered by the Selling Shareholder hereby
4,340,000 shares issuable upon the conversion of outstanding shares of preferred stock - 4,340,000 of such shares will be converted from 2,170 preferred shares acquired under the August 28, 2008 Securities Purchase Agreement at a conversion price of $.50 per share

Common Stock Outstanding Before and After this Offering
32,233,600 common shares outstanding as of June 30, 2009 and 36,573,600 common shares outstanding after this offering which includes 4,340,000 common shares converted from convertible preferred stock by the selling shareholder(1)

Use of Proceeds	We will not receive any proceeds from the shares sold by the selling shareholder.
Plan of Distribution
The selling shareholder plans to sell up to all of the shares being offered in this offering from time to time at a time determined by its assessment of market conditions. See “Plan of Distribution” for additional information.

Risk Factors
You should carefully read and consider the information set forth under the heading titled “Risk Factors” and all other information set forth in this prospectus before deciding to invest in shares of our common stock.

Over-The-Counter Bulletin Symbol	“ECOC”

(1)
Based on shares outstanding on June 30, 2009.  This figure does not include shares which may be issued upon exercise or conversion of stock options or warrants.  See Item 9 for further information regarding the inability of our note holders to convert such notes into common stock.

Unless otherwise noted, all information in this prospectus assumes the conversion of 2,170 5% convertible preferred shares into 4,340,000 shares of common stock.

Risk Factors

Prospective and existing investors should carefully consider the following risk factors in evaluating our business.  The factors listed below represent the known material risks that we believe could cause our business results to differ from the statements contained herein.    It should be recognized that other known and unknown risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

We have generated minimal revenue and have a history of significant operating losses

We are a company that has failed to generate significant revenue as yet and had an accumulated deficit of $21,043,440 as of  June 30,  2009.   We have a limited operating history upon which investors may rely to evaluate our prospects.  Such prospects must be considered in light of the problems, expenses, delays and complications associated with a business that seeks to generate more significant revenue.  We have generated nominal revenue to date and have incurred significant operating losses.  Our operating losses have resulted principally from costs incurred in connection with our capital raising efforts and becoming a public company through a merger, promotion of our products, and from salaries and general and administrative costs.  We have maintained minimal cash reserves since October 2008 and have relied solely on additional investment from Equity 11 .   Equity 11 is not committed to make any additional investments.  We will need to raise additional capital from Equity 11 or other investors in 2009 in order to continue to fund our operations.

We have entered the emerging business of nanotechnology, which carries significant developmental and commercial risk

We have expended in excess of $1,000,000 to develop our nanotechnology-enabled  and other products.  We expect to continue expending significant sums in pursuit of further development of our technology. Such research and development involves a high degree of risk with significant uncertainty as to whether a commercially viable product will result.

We expect to continue to generate operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability

We expect to continue to incur operating losses.  Our ability to commence revenue generating operations and achieve profitability will depend on our products functioning as intended, the market acceptance of our liquid nano-technology™ products and our capacity to develop, introduce and bring additional products to market.  We cannot be certain that we will ever generate significant sales or achieve profitability.  The extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

Our auditors have expressed a going concern opinion

We have incurred losses, primarily as a result of our inception stage, general and administrative, and pre-production expenses and our limited amount of revenue.  Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern.

We will need additional financing in 2009

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, and the results of future research and development and competition.  Our past capital raising activities have not been sufficient to fund our working and other capital requirements and we will need to raise additional funds through private or public financings in 2009. Such financing could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to make acquisitions and borrow from other sources.  In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders.  During our last fiscal year ended September 30, 2008, we relied on short term debt financing, most of which carried a 25% interest rate, to fund our operations.  As of June 30 , 2009, we were in default on approximately $695,648 in short term debt, including accrued interest, and raised only $825,000 from the issuance of a note and the sale of convertible preferred shares during the nine months ended June 30, 2009.  Although on May 15, 2009, we entered into a Convertible Preferred Securities Agreement with Equity 11 under which Equity 11 may purchase additional shares of our preferred stock, it does not have any commitments for additional financing from Equity 11.  We have maintained minimal cash reserves since October 2008 and have relied solely on additional investment from Equity 11.   Equity 11 is not committed to make any additional investments.   We will need to raise additional capital from Equity 11 or other investors in 2009 in order to continue to fund our operations.  We cannot be certain that additional funds will be available on terms attractive to us or at all.  If adequate funds are not available, we may be required to curtail our pre-production, sales and research and development activities and/or otherwise materially reduce our operations.  Our inability to raise adequate funds will have a material adverse effect on our business, results of operations and financial condition and may force us to seek protection under the bankruptcy laws.

We are dependent on key personnel

Our success will be largely dependent upon the efforts of our executive officers.  The loss of the services of our executive officers could have a material adverse effect on our business and prospects.   We cannot be certain that we will be able to retain the services of such individuals in the future.  Our research and development efforts are dependent upon a single executive, Sally Ramsey, with whom we have entered into an employment agreement which expires on December 31, 2012.   Our success will be dependent upon our ability to hire and retain qualified technical, research, management, sales, marketing, operations, and financial personnel.  We will compete with other companies with greater financial and other resources for such personnel.  Although we have not to date experienced difficulty in attracting qualified personnel, we cannot be certain that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.  We do not have employment agreements with our Chief Executive Officer, Chief Operating Officer, General Counsel or Chief Financial Officer.

We Rely on Computer Systems for Financial Reporting and other Operations and any Disruptions in Our Systems Would Adversely Affect Us

We rely on computer systems to support our financial reporting capabilities and other operations. As with any computer systems, unforeseen issues may arise that could affect our ability to receive adequate, accurate and timely financial information, which in turn could inhibit effective and timely decisions. Furthermore, it is possible that our information systems could experience a complete or partial shutdown. If such a shutdown occurred, it could impact our ability to report our financial results in a timely manner or to otherwise operate our business.  In this regard, our financial data in our accounting software (QuickBooks) became corrupted and unusable in late July 2009 and the backup system for our computer systems failed to backup the data. This resulted in a delay in our ability to complete our financial statements for the June 30, 2009 quarter and to file our Form 10-Q with the SEC for such period.

Risks Related to our Business

We are operating in both mature and developing markets, and there is uncertainty as to acceptance of our technology and products in these markets

We researched the markets for our products using our own personnel rather than third parties.  We have conducted limited test marketing and, thus, have relatively little information on which to estimate our levels of sales, the amount of revenue our planned operations will generate and our operating and other expenses.   We cannot be certain that we will be successful in our efforts to market our products or to develop our markets in the manner we contemplate.

Certain markets, such as electronics and specialty packaging, are developing and rapidly evolving and are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer.  Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty.  In mature markets, such as automotive or general industrial, we may encounter resistance by our potential customers in changing to our technology because of the capital investments they have made in their present production or manufacturing facilities.  Thus, we cannot be certain that our technology and products will become widely accepted. We do not know our future growth rate, if any, and size of these markets. If a substantial market fails to develop, develops more slowly than expected, becomes saturated with competitors or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially adversely affected.

Our technology is also intended to be marketed and licensed to component or device manufacturers for inclusion in the products they market and sell as an embedded solution.  As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to adopt our coating solution into their production or manufacturing facilities unless our technology and products are proven to be both reliable and available at a competitive price and the cost-benefit analysis is favorable to the particular industry.  Even assuming acceptance of our technology, our potential customers may be required to redesign their production or manufacturing facilities to effectively use our Liquid Nanotechnology™ coatings.  The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products.  A lack of, or delay in, market acceptance of our Liquid Nanotechnology™ products would adversely affect our operations.   We do not know if we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

We expect that our products will have a long sales cycle

One of our target markets is the original equipment manufacturer (OEM) market. OEMs traditionally have substantial capital investments in their plant and equipment, including the coating portion of the production process.  In this market, the sale of our coating technology will be subject to budget constraints and resistance to change with respect to long-established production techniques and processes, which could result in a significant reduction or delay in our anticipated revenues.  We cannot assure investors that such customers will have the necessary funds to purchase our technology and products even though they may want to do so.  Further, even if such customers have the necessary funds, we may experience delays and relatively long sales cycles due to their internal-decision making policies and procedures and reticence to change.

Our target markets are characterized by new products and rapid technological change

The target markets for our products are characterized by rapidly changing technology and frequent new product introductions.  Our success will depend on our ability to enhance our planned technologies and products and to introduce new products and technologies to meet changing customer requirements.  We intend to devote significant resources toward the development of our Liquid Nanotechnology™ solutions.   We are not certain that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the coatings market.    We do not know if technologies developed by others will adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

There is a significant amount of competition in our market

The industrial coatings market is extremely competitive.  Competitive factors our products face include ease of use, quality, portability, versatility, reliability, accuracy, cost, switching costs and other factors.  Our primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have.  There are direct competitors who have competitive technology and products for many of our products.  New companies will likely enter our markets in the future.  Although we believe that our products are distinguishable from those of our competitors on the basis of their technological features and functionality at an attractive value proposition, we may not be able to penetrate any of our anticipated competitors’ portions of the market.  Many of our anticipated competitors have existing relationships with manufacturers that may impede our ability to market our technology to potential customers and build market share.  We do not know that we will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition.

We have limited marketing capability

We have limited marketing capabilities and resources.  In order to achieve market penetration, we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our technology and products.  Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts, including our ability to establish strategic marketing arrangements with OEMs and suppliers.   We cannot be certain that we will be able to enter into any such arrangements or if entered into that they will be successful.  Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition.  Even if developed, such marketing capabilities may not lead to sales of our technologies and products.

We have limited manufacturing capacity

We have limited manufacturing capacity for our products.  In order to execute our contemplated direct sales strategy, we will need to either: (i) acquire existing manufacturing capacity; (ii) develop a manufacturing capacity “in-house”; or (iii) identify suitable third parties with whom we can contract for the manufacture of our products.  To either acquire existing manufacturing capacity or to develop such capacity, significant capital or outsourcing will be required.    We may not be able to  raise the necessary capital to acquire existing manufacturing capacity or to develop such capacity.  Moreover, we have not identified potential third parties with whom we could contract for the manufacture of our coatings.   We cannot be certain that such arrangements, if consummated, would be suitable to meet our needs.

We are dependent on manufacturers and suppliers

We purchase, and intend to continue to purchase, all of the raw materials for our products from a limited number of manufacturers and suppliers.

We do not intend to directly manufacture any of the chemicals or other raw materials used in our products.  Our reliance on outside manufacturers and suppliers is expected to continue and involves several risks, including limited control over the availability of raw materials, delivery schedules, pricing and product quality.  We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the raw materials for our products are produced by a very small number of specialized manufacturers.  While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such materials from such manufacturers, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required materials and we may also be required to pay higher costs for our materials.

We are uncertain of our ability to protect our technology through patents

Our ability to compete effectively will depend on our success in protecting our proprietary Liquid Nanotechnology™, both in the United States and abroad.  We have filed for patent protection in the United States and certain other countries to cover a number of aspects of our Liquid Nanotechnology™.  The U.S. Patent Office (“USPTO”) has issued seven patents to us.  We have five applications still pending before the USPTO and twenty-two patent applications pending in other countries, plus three pending ICT international patent applications.

We do not know if  any additional patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any additional patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

We do not know if any of our current or future patents will be enforceable to prevent others from developing and marketing competitive products or methods.  If we bring an infringement action relating to any of our patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.  Furthermore, we may not be successful in enforcing our patent rights.

Further, patent infringement claims in the United States or in other countries will likely be asserted against us by competitor s or others, and if asserted, we may not be successful in defending against such claims.  If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms.  Alternatively, in the event a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe so as to avoid infringement liability.  Any redesign efforts undertaken by us might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect our proprietary technology and information

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement in special formulations to achieve and thereafter maintain a competitive advantage.  Although we have entered into confidentiality and employment agreements with some of our employees, consultants, certain potential customers and advisors, we cannot be certain that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how.  Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks related to our license arrangements

We have licensing agreements with DuPont and Red Spot Paint & Varnish regarding their use of our technology for specific formulations for designated applications.  The DuPont license provides multiple formulas for use on metal parts in the North American automotive market.  To date, this license has not generated any ongoing royalty payments.  We also have a licensing agreement with Red Spot that provides formulations for specific tank coatings. Such licenses are renewable provided the parties are in compliance with the agreements.  Although these licenses provide for royalties based upon net sales of our UV-cured coating formulations, it is unlikely that Red Spot or DuPont will aggressively market products with our coatings and thus entitle us to receive royalties at any level.

We have not completed our trademark registrations

We have received approval of “EZ Recoat™”, “Liquid Nanotechnology™”, “Ecology Coatings™” as trademarks in connection with our proposed business and marketing activities.  Although we intend to pursue the registration of our marks in the United States and other countries, prior registrations and/or uses of one or more of such marks, or a confusingly similar mark, may exist in one or more of such countries, in which case we might be precluded from registering and/or using such mark in certain countries.

There are economic and general risks relating to our business

The success of our activities is subject to risks inherent in business generally, including demand for products and services; general economic conditions; changes in taxes and tax laws; and changes in governmental regulations and policies.  For example, difficulties in obtaining credit and financing and the recent slowdown in the U.S. automotive industry have made it more difficult to market our technology to that industry.

Risks Related to our Common Stock

Our stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. Further, the limited market for our shares may make it difficult for our investors to sell our common stock for a positive return on investment.

The public market for our common stock has historically been very volatile. During fiscal year 2008, our low and high market prices of our stock were $.51 per share (August 18, 2008) and $3.65 per share (January 7, 2008).  Any future market prices for our shares are likely to continue to be very volatile. This price volatility may make it more difficult for our shareholder to sell our shares when desired.  We do not know of any one particular factor that has caused volatility in our stock price.  However, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies.  Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the volume of our traded shares and the market for our common stock is very limited.  During the past fiscal year, there have been several days where no shares of our stock have traded.  A larger market for our shares may never develop or be maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  As a result, this may make it very difficult for our shareholder to sell our common stock.

Control by key stockholders

As of June 30, 2009, Richard D. Stromback, Douglas Stromback, Deanna Stromback, who are the brother and sister of Richard D. Stromback, respectively, Sally J.W. Ramsey, and Equity 11 held shares representing approximately 78.2% of the voting power of our outstanding capital stock prior to any sales of any common stock by Equity 11 in this offering and 66.1% of the voting power assuming the sale of all of the 4,340,000 shares which may be sold in this offering .  In addition, pursuant to the Securities Purchase Agreement we entered into with Equity 11 in August 2008, Equity 11 has the right to effectively control our Board of Directors with the right to appoint three of the five members of our Board of Directors.  Additionally, Equity 11 has the right to appoint our Chief Executive Officer.  The stock ownership and governance rights of such parties constitute effective voting control over all matters requiring stockholder approval.  These voting and other control rights mean that our other stockholders will have only limited rights to participate in our management.  The rights of our controlling stockholders may also have the effect of delaying or preventing a change in our control and may otherwise decrease the value of the shares and voting securities owned by other stockholders.

Our common stock is considered a “penny stock,” any investment in our shares is considered to be a high-risk investment and is subject to restrictions on marketability

Our common stock is considered a “penny stock” because it is traded on the OTC Bulletin Board and it trades for less than $5.00 per share. The OTC Bulletin Board is generally regarded as a less efficient trading market than the NASDAQ Capital or Global Markets or the New York Stock Exchange.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock will be subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of our shareholder to sell our common stock in the secondary market in the future.

We have never paid dividends and have no plans to do so in the future

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings, if any, to provide funds for the operation of our business.  Our Securities Purchase Agreement with Equity 11 prevents the payment of any dividends to our common stockholders without the prior approval of Equity 11.   Dividends for the preferred shares held by Equity 11 have not been paid in cash.  Thus far, the dividends have been paid through the issuance of additional preferred shares.

The issuance and exercise of additional options, warrants, and convertible securities may dilute the ownership interest of our stockholders

As of June 30 , 2009, we had granted options to purchase 4,282,119 shares of our common stock under our 2007 Stock Option and Restricted Stock Plan (the “2007 Plan).  On December 1, 2008, we issued a dividend in lieu of cash to Equity 11 of 24 convertible preferred shares which are convertible into 48,000 shares of common stock.  On June 1, 2009, we issued additional shares of preferred stock as a dividend in lieu of cash to Equity 11 of 55 convertible preferred shares which are convertible into 110,000 shares of our common stock.  The total potential number of common shares to be issued under the Securities Purchase Agreement assuming issuance and conversion of all of the convertible preferred shares issued under the Securities Purchase Agreement is 4,872,000.  The Securities Purchase Agreement provides for the issuance of 500 warrants for each convertible preferred share issued and entitles Equity 11 to purchase one share of our common stock at $.75 per common share for each warrant.  As of June 30, 2009, we had issued warrants to purchase 4,518,500 shares of our common stock which includes 1,178,500 warrants issued to Equity 11.  On May 15, 2009, we entered into a new Convertible Preferred Securities Agreement with Equity 11.  Shares purchased under this Agreement are convertible into our common shares at a price equal to twenty percent (20%) of the average closing price of our common stock for the five trading days immediately prior to purchase.  As of June 30 , 2009, 364 of these preferred shares had been sold under this Agreement which are convertible into 4,427,778 of our common shares.  As of June 30, 2009, there was $695,648 outstanding in principal and accrued interest on notes held by Investment Hunter, LLC, George Resta and Mitchell Shaheen.   Although these notes were convertible at one time, they are no longer convertible.  To the extent that our outstanding stock options and warrants are exercised and convertible preferred shares are converted to common stock, dilution to the ownership interests of our stockholders will occur.
We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The common stock and preferred stock can be issued by our Board of Directors without stockholder approval.  Any future issuances of our common stock or preferred stock could further dilute the percentage ownership of our existing stockholders.

Indemnification of officers and director

Our Articles of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties.  In addition, we maintain Directors and Officers liability insurance.  Our shareholder will have only limited recourse against such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

Sales of our stock by the Selling Stockholder may drive the price of our stock down

Our common stock is “thinly” traded as it has very low daily trading volume.  On some trading days, no shares of our stock are sold.  In addition, we may file additional registration statements for shares held by Equity 11 as the SEC rules may permit.  Once registered, these shares may be sold on the OTC Bulletin Board.  Future sales of a substantial number of shares by the selling shareholder will likely put a downward pressure on the price of our stock.
Short Selling may drive the price of our stock down

Short selling is the practice of selling securities that have been borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale and the repurchase, as he will pay less to buy the securities than he received on selling them. Conversely, the short seller will make a loss if the price of the security rises.  The ability of the Selling Shareholder to sell a substantial number of shares and the downward pressure on the price of our common stock that may result may encourage short selling of our common stock by third parties.  Such short selling will cause additional downward pressure on the price of our stock.

 FORWARD LOOKING STATEMENTS

Except for statements of historical fact, the information presented herein constitutes forward-looking statements . These forward-looking statements generally can be identified by phrases such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “foresees,” “intends,” “plans,” or other words of similar import.  Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, our ability to: successfully commercialize our technology; generate revenues and achieve profitability in an intensely competitive industry; compete in products and prices with substantially larger  and better capitalized competitors; secure, maintain and enforce a strong intellectual property portfolio; attract immediate additional capital sufficient to finance our working capital requirements, as well as any investment of plant, property and equipment; develop a sales and marketing infrastructure; identify and maintain relationships with third party suppliers who can provide us a reliable source of raw materials; acquire, develop, or identify for our own use, a manufacturing capability; attract and retain talented individuals; continue operations during periods of adverse changes in general economic or market conditions, and; other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, specifically, the “Risk Factors” enumerated herein.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements may differ from the past.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report.  Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

In this prospectus, “Ecology”, “we”, “us”, or “our” refer to Ecology Coatings, Inc. and its wholly-owned subsidiary, Ecology Coatings, Inc., a California corporation.

ITEMS 4 and 5:  USE OF PROCEEDS, DETERMINATION OF OFFERING PRICE

We will not receive any of the proceeds resulting from the sale of the shares held by Equity 11, the selling shareholder.

Our common stock, par value $.001 per share (the “Common Stock”), is currently quoted on the OTC Bulletin Board under the symbol “ECOC”.  The high/low market prices of our common stock were as follows for the periods below, as reported on http://finance.google.com.  The quotations below reflect prices without retail markup, markdown, or commission and may not represent actual transactions.  Additionally, our Merger with OCIS was consummated on July 27, 2007.  Therefore, the quotations below for the first three quarters shown for the fiscal year ended September 30, 2007 reflect quotations prior to the completion of the reverse merger.

	High Bid	Low Bid
Fiscal Year 2009
1st Quarter	1.04	.65
2nd Quarter (through March 31, 2009)	.95	.25
3rd Quarter (through June 30, 2009)	.89	.31

Fiscal Year Ended September 30, 2008
1st Quarter	3.15	1.01
2nd Quarter	3.65	1.01
3rd Quarter	2.05	.52
4th Quarter	2.50	.51
Fiscal Year Ended September 30, 2007
1st Quarter	3.18	.76
2nd Quarter	2.22	1.46
3rd Quarter	4.85	1.59
4th Quarter	4.90	2.95

On June 30, 2009 the last reported sale price of our common stock on the Over-The-Counter Bulletin Board was $0.85 per share.

Holders of Record

As of June 30, 2009, there were approximately 284 holders of record of our common stock.  Equity 11 will hold 16,217,166 shares of our common stock if it converts all of its preferred shares into common shares.  We have agreed to register certain of Equity 11’s converted common shares under the registration statement of which this prospectus is a part,  pursuant to our Securities Purchase Agreement and Convertible Preferred Securities Agreement with Equity 11.  The sale of the 4,340,000 shares held by Equity 11 could have a material negative effect on the price of our common stock.

Dividends

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings, if any, to provide funds for the operation of our business.  Our Securities Purchase Agreement with Equity 11 prevents the payment of any dividends to our common stockholders without the prior approval of Equity 11.  We have paid dividends due Equity 11 for its preferred shares by issuing additional preferred shares in lieu of cash .

SEC Reports

We are an SEC reporting company and are current in filing our quarterly, annual and other reports with the SEC.  On January 30, 2009, we voluntarily sent all shareholders our FY 2008 10-KSB filed with the SEC on December 23, 2008 as our FY 2008 annual report.  A cover letter from our CEO accompanied the 10-KSB and was filed with the SEC on January 30, 2009.  The public may read and copy materials we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information we have filed electronically with the SEC and these may be accessed at http://www.sec.gov.  These filings may also be accessed at our website:  www.EcologyCoatings.com.

Equity Compensation Plans
The following table sets forth certain information as of June 30, 2009, concerning outstanding options and rights to purchase common stock granted to participants in all of our equity compensation plans and the number of shares of common stock remaining available for issuance under such equity compensation plans.
Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options, Warrants	Price of Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,282,119	$1.34	1,217,881

Equity compensation plans not approved by security holders	-	-	-

Total	4,282,119	$1.34	1,217,881

ITEM 6:  DILUTION

Not applicable.

ITEM 7:  SELLING SECURITY HOLDER

The table below sets forth information concerning beneficial ownership of our common stock as of June 30, 2009, and as adjusted to reflect the shares of common stock to be issued and sold in this offering by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of executive officers and directors as a group.

The selling stockholder acquired our securities pursuant to private placements of our shares.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does necessarily indicate beneficial ownership for any other purpose.  Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options, warrants or convertible securities held by the respective person or group that may be exercised within 60 days after June 9, 2009.

As of June 30, 2009, we had 50,333,997  shares of common stock outstanding, including 32,233,600 common shares, 2,436 shares of convertible preferred stock which can be converted into 4,872,000 common shares, 364 shares of convertible preferred stock, Series B which can be converted into 4,427,778 common shares, warrants to acquire 4,518,500 common shares and stock options vested or that will vest within sixty days of June 30, 2009 to acquire 4,282,119 common shares.  The percentage of beneficial ownership is based on 50,333,997 shares of common stock outstanding as of June 30, 2009 and 50,333,997shares of common stock outstanding after completion of this offering.  Of the 50,333,997 common shares outstanding as of June 30, 2009, 30,495,383 were held by affiliates and 19,838,614 were held by non-affiliates.  For purposes of the foregoing, we have treated all shares held by executive officers, directors and Equity 11 as “affiliate” shares.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.  Unless otherwise noted below, the address of each person listed on the table is c/o Ecology Coatings, Inc., 2701 Cambridge Court , Suite 100, Auburn Hills, MI  48326.  Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Equity 11 and our Directors and Officers currently hold the following number of our common shares and warrants:

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Shares	Percentage
10 % Stockholders:
Equity 11, Ltd. (1)	16,394,166	34.2%	4,340,000	12,054,166	23.9%
Richard Stromback (4)	10,710,000	22.3%	—	10,710,000	21.3%

Named Executive Officers and Directors:
Richard Stromback (4)	10,710,000	22.3%	—	10,710,000	21.3%
Sally Ramsey	3,000,000	6.3%	—	3,000,000	6%
Rocco DelMonaco (5)	—	—	—	100,000	*
Joseph Nirta (6)	—	—	—	100,000	*
Robert Crockett	—	—	—	330,000	*
Thomas Krotine (7)	341,217	*	—	341,217	*
Daniel Iannotti	—	—	—	330,000	*
Kevin Stolz (10)	50,000	*	*	125,000	*
J.B. Smith (8)	16,394,166	34.2%	4,340,000	12,054,166	23.9%
Others:
Trimax, LLC (9)	—		—	3,050,000
All executive officers and directors as a group (nine people)	30,495,383	61%	4,340,000	27,090,383	53.8%

(1) Includes warrants to acquire 1,178,500 shares, 727,000 shares issuable upon the exercise of options exercisable within 60 days of June 9, 2009, and 9,299,778 shares issuable upon conversion of 5% preferred stock convertible within 60 days of June 9, 2009.  Mr. J.B. Smith is the Managing Partner of Equity 11, Ltd. and may be deemed to share voting and dispositive power over the shares held by Equity 11, Ltd and options held by Sales Attack LC.  Mr. Smith disclaims beneficial ownership of shares held by Equity 11, Ltd., except to the extent of any pecuniary interest therein.   Mr. Smith is the managing partner of Sales Attack LC.  Sales Attack LC provides marketing services to us pursuant to a Consulting Agreement entered into on September 17, 2008.  The selling shareholder and Mr. Smith are not broker-dealers nor affiliates of broker-dealers.
(2) Douglas Stromback is the brother of Richard D. Stromback.
(3) Deanna Stromback is the sister of Richard D. Stromback.
(4) Includes 62,500 shares owned beneficially and of record by his wife, Jill Stromback but does not include 6,000,000 shares held by Mr. Stromback’s brother and sister, Doug and Deanna Stromback.   Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of June 9, 2009.
(5)  Mr. DelMonaco’s address is: 737 3rd Street Northeast, Washington, D.C. 20002.
(6) Mr. Nirta’s address is: 5600 Orion Road, Rochester, MI 48306.
(7) Includes 331,217 shares issuable upon the exercise of options exercisable within 60 days of June 30 , 2009.
(8) Includes 100,000 shares issuable upon the exercise of options exercisable within 60 days of June 30 , 2009.  Mr. Smith is the Managing Partner of Equity 11, Ltd. and may be deemed to share voting and dispositive power over the shares held by Equity 11, Ltd. and options held by Sales Attack LC.  Mr. Smith disclaims beneficial ownership of shares held by Equity 11, Ltd., except to the extent of any pecuniary interest therein.
(9) Represents shares issuable upon the exercise of vested and unvested Trimax LLC stock options and warrants.
(10) Includes 50,000 shares issuable upon the exercise of options within 60 days of June 30, 2009.

INFORMATION REGARDING SHARES ISSUED TO EQUITY 11

The following table identifies the investment amounts, number of preferred shares purchased , number of common shares to be issued if the preferred shares are converted and the weighted average cost per share of the shares held by the selling shareholder, and purchased under the August 28, 2008 Securities Purchase Agreement and the May 15, 2009 Convertible Preferred Securities Purchase Agreement:

Sales Under Securities Purchase Agreement Date August 28, 2008:

Preferred Shares Selling Date	Amount Sold	No. of Preferred Shares	Conversion Price - Cost Per Share	No. of Common Shares When Converted	Market Price Per Share on Date of Sale
August 28, 2008	$1,260,000	1,260	$.50	2,520,000	$.62
September 26, 2008	$750,000	750	$.50	1,500,000	$1.10
December 1, 2008 Dividend		24	$.50	48,000
January 23, 2009	$94,000	94	$.50	188,000 (1)	$.90[1]
February 11, 2009	$30,000	30	$.50	60,000	$.65
February 18, 2009	$25,000	25	$.50	50,000	$.48
February 26, 2009	$40,000	40	$.50	80,000 (2)	$.55[2]
March 10, 2009	$23,000	23	$.50	46,000	$.88
March 26, 2009	$80,000	80	$.50	160,000	$.60[3]
April 14, 2009	$21,000	21	$.50	42,000	$.65
April 29, 2009	$34,000	34	$.50	68,000	$.35
June 1, 2009 Dividend		55		110,000	$.45

Sales Under Securities Purchase Agreement Date May 15, 2009:

May 15, 2009	$276,000	276	$.08	3,450,000	$.40
May 27, 2009	$40,000	40	$.09	444,444	$.50
June 1, 2009 Dividend		-		-
June 10, 2009	$20,000	20	$.09	222,222	$.45
June 26, 2009	$28,000	28	$.09	311,111	$.55
July 24, 2009	$75,000	75	$.10	750,000	$.64

TOTAL:	$2,796,000	2,875	$.28	10,049,777

(1)	No shares were traded on January 23, 2009. The closest previous day that the shares were traded was on January 15, 2009 and the closing price on that date was $.90 per share.
(2)	No shares were traded on February 26, 2009. The closest previous day that the shares were traded was on February 19, 2009 and the closing price on that date was $.55 per share.
(3)	No shares were traded on March 26, 2009. The closest previous day that the shares were traded was on March 25, 2009 and the closing price on that date was $.60 per share.

The following table identifies the dollar value of the selling shareholder’s investment in the shares of preferred stock to be converted into common shares which are being registered under this registration statement and the market value of those shares of common stock on the date of each investment:

Preferred Shares Selling Date	Selling Shareholder’s Investment	No. of Preferred Shares	Conversion Price Per Share	No. of Common Shares When Converted	Market Price Per Share on Date of Investment	Market Value of Investment
August 28, 2008	$1,260,000	1,260	$.50	2,520,000	$.62	$1,562,400
September 26, 2008	$750,000	750	$.50	1,500,000	$1.10	$1,650,000
December 1, 2008 Dividend		24	$.50	48,000	$.75	$36,000
January 23, 2009	$94,000	94	$.50	188,000	$.90 (1)	$169,200
February 11, 2009	$30,000	30	$.50	60,000	$.65	$39,000
February 18, 2009	$12,000	12	$.50	24,000	$.48	$11,520

TOTAL:	$2,146,000	2,170	$.50.	4,340,000		$4,176,680
(1)	No shares were traded on January 23, 2009. The closest previous day that shares were traded was January 15, 2009 and the closing price on that date was $.90 per share.

We will not receive any of the proceeds from sales by selling shareholder of the common shares under this registration statement.  The only payments we anticipate making to the selling shareholder within one year of the sales of such stock by the selling shareholder are noted in Item 11 .  However, if Equity 11 and its affiliates exercise all of its outstanding warrants and stock options, we will receive $1,546,425.

The total possible profit the selling shareholder could realize as a result of the conversion discount for the common shares that are included under this registration statement is shown below:

Preferred Shares Selling Date	Selling Shareholder’s Investment	No. of Preferred Shares	Conversion Price Per Share	No. of Common Shares When Converted	Market Price Per Share on Date of Sale	Market Price of Investment	Potential Profit/Discount to Market Price
August 28, 2008	$1,260,000	1,260	$.50	2,520,000	$.62	$1,562,400	$302,400
September 26, 2008	$750,000	750	$.50	1,500,000	$1.10	$1,650,000	$900,000
December 1, 2008 Dividend		24	$.50	48,000	$.75	$36,000	$36,000
January 23, 2009	$94,000	94	$.50	188,000	$.90 (1)	$169,200	$75,200
February 11, 2009	$30,000	30	$.50	60,000	$.65	$39,000	$9,000
February 18, 2009	$25,000	25	$.50	50,000	$.48	$24,000	($1,000)
February 26, 2009	$40,000	40	$.50	80,000	$.55 (2)	$44,000	$4,000
March 10, 2009	$23,000	23	$.50	46,000	$.88	$40,480	$17,480
March 26, 2009	$80,000	80	$.50	160,000	$.60 (3)	$96,000	$16,000
April 14, 2009	$21,000	21	$.50	42,000	$.65	$27,300	$6,300
April 29, 2009	$34,000	34	$.50	68,000	$.35	$23,800	($10,200)
June 1, 2009 Dividend		55		110,000	$.45	$49,500	$49,500
May 15, 2009	$83,000	83	$.08	1,037,500	$.40	$415,000	$332,000

TOTAL:	$2,440,000			5,909,500		$4,176,680	$1,736,680
(1)	No shares were traded on January 23, 2009. The closest previous day that shares were traded was January 15, 2009 and the closing price on that date was $.90 per share.
(2)	No shares were traded on February 26, 2009. The closest previous day that shares were traded was February 19, 2009 and the closing price on that date was $.55 per share.
(3)	No shares were traded on March 26, 2009. The closest previous day that shares were traded was March 25, 2009 and the closing price on that date was $.60 per share.

The total possible profit the selling shareholder could realize as a result of the warrants issued to the selling shareholder under the August 28, 2008 Securities Purchase Agreement is shown below:

Warrant Issue Date	Selling Shareholder’s Investment	No. of Shares	Purchase Price Per Share	Total Purchase Price of Warrant	Market Price Per Share on Warrant Issue Date	Market Value of Warrant	Potential Profit/Discount to Market Price
August 28, 2008	$0 (1)	630,000	$.75	$472,500	$.62	$390,600	($81,900)
September 26, 2008	$0 (1)	375,000	$.75	$281,250	$1.10	$412,500	$131,250
January 23, 2009	$0 (1)	47,000	$.75	$35,250	$.90 (2)	$42,300	$7,050
February 11, 2009	$0 (1)	15,000	$.75	$11,250	$.65	$9,750	($1,500)
February 18, 2009	$0 (1)	12,500	$.75	$9,375	$.48	$6,000	($3,375)
February 26, 2009	$0 (1)	20,000	$.75	$15,000	$.55 (3)	$11,000	($4,000)
March 10, 2009	$0 (1)	11,500	$.75	$8,625	$.88	$10,120	$1,495
March 26, 2009	$0 (1)	40,000	$.75	$30,000	$.60 (4)	$24,000	($6,000)
April 14, 2009	$0 (1)	10,750	$.75	$8,062	$.65	$6,987	($1.075)
April 29, 2009	$0 (1)	16,750	$.75	$12,563	$.35	$5,863	($6,700)

						TOTAL:	$35,245
(1)	These warrants were issued with each investment by Equity 11 in shares of preferred stock under the Securities Purchase Agreement dated August 28, 2008.
(2)	No shares were traded on January 23, 2009. The closest previous day that the shares were traded was on January 15, 2009 and the closing price on that date was $.90 per share.
(3)	No shares were traded on February 26, 2009. The closest previous day that the shares were traded was on February 19, 2009 and the closing price on that date was $.55 per share.
(4)	No shares were traded on March 26, 2009. The closest previous day that the shares were traded was on March 25, 2009 and the closing price on that date was $.60 per share.

The following table identifies the total payments to the selling shareholder and the total discount to the market price of the common shares and warrants to be issued to the selling shareholder as a percentage of the net proceeds to us:

Gross Proceeds from Sale of Preferred Stock	Payments made or required to be made to Selling Shareholder (1)	Total Discount to Market By Selling Shareholder for common stock and warrants	Total Payments to Selling Shareholder as a Percentage of Gross Proceeds	Total Discount to Market Price as a Percentage of Gross Proceeds

$2,796,000	$452,382.82	$1,945,650	16%	69%
(1)	See Item 11 for the calculation of this figure.

The following identifies the number of shares outstanding prior to the selling shareholder’s initial investment in us and information regarding the registration of such shares:

# of shares outstanding prior to Selling Shareholder’s initial investment	# of shares registered for resale by selling shareholder in prior registration statements	# of shares registered for resale by selling shareholder that continue to held by Selling Shareholder	# of shares sold in registered resale transactions by Selling Shareholder	# of shares registered for resale on behalf of Selling Shareholder
32,233,600	0	4,340,000	0	4,340,000

ITEM 8:  PLAN OF DISTRIBUTION

Equity 11, as the selling shareholder of the common stock hereunder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock subject to the prospectus on the Over-The-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder may use one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.  So long as the selling shareholder is an affiliate of Ecology Coatings, as defined under applicable SEC rules, under Rule 144, the selling shareholder may not sell in any three month period a number of shares which exceeds the greater of:  i) one percent of the outstanding shares shown in our most recent SEC report or statement, or ii) the average weekly reported volume of trading in our common stock as reported by the Over-The-Counter Bulletin Board association during the four calendar weeks preceding prior to the notice of the Rule 144 sale.  In the event that the selling shareholder is not deemed to have been an "affiliate" at any time during the 90 days preceding a sale and has beneficially owned the shares proposed to be sold for at least six months, the selling shareholder would be entitled to sell those shares under Rule 144 subject to compliance with the public information requirements of Rule 144.  If such selling shareholder has beneficially owned the shares proposed to be sold for at least one year, then the selling shareholder is entitled to sell those shares without complying with any of the requirements of Rule 144.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules
The selling shareholder has informed us that it has not held a short position in our common stock, does not currently hold a short position in our common stock and that does not intend to engage in any short selling in our shares.  Short selling is the practice of selling securities that have been borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale and the repurchase, as he will pay less to buy the securities than he received on selling them. Conversely, the short seller will make a loss if the price of the security rises.  The ability of the Selling Shareholder to sell a substantial number of shares and the downward pressure on the price of our common stock that may result may encourage short selling of our common stock by third parties.  Such short selling will cause additional downward pressure on the price of our stock.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholder without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholder or any other person.  We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Important Information on Penny Stocks

Our stock is a “penny stock”.  The SEC requires your broker to give the following statement to you, and to obtain your signature to show that you have received it, before your first trade in a penny stock. This statement contains important information — and you should read it carefully before you sign it, and before you decide to purchase or sell a penny stock.

In addition to obtaining your signature, the SEC requires your broker to wait at least two business days after sending you this statement before executing your first trade to give you time to carefully consider your trade.

Penny stocks can be very risky.

Penny stocks are low-priced shares of small companies. Penny stocks may trade infrequently – which means that it may be difficult to sell penny stock shares once you have them. Because it may also be difficult to find quotations for penny stocks, they may be impossible to accurately price. Investors in penny stock should be prepared for the possibility that they may lose their whole investment.

While penny stocks generally trade over-the-counter, they may also trade on U.S. securities exchanges, facilities of U.S. exchanges, or foreign exchanges. You should learn about the market in which the penny stock trades to determine how much demand there is for this stock and how difficult it will be to sell. Be especially careful if your broker is offering to sell you newly issued penny stock that has no established trading market.

The securities you are considering have not been approved or disapproved by the SEC. Moreover, the SEC has not passed upon the fairness or the merits of this transaction nor upon the accuracy or adequacy of the information contained in any prospectus or any other information provided by an issuer or a broker or dealer.

Information you should get.

In addition to this statement, your broker is required to give you a statement of your financial situation and investment goals explaining why his or her firm has determined that penny stocks are a suitable investment for you. In addition, your broker is required to obtain your agreement to the proposed penny stock transaction.

Before you buy penny stock, federal law requires your salesperson to tell you the “offer” and the “bid” on the stock, and the “compensation” the salesperson and the firm receive for the trade. The firm also must send a confirmation of these prices to you after the trade. You will need this price information to determine what profit or loss, if any, you will have when you sell your stock.

The offer price is the wholesale price at which the dealer is willing to sell stock to other dealers. The bid price is the wholesale price at which the dealer is willing to buy the stock from other dealers. In its trade with you, the dealer may add a retail charge to these wholesale prices as compensation (called a “markup” or “markdown”).

The difference between the bid and the offer price is the dealer’s “spread.” A spread that is large compared with the purchase price can make a resale of a stock very costly. To be profitable when you sell, the bid price of your stock must rise above the amount of this spread and the compensation charged by both your selling and purchasing dealers. Remember that if the dealer has no bid price, you may not be able to sell the stock after you buy it, and may lose your whole investment.

After you buy penny stock, your brokerage firm must send you a monthly account statement that gives an estimate of the value of each penny stock in your account, if there is enough information to make an estimate. If the firm has not bought or sold any penny stocks for your account for six months, it can provide these statements every three months.

Additional information about low-priced securities – including penny stocks – is available on the SEC’s Web site at http://www.sec.gov/investor/pubs/microcapstock.htm. In addition, your broker will send you a copy of this information upon request. The SEC encourages you to learn all you can before making this investment.

Brokers’ duties and customer’s rights and remedies.

Remember that your salesperson is not an impartial advisor – he or she is being paid to sell you stock. Do not rely only on the salesperson, but seek outside advice before you buy any stock. You can get the disciplinary history of a salesperson or firm from FINRA at 1-800-289-9999 or contact FINRA via the Internet at www.finra.org. You can also get additional information from your state securities official. The North American Securities Administrators Association, Inc. can give you contact information for your state. You can reach NASAA at (202) 737-0900 or via the Internet at www.nasaa.org.

If you have problems with a salesperson, contact the firm’s compliance officer. You can also contact the securities regulators listed above. Finally, if you are a victim of fraud, you may have rights and remedies under state and federal law. In addition to the regulators listed above, you also may contact the SEC with complaints at (800) SEC-0330 or via the Internet at help@sec.gov.

ITEM 9:  DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Number of Shares of Common Outstanding After This Offering

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive ratably any dividends that are declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

As of June 30, 2009, 32,233,600 shares of our common stock were outstanding.  The number of shares of common stock outstanding after this offering will be 36,573,600, including common shares that are converted from certain preferred shares held by the selling shareholder.  The number of issuable shares of common stock issuable upon the exercise of options and warrants that are not vested and will not vest by October 1, 2009 is 1,517,000.

Although the note holders indentified in the table below initially had the right to convert their notes into common stock, that right has lapsed:

Note Holder	Amount Owing on June 30, 2009
Investment Hunter, LLC	$336,973
Mitch Shaheen I	$187,003
Mitch Shaheen II	$126,540
George Resta	$45,132

 For information regarding the dividend rights and dividend payment history of our common stock, see Item 7 of this prospectus.

Preferred Stock
On August 28, 2008, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with Equity 11, Ltd. (“Equity 11”) to issue up to $5,000,000 in convertible preferred securities.  The securities accrue cumulative dividends at 5% per annum and the entire amount then outstanding is convertible at the option of the investor into shares of our common stock at fixed price of $.50 per share.  The preferred securities carry “as converted” voting rights. As of June 30, 2009, we had issued 2,436 of these convertible preferred shares and warrants to acquire 1,178,500 common shares at $.75 per share.   When we sold additional convertible preferred securities under the Securities Purchase Agreement, we issued attached warrants (500 warrants for each $1,000 convertible preferred share sold).   The warrants are immediately exercisable, expire in five years, and entitle the investor to purchase one share of our common stock at $.75 per share for each warrant issued. Equity 11 will convert all of its 2,436 shares of convertible preferred securities into an aggregate of 4,872,000 shares of our common stock in connection with this offering.   If all of the convertible preferred shares are converted into common stock and all warrants are exercised under the Securities Purchase Agreement, Equity 11 will have acquired a total of 6,050,500 common shares pursuant to this Agreement.  Under Section 5.8 of the Securities Purchase Agreement with Equity 11 , we have agreed to file a registration statement with the SEC (of which the prospectus is a part) with respect to our shares of common stock held by Equity 11.   Until August 28, 2011, the Securities Purchase Agreement allows Equity 11 to elect three of the five members of our Board of Directors for a period of three years.  In addition, so long as Equity 11 retains at least 1,260 convertible preferred shares issued under the Securities Purchase Agreement, Equity 11 will have the right to appoint our Chief Executive Officer.   We were unable to pay the cash dividends due on December 1, 2008 and June 1, 2009 for preferred shares purchased under the Securities Purchase Agreement and, as is permitted under the Agreement, we issued additional preferred shares in lieu of cash.  Our ability to pay future dividends on preferred shares held by Equity 11 is dependent on our ability to generate revenue and/or raise additional capital from Equity 11 or others.

On May 15, 2009, we entered into a Convertible Preferred Securities Agreement (the “Preferred Securities Agreement”) with Equity 11 for the issuance and sale of 5.0% Cumulative Convertible Preferred Shares, Series B of the Company at a purchase price of $1,000 per share.    Equity 11 may convert the Convertible Preferred Shares into shares of our common stock at a fixed conversion price that is twenty percent (20%) of the average of the closing price of our common stock on the Over-The-Counter Bulletin Board  for the five trading days prior to each investment.  Under Section 5.8 of the Preferred Securities Agreement, we have agreed to file a registration statement with the SEC (of which the prospectus is a part) with respect to the shares of our common stock held by Equity 11.   Until May 15, 2012, the Preferred Securities Agreement allows Equity 11 to elect three of the five members of our Board of Directors.  In addition, so long as Equity 11 retains at least 1,501 convertible preferred shares issued under the Preferred Securities Agreement, Equity 11 will have the right to appoint our Chief Executive Officer.  We were unable to pay the cash dividend due on June 1, 2009 for preferred shares purchased under the Preferred Securities Agreement and  issued additional preferred shares in lieu of cash.  Our ability to pay future dividends is dependent on our ability to generate revenue and/or raise additional capital.

The Preferred Securities Agreement did not replace or terminate the terms of the Securities Purchase Agreement.  That is, the terms of the Securities Purchase Agreement will continue to apply to preferred stock and warrants issued under the Securities Purchase Agreement.  Similarly, the terms of the Preferred Securities Agreement will apply to preferred stock issued under the Preferred Securities Agreement.

Our board of directors is authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and powers and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of that series, any or all of which may be greater than the rights of common stock.  The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.  Other than pursuant to the Preferred Securities Agreement, we have no present plans to issue any shares of preferred stock.

Warrants
On August 28, 2008, we entered into the Agreement with Equity 11 to issue up to $5,000,000 in convertible preferred securities.  For each share of convertible preferred securities sold under this agreement, we will issue attached warrants (500 warrants for each $1,000 convertible preferred share sold).  The warrants are immediately exercisable, expire in five years, and entitle Equity 11 to purchase one share of our common stock at $.75 per share for each warrant issued.  As of June 9, 2009, Equity 11 held warrants to acquire our common stock as follows:

	Exercise	Date	Expiration
Number of Warrants	Price	Issued	Date
100,000	$0.75	July 28, 2008	July 28, 2013
5,000	$0.75	August 20, 2008	August 20, 2013
25,000	$0.75	August 27, 2008	August 27, 2013
500,000	$0.75	August 29, 2008	August 29, 2013
375,000	$0.75	September 26, 2008	September 26, 2013
47,000	$0.75	January 23, 2009	January 23, 2014
15,000	$0.75	February 12, 2009	February 12, 2014
12,500	$0.75	February 18, 2009	February 18, 2014
20,000	$0.75	February 26, 2009	February 26, 2014
11,500	$0.75	March 10, 2009	March 10, 2014
40,000	$0.75	March 26, 2009	March 26, 2014
10,750	$0.75	April 14, 2009	April 14, 2014
16,750	$.075	April 29, 2009	April 29, 2014

Total: 1,178,500

As of June 30 , 2009, we had the following additional warrants outstanding:

Number of Warrants	Issue Date	Expiration Date	Acquisition Price per Share	Held By
500,000	December 18, 2006	December 18, 2016	$.90	Trimax, LLC
2,000,000	November 11, 2008	November 11, 2018	$.50	Trimax LLC
12,500	March 1, 2008	March 1, 2018	$1.75	George Resta
262,500	February 5, 2008	February 5, 2018	$2.00	Hayden Capital USA, LLC
125,000	March 1, 2008	March 1, 2018	$1.75	Investment Hunter. LLC
210,000	June 9, 2008	June 9, 2018	$2.00	Hayden Capital USA, LLC
100,000	June 21, 2008	June 21, 2018	$.75	Mitchell Shaheen
100,000	July 14, 2008	July 14, 2018	$.50	Mitchell Shaheen
15,000	July 14, 2008	July 14, 2018	$1.75	George Resta
15,000	July 14, 2008	July 14, 2018	$1.75	Investment Hunter, LLC

Total: 3,340,000

Stock Options

Stock Option Plan.  On May 9, 2007, we adopted a stock option plan and reserved 4,500,000 shares for issuance thereunder.  On December 2, 2008, our Board of Directors authorized the addition of 1,000,000 shares of our common stock to the 2007 Plan.  All prior grants of options were included under this plan.  The plan provides for incentive stock options, nonqualified stock options, rights to restricted stock and stock appreciation rights.  Eligible recipients are employees, directors, and consultants. Only employees are eligible for incentive stock options.  The vesting terms are set by the Board of Directors.  All options expire 10 years after issuance.

We  granted non-statutory options as follows during the nine months ended June 30 , 2009:

	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average (Remaining) Contractual Term	Aggregate Fair Value
Outstanding as of September 30, 2008	$1.83	4,642,119	9.2	$5,011,500
Granted	$.77	490,000	9.4	$311,035
Exercised	---	---	---	---
Forfeited	$2.14	850,000	7.8	$928,806
Outstanding as of June 30 , 2009	$1.34	4,282,119	8.4	$4,393,729
Exercisable	$1.38	2,408,119	7.8	$2,875,310

2,408,119 of the options were exercisable as of June 30, 2009.  The options are subject to various vesting periods between June 26, 2007 and January 1, 2012.   The options expire on various dates between June 1, 2016 and January 1, 2022. Additionally, the options had no intrinsic value as of June 30 , 2009, as our stock price as of such date was greater than the exercise price of such options.
Our stock option plans are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) Number 123(R), Accounting for Stock-Based Compensation.  Under the provisions of SFAS Number 123(R), employee and director stock-based compensation expense is measured utilizing the fair-value method.

We account for stock options granted to non-employees under SFAS Number 123(R) using EITF 96-18 requiring the measurement and recognition of stock-based compensation to consultants under the fair-value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or a performance commitment exists.

In calculating the compensation related to employee/consultants and directors stock option grants, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.  See Note 7 of our Financial Statements included herein for additional information regarding our stock option plan.

Registration Rights

As of June 30 , 2009, we have issued stock options to purchase 4,282,119 shares.  We have filed a Form S-8 registration with the SEC to register the shares issuable upon exercise of the stock options held by employees and consultants.  The Form S-8 was filed with the SEC on April 9, 2009.

On July 21, 2007, we completed a private placement of 2,000,000 common shares and granted “piggyback” registration rights for those shares.  As of December 27, 2007, the non-affiliated holders of those shares were able to resell those shares pursuant to SEC Rule 144.
Piggyback Registration Rights

In connection with our reverse merger with OCIS, we granted piggyback registration rights to certain OCIS shareholders in a Registration Rights Agreement dated April 30, 2007.  The piggyback registration rights are in effect for two years from the close of the reverse merger (July 21, 2007).  The parties to this Agreement – Kirk Blosch, Jeff Holmes and Brent Schlesinger – have notified us that they have elected not to have their shares included in this registration.

Shareholders who purchased shares of our common stock pursuant to our 2007 Private Placement had certain registration rights.  Those rights have lapsed as of the date such stockholders were able to remove their restrictive stock legends from their shares pursuant to Rule 144.

The holders of certain promissory notes issued by us have piggyback registration rights if we complete an underwritten “new offering” which would result in proceeds of $1,000,000 or more.  To date, we have not undertaken such an offering.  If we undertake such an offering, we will pay all registration expenses, other than underwriting discounts and commissions and any transfer taxes related to any such piggyback registration. With respect to demand registrations, these expenses include all reasonable expenses that any stockholder incurs in connection with the registration of its securities, subject to certain limitations.

Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws do not contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent

Our amended and restated certificate of incorporation and bylaws do not prevent our stockholders from acting by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors.

Cumulative Voting

Our amended and restated certificate of incorporation and bylaws permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Colonial Stock Transfer Co, Inc.. Its address is 66 Exchange Place, Suite 100, Salt Lake City, UT 84111, and its telephone number is (801) 355-5740.

Listing

Our common stock has been authorized for listing on the Over-The-Counter Bulletin Board exchange under the symbol “ECOC.”

ITEM 10:  INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Matters
The validity of our common stock offered hereby will be passed upon by our General Counsel, Daniel Iannotti, Auburn Hills, Michigan.

Experts

Our consolidated financial statements as of and for the years ended September 30, 2008 and 2007, appearing in this prospectus have been so included in reliance on the report of  UHY LLP an independent registered public accounting firm, given on the authority of the firm as experts in auditing and accounting.

ITEM 11:  INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Ecology Coatings, Inc. (“Ecology-CA”) was originally incorporated in California on March 12, 1990.  OCIS Corp. (“OCIS”) was incorporated in Nevada on February 6, 2002.  OCIS completed a merger with Ecology-CA on July 27, 2007 (the “Merger”).  In the Merger, OCIS issued approximately 30,530,684 shares of common stock to the Ecology-CA stockholders.  In this transaction, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc. and our ticker symbol on the OTC Bulletin Board association changed to “ECOC.”  As a result of the merger, we became a Nevada corporation and Ecology-CA became a wholly owned subsidiary.

Company Overview

We develop “clean tech”, nanotechnology-enabled, ultra-violet (“UV”) curable coatings that are designed to drive efficiencies, reduce energy consumption and virtually eliminate pollutants in the manufacturing sector.  We create proprietary coatings with unique performance and environmental attributes by leveraging our platform of integrated clean technology products that reduce overall energy consumption and offer a marked decrease in drying time.

Our patent and intellectual property activities to date include:

•	seven patents covering elements of our technology from the United States Patent and Trademark Office(“USPTO”)

•	two European patents allowed and sixteen pending patent applications in foreign countries

•	three ICT international patent applications

•	three trademarks issued by the USPTO – “EZ Recoat™”, “Ecology Coatings™” and “Liquid Nanotechnology™”.

We continue to work independently on developing our clean technology products further. Our target markets include the electronics, steel, construction, automotive and trucking, paper products and original equipment manufacturers (“OEMs”).    Our business model contemplates both licensing and direct sales strategies.  We intend to license our technology to industry leaders in our target markets, through which products will be sold to end users.  We plan to use direct sales teams and third party agents in certain target markets, such as OEMs, and third party distributors in broad product markets, such as paper products, to develop our product sales.

Business in General

We have focused on developing products that support inexpensive mass production utilization of protective coatings that leverage nano-particle clean technology and are cured under ultra-violet (“UV”) light.  We believe that the use of our “Liquid Nanotechnology™” coatings represent a paradigm shift in coatings technology.  While our competitors have focused their efforts on improving the industry-standard, thermal-cured powder-coat, water-borne and solvent-based coatings, we have strived for technological breakthroughs.  We have developed over 200 individual coating formulations that address the limitations of traditional coatings.  The USPTO has issued six patents and have allowed a seventh covering many of these formulations as well as their application.  Additionally, the formulations that are not currently patent protected are protected as trade secrets.

Nearly every manufactured product has a protective coating on it, whether metal, plastic, glass or an electronic product.  These coatings are important for providing protection, such as scratch and abrasion resistance, as well as for enabling added durability and maintenance of the overall aesthetic appearance of the product.  Coatings that use water or organic carriers remain the standard in the large OEM coatings market.  However, the use of traditional, carrier-based coatings continues to burden manufacturers with cost, performance, and environmental health and safety disadvantages.

Our Liquid Nanotechnology™ coatings are 100% solids and UV curable.  They contain almost no volatile carriers and are generally comprised of polymers that react to UV light, all of which becomes part of the final coating bound to the substrate.  Traditional coatings, such as paint, are composed of a solid resin and a carrier, such as an organic solvent or water, that are used to adjust the viscosity to allow application.  Thus, during the curing process the carrier evaporates either by application of heat or air-drying, both of which require time to complete the process.  Moreover, the evaporation of the carrier can generate environmentally harmful airborne emissions.

Our Liquid Nanotechnology™ coatings offer a number of performance and user benefits over traditional coatings.  We believe that our 100% solids, UV-cured industrial products represent the coatings industry’s cutting edge in overall performance, offering bottom line value and environmental advantages to users because they:

•	Cure faster, usually in less than a minute;

•	Use less floor space, thereby improving operating efficiency;

•	Use dramatically less energy;

•	Reduce production compliance burdens with the Environmental Protection Agency because they contain fewer toxic chemicals;

•	Provide improved coating performance; and

•	Boost manufacturing productivity by increasing process throughput.

Conventional Low-Tech Coatings

Many conventional, low-tech coatings used today require 20 or more minutes of drying time (either air dried or forced thermal drying).  In the case of air drying, a process bottleneck can occur, causing reduced production rates. In the case of thermally induced drying, protective coats can only be applied to materials able to withstand certain levels of heat.  This requires the disassembly of many manufactured parts before they can be coated and further increases the time needed for the coating process to be completed. In either case, the manufacturing process is characterized by inefficiency, slower production rates, higher energy costs, increased product costs, and greater floor space requirements.

There are other disadvantages with conventional coatings.  In some cases, much of the applied coating evaporates into the air (solvent based carrier), while only a fraction of the coating actually remains as a dry coating film.  In addition, overspray coatings are difficult to reuse or reclaim, and water-borne systems tend to promote corrosion and flash-rusting.  Not only is this an inefficient use of the coating, it is also responsible for the emission of many harmful airborne toxins.

Our Solution - Clean Technology

Liquid Nanotechnology™, our 100% solids UV-cured industrial coatings clean technology, addresses all of the issues noted above and provides unique performance combinations.  We have developed over 200 specific individual coating formulations that address the limitations of traditional carrier-based coatings.  Many of these patent and/or trade-secret protected. Our coatings cure in less than a minute after application without the use of heat.  This changes the manufacturing dynamic in four ways.  First, UV curing eliminates the bottleneck effect and makes product disassembly unnecessary, increasing the speed with which coated products are produced.  Second, the use of UV curing eliminates the need for thermal heating equipment and/or drying space, allowing manufacturers to use less floor space.  Third, the elimination of thermal heating from the manufacturing process produces dramatic energy cost savings.  Finally, the use of 100% solids results in fewer harmful airborne emissions being released during production or application.

Our clean technology coatings have other advantages.  Indeed, a crucial advantage of our products is that they are more cost effective than conventional coatings.  Our 100% solid coatings offer increased efficiency and result in minimal wasted product: if a manufacturer needs one mil of dry film thickness, it need only apply and cure one mil of our coating.

Cleantech Offerings

Plastics -  Our Liquid Nanotechnology™ coatings have improved hardness and abrasion resistance over conventional carrier-based coatings.  The coatings are also noteworthy for their ability to achieve either optical clarity or accept pigments.  Based on laboratory tests, we believe our formulations offer excellent adhesion to many common plastics, such as polycarbonate.

Metals -  Our coatings adhere well to most metal surfaces. Moreover, our coatings are able to accept pigmentation with a UV curable solution.  Applications include automotive parts and products that incorporate metal along with seals or other rubber parts.  Because our coatings are UV curable, metals paired with rubber parts will not require disassembly prior to finishing.

Glass -  Our UV curable glass coatings product has achieved solid optical clarity in both high and low viscosity formulations that have significant thermal conductivity.  The product also offers adhesion between separate glass products that is less breakable than a single layer product.  Potential applications for this technology include electronics and visible light consumer products.

Paper -  Our paper product coating provides a water barrier rather than a repellant to water, allowing the paper to be waterproof while still being writable and printable.  It does not deform under heat. Potential applications of this coating include packaging and labels.

Electronics - Our coatings do not contain either water or organic solvents that may damage delicate electronic components.  Moreover, these coatings are also UV curable and may be applied and cured without thermal shock to the substrate. We believe this technology offers potential for various electronics applications.

Medical -  We have successfully developed a flexible, urethane based coating used to bond metal and plastic parts for use on a cardiovascular device.

License Arrangements

We have not yet been successful in generating substantial licensing revenue.  Many of our potential customers require extensive performance tests of our technology which can take several years to complete.  In addition, some potential customers are concerned about our long-term financial viability.  We are unable to make predictions regarding the timing and size of any future royalty payments.  With respect to these licenses, we believe that any royalties depend on the licensee’s ability to market, produce and sell products incorporating our proprietary technology.  We cannot predict when we will receive any royalty revenue from these licenses, if ever.

DuPont.  On November 8, 2004, we licensed our platform automotive technology to DuPont.  This non-exclusive license covers all of DuPont’s automotive metal coating activities in North America.  The license is for a term of fifteen (15) years, terminating on November 8, 2019.  The license provides for royalty payments at a stated percentage of net sales.  To date, we have not received any royalty payments pursuant to this license and we cannot predict when we will, if ever.   Royalty payments are entirely dependent on DuPont’s marketing efforts which are beyond our control.

Red Spot Paint & Varnish.  On May 6, 2005, we granted Red Spot Paint & Varnish an exclusive license to manufacture and sell one of our proprietary products for use on 22 gallon metal propane tanks.  The duration of this license is fifteen years, terminating on May 6, 2020.  Upon consummation of the license, Red Spot made a one-time payment of $125,000 to us.  All of our revenue in 2007 and 2008 was from this one customer.  The license also provides for royalty payments at a stated percentage of net sales.  To date, we have not received any royalty payments pursuant to this license and we cannot predict when we will, if ever.   Royalty payments are entirely dependent on Red Spot’s marketing efforts which are beyond our control.

Medical Device Company.  On February 3, 2001, we granted a medical device company a license to use one of our proprietary products on a cardiovascular application.  All terms of this license are subject to a confidentiality agreement.  The duration of this agreement is unlimited except upon breach of the agreement by either party.  The medical device company paid us a one time licensing fee of $70,000 and thereafter we will not receive future revenues under this agreement .

Marketing Strategy

Our target markets include the electronics, automotive and trucking, paper and packaging products and original equipment manufacturers.  Our business model contemplates both a licensing strategy and direct sales strategy.  We intend to license our technology to industry leaders in the electronics, steel, construction, automotive and medical applications markets, through which our product will be sold to end users.  We plan to use direct sales teams in certain target markets, such as OEMs, and third party distributors in broad product markets, such as paper products, to develop our product sales. Thus, our key promotional activities may include:

•	Attendance and technical presentations at industry trade shows and conventions;

•	Direct sales, with a force of industry-specific sales people who will identify, call upon and build ongoing relationships with key purchasers and targeted industries;

•	Fostering joint development agreements and other research arrangements with industry leaders and third party consortiums;

•	Print advertising in journals with specialized industry focus;

•	Web advertising, including supportive search engines and Web site registration with appropriate sourcing entities;

•	Public relations, industry-specific venues, as well as general media, to create awareness of us and our products. This will include membership in appropriate trade organizations; and

•	Brand identification through trade names associated with us and our products.

Sales Strategy

To date, we have conducted all of our business development and sales efforts through our senior management team who are active in other roles.  We intend to build dedicated sales, marketing, and business development teams to sell our products.  Our initial focus will be either the direct sales of our products to end users and/or the formation of joint venture arrangements with established market participants through which our products will be sold.  We also intend to engage in strategic licensing activities targeted at key markets.

Our sales cycle is often longer than one year and we do not expect to generate significant sales revenues in the fiscal year 2009.  The sales process begins with the identification of potential customers in selected markets. If the customer is interested, the customer will generally send application samples to us for initial analysis and testing.  We then coat the application samples using our product. Provided we are able to demonstrate the efficacy of our product on the application sample to the customer, the customer will then perform extended durability tests.  In most cases, we are unable to exert any control or influence over the durability test. Upon conclusion of the durability test, we plan to work with the customer while it decides whether to purchase our product.

In many cases, the potential customer will have to modify its coating production line to add UV curing to replace its thermal curing equipment.  We plan to work with the customer to assist in the transition of its traditional coating operations to our technology.  We expect that the customer’s resistance to change, costs, access to capital, and payback on investment will be factors in its decision to adopt our technology.

FY 2009 Goals

     Our FY2009 goals, given sufficient capital, are to:

•	Secure a suitable facility and build an enhanced research laboratory and prototype coatings line;

•	Expand current research initiatives and intellectual property protection;

•	Expand our in-house sales and sales channel business development team;

•	Pursue independent, third party review of our technology through independent testing and evaluation;

•	Secure new sources of revenue.

Competition

The industrial coatings industry is extremely competitive.  There are several hundred sources in the United States of conventional paints and coatings for general metal use, including major sources such as Akzo Nobel, PPG, Sherwin-Williams and Valspar, who also offer UV coatings primarily for flooring, graphics, paper and container lithography applications.  Direct competition comes from a variety of UV-cure producers such as Allied Photochemical, Rad-Cure (Altana Chemie), Red Spot (Fujikura), R&D Coatings, Northwest (Ashland), DSM Desotech, Prime and other small sources.  Although certain of these competitors offer 100% solids products, our product technology is unique as demonstrated by our patents.

Competitive factors in this industry include ease of use, quality, versatility, reliability, and cost.  Our primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have.  We  might not be able to compete successfully in this market.  Further, existing and new companies may enter the industrial coatings markets in the future.

Intellectual Property

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad.  Our patent and intellectual property activities to date include:

•	seven patents covering elements of our technology from the United States Patent and Trademark Office(“USPTO”)

•	twenty-two pending patent applications in foreign countries. One patent has been allowed in China.

•	three ICT international patent applications

•	three trademarks issued by the USPTO – “EZ Recoat™”, “Ecology Coatings™” and “Liquid Nanotechnology™”.

The USPTO has issued all patents to Sally J.W. Ramsey, our founder and Vice President for New Product Development, which she irrevocably assigned to us.

In addition, we have developed over 200 individual coating formulations.  We have taken actions to protect these formulations under trade secret laws.

It is possible that no additional patents relating to our existing technology will be issued from the United States or any foreign patent offices, or that we will not receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.  With the exception of the patent allowed in China, action with respect to our foreign patents has been limited to translation of the patent applications.  In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage.  Although we have entered into or intend to enter into confidentiality agreements with our employees, consultants, advisors, and other third parties that we are engaged with, we cannot be certain that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how.  Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Research and Development

Most of our research and development efforts are related to the application of our coatings to specific substrates and for specific applications.  By working closely with potential customers, we believe we position ourselves to better understand their needs which increases the likelihood they will use our technology.  During this process, our initial customers and we are each responsible for costs incurred in the development process.  We spent approximately $8,000 on contracted research and development in 2008. We did not incur any outside research and development costs in 2007.  Additionally, Sally Ramsey, our Vice President of New Product Development, spent approximately 80% of her work time in research and development activities in both fiscal years 2007 and 2008.    In addition, we are able, on a limited basis, to perform independent research for the purpose of expanding our technology portfolio.

Manufacturing

We presently have a limited manufacturing capacity. We currently have no contracts in place for the manufacturing of our products.    The raw materials used in our coatings are solids and we do not believe such materials have any negative environmental impact.  Our business is subject to  many different federal, state, local and foreign governmental regulations related to the use, storage, discharge and disposal of hazardous substances.  We must conduct our business in compliance with these regulations.  Any changes in such regulations or any change in our business that requires us to use hazardous materials, could force us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.  Increasing public attention has been focused on the environmental impact of manufacturing operations.  While we have not experienced any adverse effects on our operations from environmental regulations and our products are designed to have no adverse impact on the environment, our business and results of operations could suffer if for any reason we are unable to comply with present or future environmental regulations.

The table below identifies our principal raw materials suppliers:

Supplier	Raw Material
Nanoresins AG	Nano dispersion material
Cytec Industries, Inc.	Monomers & Oligomers
Sartomer Company, Inc.	Monomers & Oligomers
Rahn USA Corp.	Photoinitiators
Rockwood Specialties Group, Inc.	Pigments

Employees

As of June 30 , 2009, we had five full-time employees.  As of that date, we had employment agreements with two of our employees.

DESCRIPTION OF PROPERTY

Our executive office consists of approximately 1,600 square feet and is located at 2701 Cambridge Court, Suite 100, Auburn Hills, MI  48326.  The lease commenced on September 1, 2008 and continues through September 30, 2010 at an average rate of $2,997 per month.  The lessor, Seven Industries, Inc., is wholly owned by J.B. Smith, a Director of the Company and the managing partner of Equity 11, Ltd.

We also lease approximately 3,600 square feet of laboratory space at 1238 Brittain Road, Akron, Ohio 44310.  We use this facility for manufacturing, storing and testing of our products.  We are currently leasing this property on a month-to-month basis and the monthly rent is $1,800.

Management believes that our existing facilities are adequate for our current needs and that suitable additional space will be available on reasonable terms if required.  Management also believes that our facilities are adequately insured.

LEGAL PROCEEDINGS

None.

DIVIDENDS AND OWNERSHIP INFORMATION

For information regarding the market price of and dividends on our common stock and related stockholder matters, see Items 4 and 5 of this prospectus.

For information regarding the effect of this offering on the amount and percentage of holdings of our common stock beneficially owned by certain persons, see the table  in Item 7 of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Except for statements of historical fact, the information presented herein constitutes forward-looking statements . These forward-looking statements generally can be identified by phrases such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “foresees,” “intends,” “plans,” or other words of similar import.  Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, our ability to: successfully commercialize our technology; generate revenues and achieve profitability in an intensely competitive industry; compete in products and prices with substantially larger  and better capitalized competitors; secure, maintain and enforce a strong intellectual property portfolio; attract immediate additional capital sufficient to finance our working capital requirements, as well as any investment of plant, property and equipment; develop a sales and marketing infrastructure; identify and maintain relationships with third party suppliers who can provide us a reliable source of raw materials; acquire, develop, or identify for our own use, a manufacturing capability; attract and retain talented individuals; continue operations during periods of adverse changes in general economic or market conditions, and; other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, specifically, the “Risk Factors” enumerated herein.

Overview

We develop nano-enabled, ultra-violet curable coatings that are designed to drive efficiencies and clean processes in manufacturing.  We create proprietary coatings with unique performance attributes by leveraging our platform of integrated nano-material technologies.   We develop high-value, high-performance coatings for applications in the specialty paper, automotive, general industrial, electronic and medical areas.  Our target markets include the electronics, steel, construction, automotive and trucking, paper products and OEMs.  We plan to use direct sales teams in certain target markets, such as OEMs, and third party distributors in broad product markets, such as paper products, to develop our product sales.

Operating Results

Years Ended September 30, 2008 and 2007

Results From Operations

Revenues for the years ended September 30, 2008 and 2007, were $25,092 and $41,668, respectively. Substantially all of our revenues for the year ended September 30, 2008 and all of our revenues for the year ended September 30, 2007 derived from our licensing agreement with Red Spot. These revenues stem from the amortization of the initial payment of $125,000 by Red Spot to the Company in May 2005 and not from any subsequent transactions.

Salaries and Fringe Benefits for the years ended September 30, 2008 and 2007 were $2,006,776 and $1,409,840, respectively. The increase in such expenses for the year ended September 30, 2008 is the result of higher headcount as we had seven employees for most of 2008, five of which were hired at various times throughout 2007 and were therefore not being paid for all of 2007.  As a result, salaries increased by approximately $280,000 in 2008. Additionally, all of the employees were awarded initial or additional option grants in late 2007 or early in 2008. The value of these option grants is amortized over the vesting period associated with the options. The amortized amount in 2008 was approximately $228,000 higher than in 2007. Finally, benefit costs increased by approximately $44,000 over 2007 as a result of the increase in the number of employees and the start of benefit programs for all of the additional employees.

Professional Fees for the years ended September 30, 2008 and 2007 were $2,735,360 and $2,583,927, respectively. An increase our options expense associated with a full year of amortization of option grants made to consultants of approximately $330,000, an increase in investor relations services of approximately $120,000, an increase in lobbying expense of approximately $92,000, and a $35,000 fee for a patent valuation were offset by reductions in legal, accounting, and public relations expenses totaling approximately $425,000. The reduction in legal, accounting, and public relations expenses is a result of our  relatively heavy use of these services in 2007 while we were preparing for a private placement of our stock and a reverse merger.

Other General and Administrative Expenses for the years ended September 30, 2008 and 2007 were $637,668 and $463,199, respectively. The increase in such expenses for the year ended September 30, 2008 is due to increases in liability and medical insurance costs, as well as increases in depreciation and amortization expense.

Operating Losses for the years ended September 30, 2008 and 2007 were ($5,354,712) and ($4,415,298), respectively. The increased loss between the periods is explained by the increases in the expense categories discussed above.

Interest Income for the years ended September 30, 2008 and 2007 was $5,784 and $20,940, respectively. The decrease resulted from a reduction in our average investable cash balances between and 2007 and 2008.

Interest Expense for the years ended September 30, 2008 and 2007 was $1,421,394 and $256,512, respectively. These amounts reflect interest accrued on notes payable to third parties as well as notes payable to related parties. We borrowed $1,300,000 on notes payable in varying increments between February 1, 2008 and July 11, 2008. These notes bear interest at 25% per annum and had warrants attached. The value of the warrants of approximately $1,200,000 was amortized over the life of the notes into interest expense.

Income Tax Provision.  No provision for income tax benefit from net operating losses has been made for the years ended September 30, 2008 and 2007 as we have fully reserved the asset until realization is more reasonably assured.

Net Loss for the years ended September 30, 2008 and 2007 was ($6,770,322) and ($4,650,870), respectively. The increase in the loss results primarily from the increase in Salaries and Fringe Benefits, Professional Fees, General and Administrative Expenses and Interest Expense discussed above.

Basic and Diluted Loss per Share for the years ended September 30, 2008 and 2007 was ($.21) and ($.16), respectively. This change reflects the increased Net Loss discussed above partially offset by the increase in weighted average shares outstanding during the year ended September 30, 2008.

Nine months ended June 30, 2009 and 2008

Revenues.  Our revenues for the nine months ended June 30 , 2008 were $24,884 and derived from our licensing agreement with Red Spot.  These revenues stem from the amortization of the initial payment of $125,000 by Red Spot to us in May 2005 and not from any subsequent transactions.  We generated no revenues for the nine months ended June 30 , 2009.

Salaries and Fringe Benefits.  The decrease of approximately $414,000 in such expenses for the nine months ended June 30, 2009 compared to the nine months ended June 30, 2008 is the result of the elimination of two salaried employees prior to October 1, 2008, the elimination of a third employee in March 2009, the reduction of the salary of one employee effective October 1, 2008, and the reduction of  the salaries of three employees in December 2008.   These reductions were partially offset by the expense associated with options issued to two employees in September 2008 and December 2008 as well as the addition of a new employee in September 2008.

Professional Fees.  The increase of approximately $560,000 in these expenses for the nine months ended June 30 , 2009 compared to the nine months ended June 30, 2008 is the result of the issuance of 2,000,000 options to Trimax in November 2008.  These options vested upon issuance, so the entire charge of $1,368,000 was recognized in that month. This expense was offset by a reduction of approximately $808,000 in fees and options paid or awarded to consultants for a variety of services. Three such consultants are no longer under agreement with us and two others have reduced their ongoing fees to us.

Other General and Administrative.  The decrease of approximately $317,000 in these expenses for the nine months ended June 30 , 2009 compared to the nine months ended June 30, 2008 reflects reductions in legal fees relating to SEC filings, in-sourcing the work of preparing SEC filings, the elimination of debt extension fees, and the reduction of travel and travel-related expenses.

Operating Losses.  The increased loss between the reporting periods is explained by the increases in the expense categories discussed above and the decrease in revenue over the periods.

Interest Expense. The decrease of approximately $1,039,000 for the nine months ended June 30, 2009 compared to the nine months ended June 30 , 2008 is the result of the expensing of the value of detachable warrants issued with bridge notes in the earlier period partially offset by the revaluing of previously issued detachable warrants and an increase of approximately $700,000 in average outstanding debt for the 2008 period.

Income Tax Provision.  No provision for income tax benefit from net operating losses has been made for the nine months ended June 30, 2009 and 2008 as we have fully reserved the asset until realization is more reasonably assured.

Net Loss.  The decrease in the Net Loss of approximately $1,179,000 for the nine months ended June 30, 2009 compared to the nine months ended June 30, 2008, while more fully explained in the foregoing discussions of the various expense categories, is due primarily to reductions of approximately $1,039,000 in Interest Expense, $808,000 in certain professional fees, $317,000 in Other General and Administrative expenses, and $414,000 in Salaries and Fringe Benefits, partially offset by the expensing of a grant of 2,000,000 options awarded to a consultant in November 2008 and the fact that we recognized no revenue in the 2009 period.

Basic and Diluted Loss per Share. The change in basic and diluted net loss per share for the nine months ended June 30 , 2009 compared with the nine months ended June 30 , 2008 reflects the decreased Net Loss discussed above.

Liquidity and Capital Resources

Current and Expected Liquidity

Cash and cash equivalents as of June 30 , 2009 and September 30, 2008 totaled $4,257 and $974,276, respectively.  The decrease reflects cash used in operations of $1,321,329, cash used to purchase fixed and intangible assets of $47,889 , and cash used to pay down debt of $372,801 .  This decrease was partially offset by borrowings of $61,000 and the issuance of $711,000 in convertible preferred stock.

We are a company that has failed to generate significant revenues as yet and have incurred an accumulated deficit of ($21,043,440).   We have incurred losses primarily as a result of general and administrative expenses, salaries and benefits, professional fees, and interest expense.  Since our inception, we have generated very little revenue.  We have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern.

We expect to continue using substantial amounts of cash to: (i) develop and protect our intellectual property; (ii) further develop and commercialize our products; and (iii) fund ongoing salaries, professional fees, and general administrative expenses.  Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development, competition and our ability to generate revenue .

Historically, we have financed operations primarily through the issuance of debt and the sale of equity securities.  In the near future, as additional capital is needed, we expect to rely primarily on the sale of convertible preferred securities.

As of June 30 , 2009, we had notes payable to three separate parties on which we owed approximately $695,648 in principal and accrued interest.  These notes do not contain any restrictive covenants with respect to the issuance of additional debt or equity securities by the Company.  Notes and the accrued interest totaling $695,648 owing to three note holders were due prior to September 30, 2008 and their holders demanded payment.  We have paid $320,000 in principal and accrued interest against the remaining principal and interest balance on two of these notes.  We have not made any payment to the third note holder to whom we owed approximately $313,000 in principal and accrued interest as of June 30 , 2009.  Additionally, we have notes owing to shareholders totaling approximately $272,500 including accrued interest as of June 30 , 2009.  These notes are due and payable on December 31, 2009. None of the debt is subject to restrictive covenants.  All of the debt is unsecured.

On twelve separate occasions beginning January 21, 2009 and concluding June 26, 2009, Equity 11 purchased a total of 486 convertible preferred shares at $1,000 per share.  On May 15, 2009, we issued 225 convertible preferred shares to Equity 11 and various related entities in settlement of amounts then owing to the parties involved. On June 1, we issued 55 convertible preferred shares to Equity 11 in lieu of dividends owed. This brought their total holdings of such shares to 2,800 .  We will need to raise immediate additional funds in September 2009 to continue our operations . At present, we do not have any binding commitments for additional financing.  If we are unable to obtain additional financing, we would seek to negotiate with other parties for debt or equity financing, pursue additional bridge financing, and negotiate with creditors for a reduction and/or extension of debt and other obligations through the issuance of stock.  At this point, we cannot assess the likelihood of achieving these objectives.  If we are unable to achieve these objectives, we would be forced to cease our business, sell all or part of our assets, and/or seek protection under applicable bankruptcy laws.

On June 30 , 2009, we had 32,233,600 common shares issued and outstanding and 2,800 in convertible preferred shares issued and outstanding.  These preferred shares and accumulated and unpaid dividends can be converted into a total of 9,299,778 shares of our common stock.  As of June 30 , 2009, options and warrants to purchase up to 8,800,619 shares of common stock had been granted.  Additionally, approximately $695,648 of our notes and accrued interest could be converted into a total of 1,003,191 shares of common stock under if we undertake a private or public new stock offering which results in the proceeds of at least $1,000,000.

Capital Commitments

Contractual
Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes Payable	$1,137,604	$1,137,604	$—	$—	$—

Interest on notes payable	133,332	133,332	—	—	—
Contractual Service Agreements	1,675,139	1,162,389	512,750	—	—
Office Leases	71,933	34,699	37,234
Equipment Leases	21,332	7,890	13,442	—	—

Total Contractual Obligations	$3,039,340	$2,475,914	$563,426	$—	$—

Off-Balance Sheet Arrangements

Contractual
Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes Payable	$825,800	$825,800	$—	$—	$—

Interest on notes payable	142,381	142,381	—	—	—
Contractual Service Agreements	556,167	256,167	300,000	—	—
Office Leases	46,342	36,879	9,462
Equipment Leases	14,226	7,344	6,882	---	—

Total Contractual Obligations	$1,584,916	$1,268,571	$316,344	$—	$—

See also Notes to the Consolidated Financial Statements in this prospectus. The details of such arrangements are found in Note 5 – Commitments and Contingencies and Note 9 – Subsequent Events.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles. Preparation of the statements in accordance with these principles requires that we make estimates, using available data and our judgment, for such things as valuing assets, accruing liabilities and estimating expenses. The following is a discussion of what we feel are the most critical estimates that we must make when preparing our financial statements.

Revenue Recognition.  Revenues from licensing contracts are recorded ratably over the life of the contract. Contingency earnings such as royalty fees are recorded when the amount can reasonably be determined and collection is likely.

Income Taxes and Deferred Income Taxes.  We use the asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences in the bases of assets and liabilities as reported for financial statement purposes and income tax purposes and for the future use of net operating losses. We have recorded a valuation allowance against our net deferred income tax asset. The valuation allowance reduces deferred income tax assets to an amount that represents management’s best estimate of the amount of such deferred income tax assets that more likely than not will be realized.

Property and Equipment.  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the following useful lives:

Computer equipment	3-10 years
Furniture and fixtures	3-7 years
Test equipment	5-7 years
Software	3 years

Repairs and maintenance costs are charged to operations as incurred. Betterments or renewals are capitalized as incurred.

We review long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset with future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Patents.  It is our policy to capitalize costs associated with securing a patent. Costs consist of legal and filing fees. Once a patent is issued, it is amortized on a straight-line basis over its estimated useful life. For purposes of the preparation of the audited, consolidated financial statements found elsewhere in this prospectus, we have recorded amortization expense associated with the patents based on an eight year useful life.

Stock-Based Compensation.  We have a stock incentive plan that provides for the issuance of stock options, restricted stock and other awards to employees and service providers. We calculate compensation expense under SFAS 123(R) using a Black-Scholes option pricing model. In so doing, we estimate certain key assumptions used in the model. We believe the estimates we use, which are presented in Note 7 of Notes to the Consolidated Financial Statements, are appropriate and reasonable.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 will become effective for us beginning in the three months ending March 31, 2009. The adoption of this pronouncement would have had no impact on our results or financial position as of September 30, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 will not have an impact on our financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 163 will not have an impact on our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER, AND CONTROL PERSONS

The following table sets forth as of March 31, 2009, the name, age, and position of each Executive Officer and Director and the term of office of each Director and significant employees.

Name	Age	Position
Richard D. Stromback	40	Chairman
J.B. Smith	36	Director
Rocco DelMonaco, Jr.	55	Director
Joseph Nirta	45	Director
Robert G. Crockett	51	Chief Executive Officer
F. Thomas Krotine	68	President and Chief Operating Officer
Daniel V. Iannotti	53	Vice President, General Counsel & Secretary
Kevin Stolz	45	Chief Financial Officer, Controller and Chief Accounting Officer
Sally J.W. Ramsey	56	Vice President – New Product Development

Under Section 5.1 of the Securities Purchase Agreement and Section 5.1 of the Preferred Securities Agreement, Equity 11 has the right to elect three of the five directors to our Board of Directors.  Mr. Smith is one of the Directors appointed by Equity 11 and Joseph Nirta is other Equity 11 elected Director.  Equity 11 has the ability to appoint a third director at any time but has not done so as of the date of this prospectus.   Each other Director serves for a term of one year and until his successor is duly elected and qualified. Each officer serves at the pleasure of the Board of Directors subject to any applicable employment agreements.

Set forth below is certain biographical information regarding each of our current executive officers, directors and significant employees as of May 1, 2009.

Richard D. Stromback.  Mr. Stromback has served as our Chairman of the Board of Directors since March 1, 2004.  From March 1, 2004 until October 30, 2006 and from August 15, 2007 until September 15, 2008, Mr. Stromback also served as our Chief Executive Officer.  From 1997 to 2003, Mr. Stromback was the CEO of Web Group, a privately-held IT staffing firm founded by Mr. Stromback in 1997. Mr. Stromback holds a B.A. from Brandon University in Canada.

J.B. Smith.  Mr. Smith currently is the Managing Partner for Equity 11, Ltd. Equity 11’s portfolio companies employ the largest collection of former federal law enforcement agents in the private sector.  Smith is also currently serving as Chairman of Isekurity, the nation’s leader in identity theft solutions and holds a bachelor’s degree in Administration of Justice from The Pennsylvania State University.  Smith has served as a member of Stealth Investigations LLC since 2003, and has been a partner in Sky Blue Ventures since 2004.  Also known as the creator of the “Philanthropic InvestmentSM,” Smith is a partner in WM Reign, Ltd., an investment model solely dedicated to helping finance churches and Christian causes by utilizing Smith’s “Philanthropic InvestmentSM” concept.

Rocco DelMonaco, Jr.  Mr. DelMonaco became a Director on September 15, 2008, and is our only independent Director.  Mr. DelMonaco has been the Vice President of Security for Georgetown University since 2007.  From 2005 to 2007, Mr. DelMonaco was an Assistant Executive Director of ManTech Security and Mission Assurance Corporation.  From 2004 to 2005, Mr. DelMonaco was the Acting Director with the Department of Homeland Security, Incident Management Division.  From 2002 to 2004, Mr. DelMonaco was a Special Agent in Charge- Liaison Division with the Department of Homeland Security, Federal Air Marshall Service.  From 1980 to 2002, Mr. DelMonaco was a Supervisory Special Agent with the United States Secret Service.  Mr. DelMonaco received his BA from the University of Miami and his Masters of Public Administration from Pepperdine University.

Joseph Nirta.  On October 20, 2008, Joseph Nirta was elected as a Director.  Mr. Nirta was the co-founder of BondExchange LLC and BondDesk Group LLC. The electronic bond trading platform created by Mr. Nirta revolutionized the online bond trading market. Nirta served as Bond Desk Group’s chief information officer and a board member since 1999. He has a Bachelor of Mathematics in Computer Science from the University of Waterloo, Waterloo, Ontario, and is a Certified Oracle DBA.

Robert G. Crockett.  Mr. Crockett joined us as our Chief Executive Officer on September 15, 2008.  From 2007 to September, 2008, Mr. Crockett served in Advanced Sales Development for JCIM L.L.C., a an automotive plastics supplier and joint venture between Johnson Controls Inc. and private equity.  In 2007, Mr. Crockett served as President – Exterior Painted Products for Plastech, a privately held plastic component supplier.  From 2004 to 2006 he also served as Vice President of Plastech as part of the executive team acquired from LDM Technologies Inc.  From 1997 through 2004, Mr. Crockett served as Director for LDM Technologies Inc., a privately held automotive exterior and interior supplier.  From 1996 to 1997, he was a Vice President at the Becker Group, a privately held automotive interior supplier.  Mr. Crockett holds a B.S. in Business from Central Michigan University.

F. Thomas Krotine.  Since October 30, 2006, Mr. Krotine has served as our President and from October 30, 2006 until August 15, 2007, he served as our Chief Executive Officer.  From August 15, 2007 to the present, he has also served as the Chief Operating Officer.  Mr. Krotine is an industry veteran with extensive coatings industry and materials-based experience .  From 2001 to 2006, Mr. Krotine was a Principal of TBD Associates, a technology and business development consulting company.   From 1996 to 2001, he served as Chairman of CV Materials, a privately-held a supplier of porcelain enamel materials and coatings.  Prior to his role at CV Materials, from 1992 to 1996 he was the Manager of TK Holdings, a private company which he formed to acquire equity holdings in small-to-medium-sized manufacturing companies.  From 1990 to 1992, he served as a Vice President at Valspar, a publicly-held coatings company, where he managed Valspar’s North American powder coating business.  From 1980 to 1990, he served as Senior Vice President at Sherwin-Williams Company, a publicly-held paint and coatings concern, where he was responsible for technology management and corporate environmental and health compliance.  Mr. Krotine holds a B.A., an M.S. and a Ph.D. in Metallurgy and Materials Science from Case Western Reserve University in Cleveland, Ohio.

Daniel V. Iannotti.  Mr. Iannotti became our General Counsel and Secretary on August 11, 2008.  From 2004 to 2008, Mr. Iannotti served as a Principal of TheGeneralCounsel.com.  From 2003 to 2004, he served as the General Counsel and Secretary of Origen Financial, LLC.  During his career, Mr. Iannotti previously served as general counsel for three publically held companies including Prodigy Communications, Hoover’s, and Origen Financial.  He also spent several years as a staff attorney for Ameritech, now AT&T.  Mr. Iannotti holds a BA and MBA from Michigan State University. He received his Juris Doctor degree, cum laude, from the Wayne State University Law School, where he was an editor of the Wayne Law Review.  Iannotti is licensed to practice law in Michigan and Illinois.

Kevin Stolz.  Mr. Stolz became our Controller and Chief Accounting Officer on February 1, 2007 and our Chief Financial Officer on March 26, 2008.  From 1999 until 2007, Mr. Stolz was the principal of Kevin Stolz and Associates, Ltd., a Troy, Michigan-based management consulting firm specializing in providing financial and operations consulting services.  From 1985 to 1987, Mr. Stolz worked as an auditor at Coopers & Lybrand, a public accounting firm, and from 1988 to 1992 he worked in commercial lending at JP Morgan/Chase.  From 1997 to 1999, he was the Vice President of Manufacturing of Unique Fabricating, Inc. a privately held Detroit automotive supplier; from 1996 to 1997, a Controller at Broner Glove and Safety, Inc. a privately held wholesale distributor, and; from 1992 to 1995 the Director of Operations for Virtual Services, Inc., a privately held computer services firm.  Mr. Stolz has an M.B.A. from the University of Notre Dame and a B.B.A. in Accounting from the University of Portland.

Sally Judith Weine Ramsey.  Ms. Ramsey is our founder. From 1990 to the present, Ms. Ramsey served as Vice President of Ecology-CA and from 1990 to November 2006 served as Secretary.  From 1990 to November 2003, she served as a director of Ecology-CA. As of July 27, 2007, Ms. Ramsey was elected our Vice President of New Product Development.  Ms. Ramsey is a graduate of the Bronx School of Science and holds a B.S. in Chemistry with honors from Hiram College.

Committees of the Board of Directors

Audit Committee

Our Audit Committee appoints our independent auditors, reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees, and certain other expenses and oversees our accounting and financial reporting process.  Specific responsibilities include selecting, hiring and terminating our independent auditors; evaluating the qualifications, independence and performance of our independent auditors; approving the audit and non-audit services to be performed by our auditors; reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies; overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing any earnings announcements and other public announcements regarding our results of operations, in conjunction with management and our public auditors; and preparing the report that the Securities and Exchange Commission will require in our annual proxy statement.  On October 18, 2007, the Audit Committee adopted a written charter.

Until July 13, 2008, the Audit Committee was comprised of two Directors, Mr. Campion and Mr. Liebig, each of whom was independent, as defined by the rules and regulations of NASDAQ.  Mr. Campion was the Chairman of the Committee and the Board of Directors determined that Mr. Campion qualified as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission, and is independent as noted above.

From July 13, 2008 until July 24, 2008, the Audit Committee was comprised solely of Mr. Liebig. Since July 24, 2008, we have not had an elected Audit Committee.  Since that date, the entire Board has acted on any matter requiring Audit Committee approval.

Director Independence

Mr. DelMonaco is our only independent Director.  Both our Audit Committee and Compensation Committee Charters set forth the following to determine whether a Director is independent:  (1) the independence requirements of the NASDAQ Stock Market,  (2)  a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Messrs. Smith, Nirta and Stromback are not considered to be independent Directors.

Compensation Committee

Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees.  Specific responsibilities include approving the compensation and benefits of our executive officers; reviewing the performance objectives and actual performance of our officers; administering our stock option and other equity compensation plans; and reviewing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission regulations will require in our future Form 10-Ks and proxy statements.  On October 18, 2007 the Board of Directors adopted a written charter.

Until July 13, 2008, our Compensation Committee was comprised of two Directors, Mr. Campion and Mr. Liebig, whom the Board considered to be independent under the rules of NASDAQ.  Mr. Liebig was the Chairman of the Committee.  From July 13, 2008 until July 24, 2008, Mr. Liebig was the sole member of the Compensation Committee.  Since that date, our sole independent Board member, Rocco DelMonaco, Jr., has approved all compensation matters involving our executives.

Compensation Committee Interlocks and Insider Participation

Mr. DelMonaco is the sole member of our Compensation Committee since his appointment on September 15, 2008.  Mr. DelMonaco has not at any time been an officer or employee of the company.  We have not entered into any contracts or other transactions with Mr. DelMonaco.  None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Advisory Board

On May 1, 2007, we formed an Advisory Board of experts in the industries we serve.  The Advisory Board is currently made up of one person, Dr. William F. Coyro, Jr.

Dr. William F. Coyro, Jr . Dr. Coyro serves as chairman of Ecology Coatings’ Business Advisory Board.  He is a 1969 graduate of the University of Detroit with a Doctorate degree in Dental Surgery (DDS).  He attended the University of Michigan where he earned a B.S. in Chemistry.  After graduation, he was a Lieutenant and dentist in the U.S. Navy from 1970 until 1972.  After leaving the Navy in 1972, he was a dentist in private practice, an investor, and a financier.  Dr. Coyro founded TechTeam Global, Inc., in 1979.  Dr. Coyro was the President and CEO of TechTeam Global until 2006, and also served as Chairman of the Board of Directors until 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Act of 1934, as amended, requires our Directors and Executive Officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, Directors and greater than ten percent (10%) shareholder are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of such materials as are required by the SEC, no officer, director or beneficial holder of more than ten percent of our issued and outstanding shares of Common Stock failed to file in a timely manner with the SEC any form or report required to be so filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended September 30, 2008.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Ethics may be obtained without charge by sending a written request to us at 2701 Cambridge Court, Suite 100, Auburn Hills, MI 48326, Attn: Investor Relations.

Executive Compensation

The table below sets forth all cash compensation paid or proposed to be paid by us to our chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to us during fiscal years ended September 30, 2008 and 2007.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name (a)	(b)	($) (c)	($) (d)	($) (e)	($) (f) (1)	($) (g)	($) (h)	($) (i)		($) (j)

Richard D. Stromback,	2008	$305,789	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-		$305,789
Chairman & CEO (2)	2007	$348,333	$-0-	$-0-	$15,399	$-0-	$-0-	$-0-		$363,732

Robert G. Crockett, CEO (3)	2008	$8,333	$-0-	$-0-	$254,701	$-0-	$-0-	$1,297	(5)	$263,034
	2007	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-		$-0-
9 Months Ending	6/30/09	$150,000						$15,946	(5)

Sally J.W. Ramsey,	2008	$195,833	$-0-	$-0-	$-0-	$-0-	$-0-	$12,564	(5)	$208,397
Vice President – New	2007	$157,146	$6,667	$-0-	$335,442	$-0-	$-0-	$10,081	(5)	$509,336
Product Development (4)
9 Months Ending	6/30/09	$74,167						$12,949	(5)

F. Thomas Krotine	2008	$160,000	$-0-	$-0-	$-0-	$-0-	$-0-	$7,342	(5)	$167,342
President and COO, Director	2007	$155,248	$-0-	$-0-	$16,545	$-0-	$-0-	$-10,341	(5)(7)	$182,134
9 Months Ending	6/30/09	$40,667						$5,008	(5)

David W. Morgan	2008	$210,000	$-0-	$-0-	$180,367 (6)	$-0-	$-0-	$27,687	(5)(7)	$418,054
Vice President, CFO and Treasurer (6)	2007	$60,000	$-0-	$-0-	$469,786	$-0-	$-0-	$6,189	(5)(7)	$535,975
9 Months Ending	6/30/09	$54,375						$15,946	(5)

Kevin Stolz	2008	$133,333			160,561			$16,349	(5) (6)	$310,243
CFO (6)	2007	$80,000			$16,814			$3,649	(5)	$100,463
9 Months Ending	6/30/09	$52,500						$15,946	(5)

(1)

See Note 7 in the Consolidated Financial Statements included in our Form 10-KSB for our fiscal year ending September 31, 2008 for a discussion of the assumptions underlying the value of the compensation disclosed in this column.

(2)	Mr. Stromback resigned as our CEO on September 15, 2008. Effective October 1, 2008, he was engaged by us as a consultant through an entity named RJS Consulting, LLC.

(3)
Mr. Crockett began employment with us as CEO on September 17, 2008. His annual salary is $200,000.  He was awarded 330,000 options on that date, the value of which is disclosed in Option Awards in this table.

(4)
Ms. Ramsey entered into an employment agreement with us on January 1, 2007.  Pursuant to such employment contract, she will receive a salary of $180,000 for the calendar year 2007, a salary of $200,000 for the calendar years 2008 through 2011, and a salary of $220,000 for calendar year 2012.  Ms. Ramsey was awarded options to purchase 450,000 shares of common stock that vest over five years.

(5)	These amounts reflect health insurance for all persons shown.

(6)	Mr. Morgan resigned as Chief Financial Officer on March 26, 2009. Mr. Stolz was appointed the Company’s Chief Financial Officer on March 26, 2009.

(7)	Reflects automobile allowances paid to Mr. Krotine.

Director Compensation for 2008

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned				Non-Equity	Deferred
	Or Paid	Stock	Option		Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name (a)	($)(b)	($)(c)	($)(d)		($)(e)	($)(f)	($)(g)	($)(h)
Richard D. Stromback	$-0-	$-0-	$-0-	(1)	$-0-	$-0-	$-0-	$-0-
J.B. Smith	$-0-	$-0-	$76,971	(2)	$-0-	$-0-	$453,259	$530,230
Rocco DelMonaco	$-0-	$-0-	$76,971	(3)	$-0-	$-0-	$-0-	$76,971
F. Thomas Krotine	$-0-	$-0-	$-0-	(5)	$-0-	$-0-	$-0-	$-0-
Robert W. Liebig	$-0-	$-0-	$-0-	(6)	$-0-	$-0-	$-0-	$-0-
Donald Campion	$-0-	$-0-	$-0-	(7)	$-0-	$-0-	$-0-	$-0-

(1)	Mr. Stromback had 10,000 outstanding option awards at fiscal year end 2008.

(2)	Mr. Smith had 100,000 outstanding option awards at fiscal year end 2008.

(3)	Mr. DelMonaco had 100,000 outstanding option awards at fiscal year end 2008.

(5)	Mr. Krotine had 10,000 outstanding option awards at fiscal year end 2008.

(6)	Mr. Liebig had 100,000 outstanding option awards at fiscal year end 2008. He resigned on July 24, 2008

(7)	Mr. Campion had 100,000 outstanding option awards at fiscal year end 2008. He resigned on July 13, 2008.
(8)
Reflects compensation paid to Sales Attack, LLC, a company wholly-owned by Equity 11. Mr. Smith is a principal in Equity 11. Of this amount, $29,333 was paid in cash while the remainder, $423,926 reflects the value of options awarded to Sales Attack.

Mr. Stromback did not receive any compensation in 2008 for serving as Chairman.

Mr. Smith, a non-employee director, received 100,000 options in 2008 for serving as a director.  All of his compensation is disclosed in the Director Compensation Table.

Mr. DelMonaco, a non-employee director, received 100,000 options in 2008 for serving as a director.  All of his compensation is disclosed in the Director Compensation Table.

Mr. Krotine did not receive any compensation in 2008 for serving on the Board of Directors.

Mr. Morgan resigned as a director on September 15, 2008 and from the Company on March 26, 2009.  He did not receive any compensation in 2008 for serving on the Board of Directors.

Mr. Liebig, a non-employee director, did not receive any compensation in 2008 for serving as a director. He resigned on July 24, 2008.

Mr. Campion, a non-employee director, did not receive any compensation in 2008 for serving as a director.

Compensation Components

With the Company still in its inception stage, the main elements of our compensation package consist of base salary, stock options, and bonus.

Base Salary . The base salary for each executive officer is reviewed and compared to the prior year, with considerations given for increase.  Base salary adjustments will be based on both individual and Company performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Company.  No increases were given to executives from 2007 to 2008.

Stock Options.  Stock option awards are determined by the Board of Directors based on several factors, some of which include responsibilities incumbent with the role of each executive to the Company, tenure with the Company, as well as Company performance, such as shipment of product at certain thresholds.  The vesting period of said options is also tied, in some instances, to Company performance directly related to certain executive’s responsibilities with the Company.

Bonuses.  To date, bonuses have been granted on a limited basis, with these bonuses related to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company, such as production of product and sales of product to customers.  As the Company continues to evolve, more defined bonus programs are expected to be created to attract and retain our employees at all levels.  No bonuses were granted in 2008.

Other.  At this time, the Company has no profit sharing plan in place for employees.  However, this is another area of consideration to add such a plan to provide yet another level of compensation to our compensation plan.  The Company reimburses all or a portion of health insurance costs for its employees.

Mr. Stromback earned a base salary of $305,789 during 2008.  He received no other compensation for 2008.  He was employed under an employment agreement effective January 1, 2008. He resigned his position as CEO on September 15, 2008.  Effective October 1, 2008, Mr. Stromback signed a consulting contract with the Company that expires on September 11, 2011.  The contract calls for monthly payments of $16,000, a monthly office expense reimbursement of $1,000, and payment for Mr. Stromback’s attendance at certain events.  During 2007, Mr. Stromback earned a base salary of $348,333.  These earnings, coupled with $15,399 in stock options awarded to him as a director, brought his total compensation to $363,732.  The options grant him the right to purchase 10,000 shares of the Company’s common stock at $2 per share.  They vested on April 1, 2008, and expire on February 1, 2017.

Mr. Crockett was named the Company’s CEO on September 15, 2008.  He receives a base salary of $200,000 and health care benefits.  Additionally, he was awarded 330,000 options to purchase shares of the Company’s common stock at $1.05 per share.  The options vest in 110,000 option increments over a thirty month period, with the first tranche becoming exercisable on March 15, 2010, the middle tranche becoming exercisable on September 15, 2010, and the final tranche becoming exercisable on March 15, 2011.  The options expire on September 11, 2018.  He earned $8,333 in base salary in 2008 and the aforementioned options were valued at $254,701.  Additionally, the Company paid $1,297 in medical insurance premiums on his behalf, bringing his total 2008 compensation to $263,034.

Ms. Ramsey has a base salary of $60,000.  Additionally, the Company paid health insurance premiums of $12,564 on her behalf.  Her total compensation for 2008 was $208,397.  She is employed under an agreement dated January 1, 2007.  The employment agreement is for a term of five years from January 1, 2007 through January 1, 2012.  Her salary for the first year is $180,000, then $200,000 for years two through four, and finally $220,000 for year five.  Ms. Ramsey earned a base salary of $157,146 during 2007 along with a bonus of $6,667 for performance criteria she met during the year.  These earnings, coupled with the $335,442 of stock options and $10,081 in company-paid health insurance premiums, brought her total compensation to $509,336 for 2007.  On January 1, 2007, Ms. Ramsey was granted options to purchase 450,000 shares of the Company’s common stock at $2 per share.  The options vest in tranches of 150,000 each on January 1st of 2010, 2011, and 2012 and expire on January 1, 2017.

Mr. Krotine earned a base salary of $160,000 during 2008 until December 3, 2008 when it was reduced to $24,000 annually.  In addition, the Company paid $7,342 in medical insurance premiums on his behalf, bringing his total compensation for 2008 to $167,342.  He earned a base salary of $155,248 during 2007.  These earnings, coupled with the $16,545 of stock options and $5,277 in company-paid health insurance premiums and $5,064 of auto allowance, brought his total compensation to $182,134 for 2007.  On November 1, 2006, he was awarded options to purchase 321,217 shares of the Company’s common stock at $2 per share.  80,237 of these options vested on November 1, 2007 and the remaining 240,980 vested on November 1, 2008.  These options expire on November 1, 2016.  He was also awarded 10,000 options on February 1, 2007 for service as a director.  These options have an exercise price of $2 per share, vested on April 1, 2008, and expire on February 1, 2017.  He was employed under an employment agreement that expired on November 1, 2008.

Outstanding Equity Awards at Fiscal Year 2008 End

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity			Number		Plan	Plan
			Incentive			of	Market	Awards:	Awards:
			Plan			Shares	Value of	Number of	Market or
	Number of	Number of	Awards:			or Units	Shares or	Unearned	Payout Value
	Securities	Securities	Number of			of	Units of	Shares,	of Unearned
	Underlying	Underlying	Securities			Stock	Stock	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			That	That	Other	or Other
	Options	Options	Unexercised	Option	Option	Have	Have	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Not	Not	Have Not	Have Not
	Exercisable	Unexercisable	Options (#)	Price	Date	Vested	Vested	Vested	Vested
Name (a)	(b)	(c)	(d)	($) (e)	(f)	(#) (g)	($) (h)	(#) (i)	($) (j)
Richard D. Stromback	10,000	0		2.00	3/01/2017
Sally J.W. Ramsey	0	450,000		2.00	1/01/2017
F. Thomas Krotine	80,237	240,980		2.00	11/01/2016
	10,000	0		2.00	3/01/2017
Robert G. Crockett	0	330,000		1.05	9/15/2017

J.B. Smith	0	100,000		1.05	9/17/2018

Rocco DelMonaco	0	100,000		1.05	9/17/2018

Mr. Stromback was granted 10,000 options under the 2007 Stock Option Plan for serving as a director.  All options are priced at $2.00 per share and expire in ten (10) years.  None of the options vested at time of issuance and all 10,000 options vested on April 1, 2008.

Ms. Ramsey was granted 450,000 options under the 2007 Stock Option Plan.  All options are priced at $2.00 per share and expire in ten (10) years.  None of the options vested at the time of issuance. On January 1, 2010, 150,000 options will vest, 150,000 options will vest on January 1, 2011, and 150,000 options will vest on January 1, 2012.

Mr. Krotine was granted 331,217 options under the 2007 Stock Option Plan.  All options are priced at $2.00 per share and expire in ten (10) years.  None of the options vested at the time of issuance.  On November 1, 2007, 80,237 options vested and 240,980 options vested on November 1, 2008.  Mr. Krotine received 10,000 options as part of the 2007 Stock Option Plan for service as a director, which vested on April 1, 2008.  These options have an exercise price of $2.00 per share and expire ten (10) years from the date of issuance.

Mr. Crockett was awarded 330,000 options to purchase shares of the Company’s common stock at $1.05 per share.  None of the options were exercisable at issuance.  The options vest in 110,000 option increments over a thirty month period, with the first tranche becoming exercisable on March 15, 2010, the middle tranche becoming exercisable on September 15, 2010, and the final tranche becoming exercisable on March 15, 2011.  The options expire on September 17, 2018.

Mr. Smith was awarded 100,000 options to purchase shares of the Company’s common stock at $1.05 per share.  None of the options were exercisable at issuance.  The options vest on September 15, 2009 and expire on September 15, 2018.  These options are personal to Mr. Smith and do not include convertible preferred shares and warrants issued to Equity 11.  Mr. Smith is the managing partner of Equity 11.

Mr. DelMonaco was awarded 100,000 options to purchase shares of the Company’s common stock at $1.05 per share.  None of the options were exercisable at issuance.  The options vest on September 15, 2009 and expire on September 15, 2018.

At the end of 2008, all of the 4,500,000 options available under the 2007 Plan had been granted.  On December 2, 2008, the Board of Directors authorized the addition of another 1,000,000 shares to the 2007 Plan.  The table above indicates options granted under the Plan to certain executives in fiscal 2007.  The balance of the options under the 2007 Plan was granted to consultants, other employees of the Company, and past and current directors.  In 2008, 1,456,000 options were granted under the 2007 Plan.

Stock Option Plans

Our Board of Directors adopted the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”) on May 9, 2007 and the shareholders approved the Plan on June 4, 2007.  The 2007 Plan authorized us to issue up to 4,500,000 shares of our common stock upon exercise of options and grant of restricted stock awards.  On December 2, 2008, the Board of Directors authorized the addition of another 1,000,000 shares to the 2007 Plan.  We issued 590,000 options under the Plan to our directors, officers and employees, all of which are subject to vesting provisions.  The balance of the options issued under the plan during the fiscal year ended September 30, 2008 was issued to consultants.

The Plan authorizes us to grant (i) to key employees incentive stock options and non-qualified stock options and restricted stock awards and (ii) to non-employee directors and consultants non-qualified stock options and restricted stock.  Our Compensation Committee will administer the Plans by making recommendations to the board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plan allows for the grant of incentive stock options, non-qualified stock options and restricted stock awards.  Incentive stock options granted under the Plan must have an exercise price at least equal to one hundred percent (100%) of the fair market value of the common stock as of the date of grant.  Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than ten percent (10%) of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to one hundred ten percent (110%) of the fair market value of the common stock on the date of grant.  Non-statutory stock options may have exercise prices as determined by our Compensation Committee.  To date, no incentive stock options have been granted under the Plan.

The Compensation Committee is also authorized to grant restricted stock awards under the Plan. A restricted stock award is a grant of shares of the common stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

Compensation of Directors

J.B. Smith and Rocco DelMonaco were appointed to the Company’s Board of Directors on September 17, 2008.  Each received options to purchase 100,000 shares of the Company’s common stock for $1.05 per share. The options become exercisable on September 17, 2009 and expire on September 17, 2018.

During 2008, three officers, Mr. Stromback, CEO, Mr. Krotine, COO, and Mr. Morgan, CFO, served on the Board of Directors.  They did not receive any compensation for this service.  Mr. Krotine and Mr. Morgan resigned as directors on September 15, 2008.

In 2008, neither Mr. Liebig nor Mr. Campion received any compensation as directors.  Mr. Campion resigned on July 13, 2008.  Mr. Liebig resigned on July 24, 2008.  In 2007, Mr. Liebig, a non-employee director, was granted 25,000 options for agreeing to serve on the Board of Directors in 2007, including on the Audit and Compensation Committees, and 75,000 options for agreeing to serve on the Board of Directors prior to the Company purchasing director and officer liability insurance.  Mr. Campion was paid $20,000 in cash and was granted 100,000 options for agreeing to serve as a member of the board in 2007.  The non-employee directors are reimbursed for their out-of-pocket costs in attending the meetings of the Board of Directors.

Director Compensation for 2008

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned				Non-Equity	Deferred
	Or Paid	Stock	Option		Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name (a)	($)(b)	($)(c)	($)(d)		($)(e)	($)(f)	($)(g)	($)(h)
Richard D. Stromback	$-0-	$-0-	$-0-	(1)	$-0-	$-0-	$-0-	$-0-
J.B. Smith	$-0-	$-0-	$76,971	(2)	$-0-	$-0-	$-0-	$76,971
Rocco DelMonaco	$-0-	$-0-	$76,971	(3)	$-0-	$-0-	$-0-	$76,971
F. Thomas Krotine	$-0-	$-0-	$-0-	(5)	$-0-	$-0-	$-0-	$-0-
Robert W. Liebig	$-0-	$-0-	$-0-	(6)	$-0-	$-0-	$-0-	$-0-
Donald Campion	$-0-	$-0-	$-0-	(7)	$-0-	$-0-	$-0-	$-0-

(1)	Mr. Stromback had 10,000 outstanding option awards at fiscal year end 2008.

(2)	Mr. Smith had 100,000 outstanding option awards at fiscal year end 2008.

(3)	Mr. DelMonaco had 100,000 outstanding option awards at fiscal year end 2008.

(5)	Mr. Krotine had 10,000 outstanding option awards at fiscal year end 2008.

(6)	Mr. Liebig had 100,000 outstanding option awards at fiscal year end 2008. He resigned on July 24, 2008

(7)	Mr. Campion had 100,000 outstanding option awards at fiscal year end 2008. He resigned on July 13, 2008.

Mr. Stromback did not receive any compensation in 2008 for serving as Chairman.

Mr. Smith, a non-employee director, received 100,000 options in 2008 for serving as a director.  All of his compensation is disclosed in the Director Compensation Table.

Mr. DelMonaco, a non-employee director, received 100,000 options in 2008 for serving as a director.  All of his compensation is disclosed in the Director Compensation Table.

Mr. Krotine did not receive any compensation in 2008 for serving on the Board of Directors.

Mr. Morgan resigned as a director on September 15, 2008 and from the Company on March 26, 2009.  He did not receive any compensation in 2008 for serving on the Board of Directors.

Mr. Liebig, a non-employee director, did not receive any compensation in 2008 for serving as a director. He resigned on July 24, 2008.

Mr. Campion, a non-employee director, did not receive any compensation in 2008 for serving as a director.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Effective November 1, 2006, we entered into an employment agreement with F. Thomas Krotine, under which he serves as the President and Chief Executive Officer of the Company.  Under the terms of the agreement, he also serves as a member of the Board of Directors.  If Mr. Krotine’s employment under his agreement is terminated for any reason, he must resign as a member of the Board of Directors.  The term of Mr. Krotine’s agreement was two years. In each capacity, Mr. Krotine reports to the Chairman of the Board of Directors.  This Agreement expired on October 31, 2008 and Mr. Krotine continues to serve on an at-will basis..

Kevin Stolz serves as Chief Financial Officer, Controller and Chief Accounting Officer under an agreement with the Company effective February 1, 2007.  The agreement was executed on February 1, 2008 and was terminated on July 28, 2009 and Mr. Stolz continues to serve on an at-will basis. He reports to the Chief Executive Officer.

Sally J.W. Ramsey serves as the Director of Research and Development and New Product Development.  Her employment agreement is for a term of five years from January 1, 2007 through January 1, 2012.  Her salary for the first year is $180,000, then $200,000 for years two through four, and finally $220,000 for year five but it was reduced to $60,000 effective December 1, 2008.  She reports to the Chief Executive Officer.  Ms. Ramsey’s agreement is renewable for one year at the Company’s option unless either party gives written notice to the other party that it does not wish to extend the agreement.  The a greement may be terminated prior to the end of the term by the Company for cause, good reason, or upon thirty days written notice given to the other party.  If the executive’s employment is terminated without cause or for “good reason,” as defined in their employment agreements, the executive is entitled to the amount of salary that would have been paid over the balance of the term of the agreement and will receive it over such period.  Further, upon a change in control other than with Equity 11, the Company must pay the executive’s annual salary that would be payable for a twenty-four month period and any declared and accrued, but as of then unpaid, bonus or stock options grant, shall be deemed to be vested.

On August 27, 2008, the terms of the employment agreements of Messrs. Stromback, Krotine, Morgan, Stolz were amended so the Equity 11 transaction was not a “change in control” under the terms of those employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following table identifies the payments and obligations made by Ecology Coatings to the selling shareholder, an affiliate of the selling shareholder or any person with whom the selling shareholder has a contractual relationship regarding the selling shareholder’s investment in Ecology Coatings or the sale of common shares under this registration statement for the past three years up to and including the year following the sale of preferred stock:

Payment Entity	Purpose	Payment Amount	Frequency	Termination Date	Total Payments Made	Total Payments Remaining
Seven Industries, Ltd. (4)	Office Rent	$2,951.76	Monthly	September 20, 2010	$25,591.60	$46,341.42

Sales Attack LC (5)	Marketing & Sales Consulting Services	1) $20,000 per month 2) Stock options to purchase 531,000 shares at $1.05 per share 3) Sales commission of 15% of royalties and 3% of product sales	$20,000 Monthly	May 15, 2009	$169,333(1)	$0

Jim Juliano (6)	Financial	$7,500	Monthly	May 15, 2009	$37,500 (2)	$0

Seven Industries, Ltd. (7)	Promissory Notes	$54,000	One-Time	May 15, 2009	$54,337 (3)	$0

JB Smith LC (8)	Promissory Note	$7,000	One-Time	Terminated	$7,010 (3)	$0

Equity 11	Purchase of office furniture	$5,832.12	One-Time	November 14, 2008	$5,832.12	$0

JB Smith LC (9)	Promissory Note	$7,716.40	One-Time	15 days after demand for payment	$0	$7,716.40

Equity 11	Convertible Preferred Shares Dividends	December 1, 2009	One-Time	If converted prior to dividend date		$121,800 (11)
Equity 11	Convertible Preferred Shares Dividends	June 1, 2010	One-Time	May convert prior to dividend date		$121,800 (11)

Equity 11 (10)	Convertible Preferred Shares Dividends	December 1, 2010	One-Time	May converted prior to dividend date		$121.800 (11)

Equity 11	Convertible Preferred Shares, Series B Dividends	December 1, 2009	One-Time	May convert prior to dividend date		$10,975(11)

Equity 11	Convertible Preferred Shares, Series B Dividends	June 1, 2010	One-Time	May convert prior to dividend date		$10.975(11)

Equity 11 (10)	Convertible Preferred Shares, Series B Dividends	December 1, 2010	One-Time	May convert prior to dividend date		$10,975(11)

				TOTAL:	$299.603.72	$452,382.82

(1)	Includes cash payments of $69,333 and issuance of $100,000 in Convertible Preferred Securities, Series B.
(2)	Paid through the issuance of Convertible Preferred Securities, Series B
(3)	Includes accrued interest; paid through the issuance of Convertible Preferred Securities, Series B
(4)	The Office Sublease is filed as an exhibit to this registration statement.
(5)	Filed with the SEC on September 19, 2008 as an exhibit to Form 8-K.
(6)	Mr. Juliano’s Consulting Agreement is filed as an Exhibit to this registration statement.
(7)	The $20,000 promissory note was filed with the SEC on December 24, 2009 as an exhibit to Form 8-K. The $34,000 promissory note was filed with the SEC on January 9, 2009 as an exhibit to Form 8-K.
(8)	This promissory note was filed with the SEC on May 5, 2009 as an exhibit to Form 8-K.
(9)	This promissory note was filed with the SEC on August 11, 2009 as an exhibit to Form 8-K.
(10)	We have assumed that the selling shareholder will convert these preferred shares to common stock prior to the next scheduled dividend date.
(11)
We have shown dividend payments for preferred shares until December 1, 2010 but these dividends payments will continue after this date unless the selling shareholder converts the preferred shares to common stock.  We have shown dividend payments for Series B preferred shares based on the number of Series B preferred owned by the selling shareholder as of August 1, 2009.  Dividend payments for Series B preferred shares will continue after December 1, 2010 unless the selling shareholder converts the preferred shares to common stock.  See also the discussion about our ability to pay dividends in Item 9.

  The selling shareholder, its affiliates and all persons who have a contractual relationship with the selling shareholder have not had any prior transactions with us other than the transactions described in the table above and the August 28, 2008 Securities Purchase Agreement and the May 15, 2009 Convertible Preferred Securities Agreement.

On August 12, 2008, one of our outside law firms, Butzel Long PC entered into an Investigation Services Agreement with Stealth Investigations, LLC for investigative services on behalf of the Company associated with the departure of the Company’s prior general counsel, Adam Tracy.  Stealth Investigations, LLC is owned by J.B. Smith, the managing partner of Equity 11 and one of the Company’s Directors.  At September 30, 2008, we owed $6,711 to Butzel Long for these services.  This amount is included in the accounts payable balance shown on the consolidated balance sheets.

On September 17, 2008, we entered into a Consulting Agreement with RJS Consulting LLC (“RJS”).  RJS is wholly owned by our Chairman, Richard D. Stromback.  Under the Agreement, RJS will provide directorship services and services relating to generating new revenue.  RJS will be paid $16,000/month. In addition, RJS will be paid based on new revenue generated from RJS’s efforts — 15% of collected new gross licensing and royalty revenue and 3% of new collected gross revenue from product sales.  To date, we have not paid any commissions under this Agreement.  The Company will also reimburse RJS for various event, legal, office and IT costs.  We paid $2,700 under this agreement in fiscal year 2008.

On September 17, 2008, we entered into a Consulting Agreement with DAS Ventures LLC (“DAS”).  DAS is wholly owned by the brother of our Chairman (Richard D. Stromback), Douglas Stromback, who is also a shareholder.  Under the Agreement, DAS will provide services relating to generating new revenue.  DAS will be paid based on new revenue generated from DAS’s efforts — 15% of collected gross licensing and royalty revenue and 3% of collected gross revenue from product sales.  To date, we have not paid any commissions under this Agreement.

On September 17, 2008, we entered into a Consulting Agreement with Sales Attack LC (“Sales Attack”).  Sales Attack is wholly owned by J.B. Smith, a member of our Board of Directors and owner of Equity 11, Ltd., the holder of our 5% convertible preferred shares.  Under the Agreement, Sales Attack will receive 15% of  collected gross licensing and royalty revenue generated from Sales Attack’s efforts  and 3% of collected gross revenue from product sales.   The agreement also included a monthly payment of $20,000 but that provision was terminated effective May 15, 2009.   To date, we have not paid any commissions under this Agreement.

On September 30, 2008, the Company entered into a lease for office space for its headquarters in Auburn Hills, MI with Seven Industries, Ltd..  The lease specifies average monthly rent of $2,997.  Seven Industries, Ltd. is wholly owned by J.B. Smith.  Mr. Smith is the managing partner of Equity 11.  The Company has entered into a Securities Purchase Agreement with Equity 11and Equity 11 has the right to designate three of the five members of the Company’s Directors.

We have an unsecured note payable to Seven Industries, a company that is wholly owned by J.B. Smith, a member of our Board of Directors and managing partner of Equity 11, Ltd. (“Equity 11”) who is our largest shareholder.  The note bears interest at 5% per annum with principal and interest due at June 30, 2009.  The note and accrued interest can be converted into shares of our common stock at $.66 per share at the sole discretion of the note holder.  As of March 31, 2009 and September 30, 2008, the note had an outstanding balance of $20,000 and $0, respectively.  The accrued interest on this note was $266 and $0 as of March 31, 2009 and September 30, 2008, respectively.

From November of 2003 through September 30, 2006, Richard D. Stromback incurred expenses on behalf of the Company for which he was not reimbursed.  The balance at September 30, 2008 was $49,190.  The highest aggregate amount owed to him during the fiscal year ended September 30, 2008 was $49,190.  The Company made no payments on this balance during the fiscal year ended September 30, 2008.  On February 16, 2009, this maturity date for this note was extended until December 31, 2009.

On December 15, 2003, the Company entered into a promissory note with Deanna Stromback, the sister of Richard D. Stromback and a former director of the Company, under which it borrowed a total of $173,030.  The note bears interest at the rate of 4% per annum and is due and payable on December 31, 2009.  She converted $27,500 of the principal amount of the note into 3,000,000 shares of common stock on March 1, 2005.  At September 30, 2008, the outstanding principal balance of this note was $110,500 plus accrued interest of $8,407.  No payments of principal and/or interest were made on this note during the fiscal year ended September 30, 2008.  During the fiscal year ended September 30, 2008, the highest principal amount owed on this note was $110,500.  On February 25, 2009, this maturity date for this note was extended until December 31, 2009.

On August 10, 2004, the Company entered into a promissory note with Douglas Stromback, the brother of Richard D. Stromback and Deanna Stromback and a former director of the Company, under which it borrowed a total of $200,000.  He converted $27,500 of the principal amount into 3,000,000 shares of common stock on March 1, 2005.  The note bears interest at the rate of 4% per annum and is due and payable on December 31, 2009.  At September 30, 2008 the outstanding principal balance of this note was $133,000 plus accrued interest of $10,125.  No payments of principal and/or interest were made on this note during the fiscal year ended September 30, 2008.  During the fiscal year ended September 30, 2008, the highest principal amount owed on this note was $133,000.  On February 24, 2009, this maturity date for this note was extended until December 31, 2009.

ITEM 11A:  MATERIAL CHANGES

Not applicable.

ITEM 12:  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Not applicable.

ITEM 12A:  DISCLOSURE OF COMMISION POSITION ON INDEMNFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to us or to our shareholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 78.7502 of the Nevada Revised Statutes.

•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Articles of Incorporation may discourage shareholder from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses, other than transfer taxes and any brokerage discounts or commissions or similar expenses, payable by us in connection with the sale of the common stock being registered under this registration statement are as follows:
SEC registration fee	$285
Legal fees and expenses	$12,500
Accounting fees and expenses	$5,000
Blue Sky fees and expenses (including legal fees)	10,000
Transfer Agent fees and expenses	$5,000
Miscellaneous	$10,000
Total:	$42,785

ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties.  In addition, we maintain Directors and Officers liability insurance.  Our shareholders will have only limited recourse against directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is a description of all of our sales of unregistered securities during the last three years.  All sales were made to “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).  All such sales were exempt from registration under Section 4(2) of the Act, as transactions not involving a public offering. Unless indicated, we did not pay any commissions to third parties in connection with the sales.

On August 28, 2008, we entered into a Securities Purchase Agreement with Equity 11 for the issuance of  5% convertible preferred shares at a price of $1,000 per share.  Under the Securities Purchase Agreement, Equity 11 may purchase up to $5,000,000 of 5% convertible preferred shares.  In addition, for each acquisition of convertible preferred shares, Equity 11 will be issued warrants to purchase up to 2,500,000 shares of our common stock at $.75 per share.   As of June 30, 2009, under this Agreement, Equity 11 had been issued 2,436 shares of 5% Convertible Preferred Shares and had been issued warrants to purchase 1,178,500 shares.

  On May 15, 2009, ,we entered into a Convertible Preferred Securities Agreement (the “Preferred Securities Agreement”) with Equity 11 for the issuance and sale of 5.0% Cumulative Convertible Preferred Shares, Series B of the Company at a purchase price of $1,000 per share.

       The Preferred Securities Agreement did not replace or terminate the terms of the Securities Purchase Agreement.  That is, the terms of the Securities Purchase Agreement will continue to apply to preferred stock and warrants issued under the Securities Purchase Agreement.  Similarly, the terms of the Preferred Securities Agreement will apply to preferred stock issued under the Preferred Securities Agreement.  Equity 11 may convert the Convertible Preferred Shares into common stock of the Company at a conversion price that is twenty percent (20%) of the average of the closing price of Company’s common stock on the Over-The-Counter Bulletin Board exchange for the five trading days prior to each investment.  As of June 30 , 2009, we had  issued 364 Convertible Preferred Shares to Equity 11 under this Agreement.

We issued the following promissory notes during 2008:

Note Holder	Issue Date(s)	Amount Owing on June 22, 2009
Investment Hunter, LLC	March 1, 2008	$336,973
Mitch Shaheen I	June 21, 2008	$187,003
Mitch Shaheen II	July 14, 2008	$126,540
George Resta	March 1, 2008	$45,132

The notes have no conversion rights and but have detachable warrants.

On July 21, 2007, we completed a Private Placement and raised $2,000,000 from the sale of our common stock to private investors.

ITEM 16:  EXHIBITS AND FINANCIAL INFORMATION SCHEDULES
Exhibit Number	Description
2.1
Agreement and Plan of Merger entered into effective as of April 30, 2007, by and among OCIS Corp., a Nevada corporation, OCIS-EC, INC., a Nevada corporation and a wholly-owned subsidiary of OCIS, Jeff W. Holmes, R. Kirk Blosch and Brent W. Schlesinger and ECOLOGY COATINGS, INC., a California corporation, and Richard D. Stromback, Deanna Stromback and Douglas Stromback. (2)

3.2	Amended and Restated Articles of Incorporation of Ecology Coatings, Inc., a Nevada corporation .(2)

3.3	By-laws (1)

3.4	Certificate of Designation of 5% Convertible Preferred Shares dated August 29, 2008. (9)

3.5	Certificate of Designation of 5% Convertible Preferred Shares dated September 26, 2008. (14)

4.1	Form of Common Stock Certificate of the Company. (2)

5.1*	Opinion of Daniel Iannotti, VP, General Counsel & Secretary

10.1	Promissory Note between Ecology Coatings, Inc., a California corporation, and Richard D. Stromback, dated November 13, 2003. (2)

10.2	Promissory Note between Ecology Coatings, Inc., a California corporation, and Deanna Stromback, dated December 15, 2003. (2)

10.3	Promissory Note between Ecology Coatings, Inc., a California corporation, and Douglas Stromback, dated August 10, 2004. (2)

10.4	Registration Rights Agreement by and between Ecology Coatings, Inc., a Nevada corporation, and the shareholder of OCIS, Corp., a Nevada corporation, dated as of April 30, 2007. (2)

10.5	Consulting Agreement among Ecology Coatings, Inc., a Nevada corporation, and DMG Advisors, LLC, a Nevada limited liability company dated July 27, 2007. (2)

10.6	Employment Agreement between Ecology Coatings, Inc., a California corporation and Kevin Stolz dated February 1, 2007. (2)

10.7	Employment Agreement between Ecology Coatings, Inc., a California corporation and Sally J.W. Ramsey dated January 1, 2007. (2)

10.8	License Agreement with E.I. Du Pont De Nemours and Ecology Coatings, Inc., a California corporation, dated November 8, 2004. (2)

10.9	License Agreement between Ecology Coatings, Inc., a California corporation and Red Spot Paint & Varnish Co., Inc., dated May 6, 2005. (2)

10.10	Lease for office space located at 35980 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304. (2)

10.11	Lease for laboratory space located at 1238 Brittain Road, Akron, Ohio 44310. (2)

10.12	2007 Stock Option and Restricted Stock Plan. (2)

10.13	Form of Stock Option Agreement. (2)

10.14	Form of Subscription Agreement between Ecology Coatings, Inc., a California corporation and the Investor to identified therein. (2)

10.15	Consulting Agreement by and between Ecology Coatings, Inc., a California corporation, and MDL Consulting Group, LLC, a Michigan limited liability company dated April 10, 2006. (2)

10.16	Consulting Agreement by and between Ecology Coatings, Inc., a California corporation, and MDL Consulting Group, LLC, a Michigan limited liability company dated July 1, 2006. (2)

10.17	Antenna Group Client Services Agreement by and between Ecology Coatings, Inc., a California corporation and Antenna Group, Inc. dated March 1, 2004, as amended effective as of July 6, 2007. (2)

10.18	Consulting Agreement by and between Ecology Coatings, Inc., a California corporation and Kissinger McLarty Associates, date July 15, 2006, as amended. (2)

10.19	Business Advisory Board Agreement by and between Ecology Coatings, Inc., a California corporation, and The Rationale Group, LLC, a Michigan limited liability corporation, dated June 1, 2007. (2)

10.20	Allonge to Promissory Note dated November 13, 2003 made in favor of Richard D. Stromback dated February 6, 2008. (3)

10.21	Allonge to Promissory Note dated December 15, 2003 made in favor of Deanna. Stromback dated February 6, 2008. (3)

10.22	Allonge to Promissory Note dated August 10, 2003 made in favor of Douglas Stromback dated February 6, 2008. (3)

10.23	Third Allonge to Promissory Note dated February 28, 2006 made in favor of Chris Marquez dated February 6, 2008. (3)

10.24	Employment Agreement with Kevin Stolz dated February 1, 2008. (4)

10.25	Promissory Note made in favor of George Resta dated March 1, 2008. (5)

10.26	Promissory Note made in favor of Investment Hunter, LLC dated March 1, 2008. (5)

10.27	Scientific Advisory Board Agreement with Dr. Robert Matheson dated February 18, 2008. (6)

10.28	Promissory Note made in favor of Mitch Shaheen dated June 18, 2008. (7)

10.29	Promissory Note made in favor of Mitch Shaheen dated July 10, 2008. (8)

10.30	Extension of Promissory Note made in favor of Richard D. Stromback dated July 10, 2009. (8)

10.31	Extension of Promissory Note made in favor of George Resta dated July 14, 2008. (8)

10.32	Extension of Promissory Note made in favor of Investment Hunter, LLC dated July 14, 2008. (8)

10.33	Securities Purchase Agreement with Equity 11, Ltd. dated August 28, 2008. (9)

10.34	First Amendment to Employment Agreement of Richard D. Stromback dated August 27, 2008. (9)

10.35	First Amendment to Employment Agreement of Kevin Stolz dated August 29, 2008. (9)

10.36	Consulting Services Agreement with RJS Consulting LLC dated September 17, 2008. (10)

10.37	Consulting Services Agreement with DAS Ventures LLC dated September 17, 2008. (10)

10.38	Consulting Services Agreement with Sales Attack LLC dated September 17, 2008. (10)

10.39	First Amendment to Securities Purchase Agreement with Equity 11, Ltd. dated October 27, 2008. (11)

10.40	Consulting Services Agreement with Trimax, LLC dated November 11, 2008. (12)

10.41	Promissory Note made in favor of Seven Industries date December 24, 2008 (13)

10.42	Promissory Note dated January 8, 2009 in favor of Seven Industries. (15)

10.43	Amendment of December 24, 2008 Promissory Note. (15)

10.44	Second Amendment To Securities Purchase Agreement. (16)

10.45*	Convertible Preferred Securities Agreement dated May 15, 2009.

10.46	Warrant W-6. (17)

10.47	Warrant W-7 (27)

10.48	Warrant W-8. (18)

10.49	Warrant W-9. (19)

10.50	Warrant W-10. (20)

10.51	Warrant W-11. (21)

10.52	Warrant W-12 (22)

10.53	Promissory Note in favor of JB Smith LC dated May 5, 2009 (23)

10.54*	DMG Advisors Consulting and Settlement Agreements

10.55	Termination of Kevin P. Stolz’s Employment Agreement (24)

10.56*	Promissory Note in favor of Chris Marquez dated February 28, 2006

10.57	First Allonge to Promissory Note in favor of Chris Marquez dated December 1, 2006

10.58*	Second Allonge to Promissory Note in favor of Chris Marquez dated July 26,2007

10.59*	Consulting Services Agreement with Jim Juliano dated January 5, 2009

10.60*	First Amendment to Employment Agreement of Sally J.W. Ramsey dated December 15, 2008

10.61	Employment Agreement of Richard Stromback dated December 28, 2007 (25)

10.62*	Office Sublease dated September 30, 2008

21.1	List of subsidiaries. (2)

23.1*	Consent of UHY LLP, an independent registered public accounting firm

24.1*	Power of Attorney.- See Signatures page

*           Filed herewith.

(1) Incorporated by reference from OCIS’ registration statement on Form SB-2 originally filed with the SEC on June 28, 2002 and amended on September 20, 2002, November 7, 2002 and March 27, 2003.

(2) Incorporated by reference from our Form 8-K filed with the SEC on July 30, 2007.

(3) Incorporated by reference from our From 8-K filed with the SEC on February 12, 2008.

(4) Incorporated by reference from our Form 8-K filed with the SEC on February 22, 2008.

 (5) Incorporated by reference from our Form 8-K filed with the SEC on March 20, 2008.

(6) Incorporated by reference from our Form 8-K filed with the SEC on April 3, 2008.

(7) Incorporated by reference from our Form 8-K filed with the SEC on June 24, 2008.

(8) Incorporated by reference from our Form 8-K filed with the SEC on July 17, 2008.

(9) Incorporated by reference from our Form 8-K/A filed with the SEC on August 29, 2008.

(10) Incorporated by reference from our Form 8-K filed with the SEC on September 19, 2008.

(11) Incorporated by reference from our Form 8-K filed with the SEC on October 28, 2008.

(12) Incorporated by reference from our Form 8-K filed with the SEC on November 13, 2008.

(13) Incorporated by reference from our Form 10-KSB filed with the SEC on December 24, 2008.

(15) Incorporated by reference from our Form 8-K filed with the SEC on September 30, 2008.

(16) Incorporated by reference from our Form 8-K filed with the SEC on January 9, 2009.

(17) Incorporated by reference from our Form 8-K filed with the SEC on January 23, 2009.

(18) Incorporated by reference from our Form 8-K filed with the SEC on February 12, 2009.

(19) Incorporated by reference from our Form 8-K filed with the SEC on February 27, 2009.

(20) Incorporated by reference from our Form 8-K filed with the SEC on February 27, 2009.

(21) Incorporated by reference from our Form 8-K filed with the SEC on March 10, 2009.

(22) Incorporated by reference from our Form 8-K filed with the SEC on March 27, 2009.

(23) Incorporated by reference from our Form 8-K filed with the SEC on August 5, 2009.

(24) Incorporation by reference from our Form 8-K filed with the SEC on July 29, 2009.

(25) Incorporation by reference from our Form 8-K filed with the SEC on January 3, 2008.

September 3, 2009
Ecology Coatings, Inc.
2701 Cambridge Court, Suite 100
Auburn Hills, MI  48326

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-1 (File No. 333-160156), as amended and as may be subsequently amended (the “Registration Statement”), filed by Ecology Coatings, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,340,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares to be sold by the selling shareholder identified in the Registration Statement are herein referred to as the “Shares.” As the Company’s general counsel, I have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Shares.

As general counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

I do not express any opinion herein concerning any law other than the Nevada Revised Statutes (including the statutory provisions, all applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

On the basis of the foregoing, I am of the opinion that the Shares, when issued upon conversion of certain of the outstanding shares of the Company’s preferred stock held by selling shareholder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the reference of my name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/Daniel V. Iannotti
Daniel V. Iannotti
VP, General Counsel & Secretary

ITEM 17:  UNDERTAKINGS

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

The registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 3rd day of September, 2009 in the City of Auburn Hills, Michigan.

ECOLOGY COATINGS, INC., a Nevada corporation
By:	/s/ Robert G. Crockett
Robert G. Crockett
CEO

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/ s/ Richard D. Stromback* Richard D. Stromback	Chairman	September 3,2009

/s/ Robert G. Crockett Robert G. Crockett	Chief Executive Officer (Principal Executive Officer)	September 3, 2009

/s/Kevin P. Stolz Kevin P. Stolz	Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2009

/s/ J.B. Smith* J.B. Smith	Director	September 3, 2009

/s/ Rocco DelMonaco* Rocco DelMonaco	Director	September 3, 2009

/s/ Joseph Nirta*	Director	September 3, 2009
Joseph Nirta

*By:  /s/ Robert G. Crockett
Robert G. Crockett, Attorney-In-Fact

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets

ASSETS

	June 30, 2009	September 30, 2008
	(Unaudited)

Current Assets
Cash and cash equivalents	$4,257	$974,276
Prepaid expenses	1,400	25,206

Total Current Assets	5,657	999,482

Property and Equipment
Computer equipment	30,111	22,933
Furniture and fixtures	21,027	18,833
Test equipment	9,696	7,313
Signs	213	213
Software	6,057	1,332
Video	48,177	48,177
Total property and equipment	115,281	98,801
Less: Accumulated depreciation	(42,034)	(22,634)

Property and Equipment, net	73,247	76,167

Other Assets
Patents-net	437,554	421,214
Trademarks-net	5,771	5,029

Total Other Assets	443,325	426,243

Total Assets	$522,229	$1,501,892

See the accompanying notes to the unaudited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS' DEFICIT
	June 30, 2009	September 30, 2008
	(Unaudited)
Current Liabilities
Accounts payable	$1,398,823	$1,359,328
Credit card payable	114,621	92,305
Accrued Liabilities	4,202	12,033
Franchise tax payable	-	800
Interest payable	142,380	133,332
Notes payable	582,301	894,104
Notes payable - related party	243,500	243,500
Preferred Dividends Payable	12,258	6,300
Total Current Liabilities	2,498,085	2,741,702

Total Liabilities	2,498,085	2,741,702

Commitments and Contingencies (Note 5)	-	-

Stockholders' Deficit
Preferred Stock - 10,000,000 $.001 par value and 10,000,000	2	2
no par value authorized; 2,800 and 2,010 shares issued and outstanding as of June 30, 2009 and September 30, 2008, respectively
Common Stock - 90,000,000 $.001 par value and 50,000,000
no par value authorized; 32,233,600
outstanding as of June 30, 2009 and
September 30, 2008	32,234	32,234
Additional paid in capital	19,035,348	13,637,160
Accumulated Deficit	(21,043,440)	(14,909,206)

Total Stockholders' Deficit	(1,975,856)	(1,239,810)

Total Liabilities and Stockholders' Deficit	$522,229	$1,501,892

See the accompanying notes to the unaudited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Operations (Unaudited)

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Revenues	$-	$4,050	$-	$24,884

Salaries and Fringe Benefits	301,700	444,920	1,105,546	1,519,705
Professional Fees	322,032	758,691	2,806,104	2,245,674
Other general and administrative costs	63,967	111,533	239,953	556,493
Total General and Administrative Expenses	687,699	1,315,144	4,151,603	4,321,872

Operating Loss	(687,699)	(1,311,094)	(4,151,603)	(4,296,988)

Other Income (Expense)
Interest Income	-	11	142	5,671
Interest Expense	(49,435)	(966,248)	(222,115)	(1,261,115)
Total Other Expenses - net	(49,435)	(966,237)	(221,973)	(1,255,444)

Net Loss	$(737,134)	$(2,227,331)	$(4,373,576)	$(5,552,432)

Basic and diluted net loss per share	$(0.02)	$(0.07)	$(0.14)	$(0.17)

Basic and diluted weighted average
common shares outstanding	32,233,600	32,210,684	32,233,600	32,182,874

See the accompanying notes to the unaudited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)
	For the	For the
	nine months ended	nine months ended
	June 30, 2009	June 30, 2008

OPERATING ACTIVITIES
Net loss	$(4,373,576)	$(5,552,432)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	33,725	25,971
Option expense	2,866,914	1,610,456
Warrant expense	63,512	841,887
Beneficial conversion expense	2,062	301,517
Issuance of stock for extension fee	-	162,000
Changes in Asset and Liabilities
Miscellaneous receivable	-	1,118
Prepaid expenses	23,806	41,688
Accounts payable	39,495	684,429
Accrued payroll taxes and wages	-	(13,960)
Accrued liabilities	(7,832)	-
Credit card payable	22,317	81,998
Franchise tax payable	(800)	-
Interest payable	9,048	93,107
Deferred revenue	-	(24,884)
Net Cash Used In Operating Activities	(1,321,329)	(1,747,105)

INVESTING ACTIVITIES
Purchase of fixed assets	(16,480)	(49,345)
Purchase of intangibles	(31,409)	(92,546)
Net Cash Used in Investing Activities	(47,889)	(141,891)

FINANCING ACTIVITIES
Repayment of debt	(372,801)	(91,998)
Proceeds from debt	61,000	-
Proceeds from convertible preferred shares	711,000	1,200,000
Net Cash Provided By Financing Activities	399,199	1,108,002

Net Change in Cash and Cash Equivalents	(970,019)	(780,994)

CASH AND CASH EQUIVALENTS AT BEGINNING
OF PERIOD	974,276	808,163
CASH AND CASH EQUIVALENTS AT END
OF PERIOD	$4,257	$27,169

See the accompanying notes to the unaudited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)

	For the	For the
	nine months ended	nine months ended
	June 30, 2009	June 30, 2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Interest paid	$132,000	$24,614

SUPPLEMENTAL DISCLOSURE OF NON-CASH
FINANCING ACTIVITIES
Common stock for extension fee	$-	$162,000

See the accompanying notes to the unaudited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

           Interim Reporting. While the information presented in the accompanying interim consolidated financial statements is unaudited, it includes all normal recurring adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America.  These interim consolidated financial statements follow the same accounting policies and methods of their application as the September 30, 2008 audited annual consolidated financial statements of Ecology Coatings, Inc. (“we”, “us”, the “Company” or “Ecology”).  It is suggested that these interim consolidated financial statements be read in conjunction with our September 30, 2008 annual consolidated financial statements included in the Form 10-KSB we filed with the Securities and Exchange Commission on December 23, 2008.

Our operating results for the three and nine months ended June 30, 2009 are not necessarily indicative of the results that can be expected for the year ending September 30, 2009 or for any other period.

      Going Concern. In connection with their audit report on our consolidated financial statements as of September 30, 2008, the Company’s independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern.  Continuance of our operations is dependent upon our ability to raise sufficient capital.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Description of the Company.  We were originally incorporated on March 12, 1990 in California (“Ecology-CA”).  Our current entity was incorporated in Nevada on February 6, 2002 as OCIS Corp. (“OCIS”).  OCIS completed a merger with Ecology-CA on July 26, 2007 (the “Merger”). In the Merger, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc.  We develop nanotechnology-enabled, ultra-violet curable coatings that are designed to drive efficiencies and clean processes in manufacturing.  We create proprietary coatings with unique performance and environmental attributes by leveraging our platform of integrated nano-material technologies that reduce overall energy consumption and offer a marked decrease in drying time. Ecology’s markets consist of electronics, automotive and trucking, paper products and original equipment manufacturers (“OEMs”).

Principles of Consolidation.  The consolidated financial statements include all of our accounts and the accounts of our wholly owned subsidiary Ecology-CA.  All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Revenue Recognition.  Revenues from licensing contracts are recorded ratably over the life of the contract.  Contingency earnings such as royalty fees are recorded when the amount can reasonably be determined and collection is likely.

Loss Per Share.  Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period.  Potentially dilutive shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of convertible preferred stock. Potentially dilutive shares are excluded from the weighted average number of shares if their effect is anti-dilutive.  We had a net loss for all periods presented herein; therefore, none of the stock options and/or warrants outstanding or stock associated with the convertible debt or with the convertible preferred shares during each of the periods presented were included in the computation of diluted loss per share as they were anti-dilutive.  As of June 30, 2009 and 2008, there were 18,100,397 and 5,333,441 potentially dilutive shares outstanding.

Income Taxes and Deferred Income Taxes.  We use the asset and liability approach for financial accounting and reporting for income taxes.  Deferred income taxes are provided for temporary differences in the bases of assets and liabilities as reported for financial statement purposes and income tax purposes and for the future use of net operating losses.  We have recorded a valuation allowance against the net deferred income tax asset.  The valuation allowance reduces deferred income tax assets to an amount that represents management’s best estimate of the amount of such deferred income tax assets that more likely than not will be realized.  We cannot be assured of future income to realize the net deferred income tax asset; therefore, no deferred income tax asset has been recorded in the accompanying consolidated financial statements.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 was issued to clarify the requirements of SFAS109 relating to the recognition of income tax benefits. As of June 30, 3009, we had no unrecognized tax benefits due to uncertain tax positions.

Property and Equipment.  Property and equipment is stated at cost less accumulated depreciation.  Depreciation is recorded using the straight-line method over the following useful lives:

Computer equipment	3-10 years
Furniture and fixtures	3-7 years
Test equipment	5-7 years
Software Computer	3 years
Marketing and Promotional Video	3 years

Repairs and maintenance costs are charged to operations as incurred. Betterments or renewals are capitalized as incurred.

We review long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Patents.  It is our policy to capitalize costs associated with securing a patent.  Costs consist of legal and filing fees.  Once a patent is issued, it will be amortized on a straight-line basis over its estimated useful life.  Seven patents were issued as of June 30, 2009 and are being amortized over 8 years.

Stock-Based Compensation.  Our stock option plans are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. Under the provisions of SFAS No. 123(R), employee and director stock-based compensation expense is measured utilizing the fair-value method.

We account for stock options granted to non-employees under SFAS No. 123(R) using EITF 96-18, requiring the measurement and recognition of stock-based compensation to consultants under the fair-value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or a performance commitment exists.

Expense Categories.  Salaries and Fringe Benefits of $301,700 and $444,920 for the three months ended June 30, 2009 and 2008, respectively, and $1,105,546 and $1,519,705 for the nine months ended June 30, 2009 and 2008, respectively, include wages paid to and insurance benefits for our officers and employees as well as stock based compensation expense for those individuals.  Professional fees of $322,032 and $758,691 for the three months ended June 30, 2009 and 2008, and $2,806,104 and $2,245,674 for the nine months ended June 30, 2009 and 2008, respectively, include amounts paid to attorneys, accountants, and consultants, as well as the stock based compensation expense for those services.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, as amendment to SFAS No. 140 (SFAS166). SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. SFAS 166 is effective for fiscal years beginning after November 15, 2009. We will adopt SFAS 166 in fiscal 2010 as applicable. It would not have had any impact on any of the financial statements that we’ve issued to date.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” (SFAS 167). SFAS 167 amends FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” (FIN 46(R)) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. SFAS 167 becomes effective on January 1, 2010. We do not anticipate SFAS 167 will have a material impact on our consolidated financial statements upon adoption.

FASB Statement No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168”).  The FASB Accounting Standards CodificationTM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  SFAS 168 becomes effective for us for the period ending after September 15, 2009.  We have determined that the adoption of SFAS 168 will not have an impact on our financial statements.

Note 2 — Concentrations

For the three months and nine months ended June 30, 2009, we had no revenues. For the three months and nine months ended June 30, 2008, we had one customer representing 100% of revenues.  As of June 30, 2009 and 2008, there were no amounts due from this customer.

We occasionally maintain bank account balances in excess of the federally insurable amount of $250,000.  The Company had cash deposits in excess of this limit on June 30, 2009 and September 30, 2008 of $0 and $724,276, respectively.

Note 3 — Related Party Transactions

We have borrowed funds for our operations from certain major stockholders, directors and officers as disclosed below:

We have an unsecured note payable due to Deanna Stromback, a principal shareholder and former director and sister of our Chairman, Rich Stromback, that bears interest at 4% per annum with principal and interest due on December 31, 2009.  As of June 30, 2009 and September 30, 2008, the note had an outstanding balance of $110,500.  The accrued interest on the note was $12,000 and $8,407 as of June 30, 2009 and September 30, 2008, respectively.  The note carries certain conversion rights that allow the holder to convert all or part of the outstanding balance into shares of our common stock upon mutually agreeable terms and conversion price.

We have an unsecured note payable due to Doug Stromback, a principal shareholder and former director and brother of our Chairman, Rich Stromback, that bears interest at 4% per annum with principal and interest due on December 31, 2009.  As of June 30, 2009 and September 30, 2008, the note had an outstanding balance of $133,000.  The accrued interest on the note was $14,450 and $10,125 as of June 30, 2009 and September 30, 2008, respectively.  The note carries certain conversion rights that allow the holder to convert all or part of the outstanding balance into shares of our common stock upon mutually agreeable terms and conversion price.

We had an unsecured note payable due to Rich Stromback, our Chairman and a principal  shareholder,  that bore interest at 4% per annum with principal and interest due on June 30, 2009.  As of both June 30, 2009 and September 30, 2008, the note had an outstanding balance of $0. The unpaid accrued interest on the note was $2,584 as of June 30, 2009 and September 30, 2008.  The note carries certain conversion rights which allow the holder to convert all or part of the outstanding balance into shares of our common stock upon mutually agreeable terms and conversion price.

Future maturities of related party long-term debt as of June 30, 2009 are as follows:

12 Months Ending June 30
2010	$243,500

We have a payable to a related party totaling $49,191 and $63,775 as of June 30, 2009 and September 30, 2008, respectively, included in accounts payable on the consolidated balance sheets.

Note 4 — Notes Payable

We have the following notes:

	June 30, 2009	September 30, 2008
Chris Marquez Note: Convertible note payable, 15% per annum interest rate, principal and interest payment was due May 31, 2008; unsecured, convertible at holder’s option into common shares of the Company at $1.60 per share. Accrued interest of $15,367 was outstanding at September 30, 2008.	---	$94,104

George Resta Note:  subordinated note payable, 25% per annum, unsecured, principal and interest was due June 30, 2008; the Company extended the maturity for 30 days, to July 30, 2008 in exchange for warrants to purchase 15,000 shares of the Company’s common stock at $1.75 per share. Additionally, the Company granted the note holder warrants to purchase 12,500 shares of the Company’s common stock at $1.75 per share. Demand for repayment was made on September 8, 2008. On November 14, 2008, we agreed to pay the note holder $10,000 per month until the principal and accrued interest is paid off. We made such payments in October and November of 2008, but did not make payments thereafter. Accrued interest of $6,388 and $7,329 was outstanding as of June 30, 2009 and September 30, 2008, respectively.
	$38,744	50,000

Investment Hunter, LLC Note: subordinated note payable, 25% per annum, unsecured, principal and interest was due June 30, 2008; the Company extended the maturity for 30 days, to July 30, 2008 in exchange for warrants to purchase 15,000 shares of the Company’s common stock at $1.75 per share. Additionally, the Company granted the note holder warrants to purchase 125,000 shares of the Company’s common stock at $1.75 per share. Demand for repayment was made on September 5, 2008. On November 13, 2008, we agreed to pay the note holder $100,000 per month until the principal and accrued interest is paid off. The payments for October, November, and December were made, but none have been made since.  Accrued interest of $43,416 and $73,288 was outstanding as of June 30, 2009 and September 30, 2008, respectively.
	$293,557	500,000

Mitchell Shaheen Note:  subordinated note payable, 25% per annum, unsecured, principal and interest was due July 18, 2008. Additionally, the Company issued a warrant to purchase 100,000 shares of the Company’s common stock at a price equal to $.75 per share (the “Warrant”). The Warrant is exercisable immediately and carries a ten (10) year term. The Holder may convert all or part of the then-outstanding Note balance into shares at $.50 per share. If applicable, the Company has agreed to include the Conversion Shares in its first registration statement filed with the Securities and Exchange Commission. Demand for repayment was made on August 27, 2008. Accrued interest of $37,003 and $10,685 was outstanding as of June 30, 2009 and September 30, 2008, respectively.
	150,000	150,000

Mitchell Shaheen Note:  subordinated note payable, 25% per annum, unsecured, principal and interest was due August 10, 2008. Additionally, the Company issued a warrant to purchase 100,000 shares of the Company’s common stock at a price equal to $.50 per share (the “Warrant”). The Warrant is exercisable immediately and carries a ten (10) year term. If applicable, the Company has agreed to include the Conversion Shares in its first registration statement filed with the Securities and Exchange Commission. Demand for repayment was made on August 27, 2008. Accrued interest of $26,540 and $5,548 was outstanding as of June 30, 2009 and September 30, 2008, respectively.
	100,000	100,000

	$582,301	$894,104

All of the notes shown in the table above are in default and are currently due and payable.

Future maturities of the notes payable as of June 30, 2009 are as follows:

12 Months Ending June 30,
2010	$582,301

The above notes payable have conversion rights and detachable warrants.  These Notes may be converted for the principal balance and any unpaid accrued interest to Common Stock. In accordance with guidance issued by the FASB and the Emerging Issue Task Force (“EITF”) regarding the Accounting for Convertible Securities with a Beneficial Conversion Feature (EITF No. 98-5), the Company recognized an embedded beneficial conversion feature present in these Notes.  The Company allocated the proceeds based on the fair value of $340,043 to the warrants.  The warrants are exercisable through March 31, 2018 and the fair value was amortized to interest expense over the term of the Notes.

 Note 5 — Commitments and Contingencies

Consulting Agreements.

On June 1, 2007, we entered into a consulting agreement with The Rationale Group, LLC (“Rationale Group”).  The managing member of Rationale Group is Dr. William Coyro, Jr., who serves as the chairman of Ecology’s business advisory board.  The agreement expired June 1, 2009.  Ecology pays Rationale Group $11,000 per month under the Agreement.  Additionally, Ecology granted Rationale Group 200,000 options to purchase shares of our common stock for $2.00 per share.  Of these options, 50,000 options vested on December 1, 2007, 50,000 options vested on June 1, 2008, 50,000 options vested on December 1, 2008, and the remaining 50,000 options vested on June 1, 2009.  Additionally, we agreed to reimburse Rationale Group for all reasonable expenses incurred by Rationale Group in the conduct of our business. On February 11, 2009, we amended the agreement upon the following terms:

•	Six monthly payments to Rationale Group of $5,000, with payments ending on July 1, 2009.
•	Re-pricing of the 50,000 options that vested on December 1, 2007 by our Board to an exercise price of $.50 per share
•	Rationale Group forgave $121,000 owed by us to them.
•
Rationale Group transferred options to purchase 50,000 shares of common stock that vest on June 1, 2009 to Equity 11, our largest shareholder.  J.B. Smith, a director of our Board, is the managing partner and majority owner of Equity 11.

On July 26, 2007, we entered into a consulting agreement with DMG Advisors, LLC, owned by two former officers and directors of OCIS Corporation.  The terms of the agreement call for the transfer of the $100,000 standstill deposit paid to OCIS as a part of a total payment of $200,000.  The balance will be paid in equal installments on the first day of each succeeding calendar month until paid in full.  The agreement calls for the principals to provide services for 18 months in the area of investor relations programs and initiatives; facilitate conferences between Ecology and members of the business and financial community; review and analyze the public securities market for our securities; and introduce Ecology to broker-dealers and institutions, as appropriate.  The agreement expired on February 28, 2009.  We have reached a settlement with DMG Advisors for amounts owed under the consulting agreement.  See also Note 9- Subsequent Events.

On April 2, 2008, we entered into a letter agreement with Dr. Robert Matheson to become chairman of our Scientific Advisory Board.  The letter agreement provides that we will grant Dr. Matheson options to purchase 100,000 shares of our common stock.  Each option is exercisable at a price of $2.05 per share.  The options vest as follows: 25,000 immediately upon grant; 25,000 on October 3, 2008; 25,000 on April 3, 2009, and the remaining 25,000 on October 3, 2009.  The options will all expire on April 3, 2018.

On September 17, 2008, we entered into an agreement with Sales Attack LLC, an entity owned by J.B. Smith, a director of the Company and managing partner of Equity 11 who is our largest shareholder.  This agreement is for business and marketing consulting services.  This agreement expires on September 17, 2010 and calls for monthly payments of $20,000, commissions on licensing revenues equal to 15% of the revenues due to Sales Attack’s efforts, commissions on product sales equal to 3% of the revenue due to Sales Attack’s efforts, and a grant of options to purchase 531,000 shares of our common stock for $1.05 per share. 177,000 of the options became exercisable on March 17, 2009, 177,000 of the options become exercisable on September 17, 2009, and 177,000 of the options become exercisable on March 17, 2010.  The options expire on December 31, 2020.  We paid $60,000 to Sales Attack LLC during the nine months ending June 30, 2009. On May 15, 2009, we issued 100 Series B Convertible Preferred Securities in full settlement of all amounts then outstanding and terminated the agreement.

On September 17, 2008, we entered into an agreement with RJS Consulting LLC (“RJS”), an entity owned by our chairman of the board of directors, Richard Stromback, under which RJS will provide advice and consultation to us regarding strategic planning, business and financial matters, and revenue generation.  The agreement expires on September 17, 2011 and calls for monthly payments of $16,000, commissions on licensing revenues equal to 15% of the revenues due to RJS’s efforts, commissions on product sales equal to 3% of the revenue due to RJS’s efforts, $1,000 per month to pay for office rent reimbursement, expenses associated with RJS’s participation in certain conferences, information technology expenses incurred by the consultant in the performance of duties relating to the Company, and certain legal fees incurred by Richard Stromback during his tenure as our Chief Executive Officer.

On September 17, 2008, we entered into an agreement with DAS Ventures LLC (“DAS”) under which DAS will act as a consultant to us.  DAS Ventures, LLC is wholly owned by Doug Stromback, a principal shareholder and former director and brother of our Chairman, Rich Stromback,  Under this agreement, DAS will provide business development services for which he will receive commissions on licensing revenues equal to 15% of the revenues due to DAS’s efforts and commissions on product sales equal to 3% of the revenue due to DAS’s efforts and reimbursement for information technology expenses incurred by the consultant in the performance of duties relating to the Company. This agreement expires on September 17, 2011.

On November 11, 2008, we settled the lawsuit we filed against Trimax, LLC (“Trimax”) on September 11, 2008 for breach of contract.  Under the terms of the settlement, we will pay Trimax $7,500 per month for twelve months under a new consulting agreement and will pay $15,000 in 12 equal monthly payments of $1,250 to Trimax’s attorney.   Additionally, we will pay Trimax a commission of 15% for licensing revenues and 3% for product sales that Trimax generates for the Company.   On June 12, 2009, we terminated the agreement and replaced it with a new one in which the sole compensation paid to Trimax will be a commission of 15% for licensing revenues and 3% for product sales to Daewoo. This new agreement expires June 12, 2010 and can be terminated on 90 days written notice by either party.

On January 1, 2009, we entered into a new agreement with McCloud Communication to provide investor relations services to us.  The new agreement calls for monthly payments of $5,500 for 12 months.  In addition, the consultant forgave $51,603 in past due amounts owed by the Company in exchange for a reset of the exercise price on options to purchase 25,000 shares of our common stock that we issued to the consultant on April 8, 2008. The exercise price at the time of issuance was $4.75 per share.  This price was re-set by our Board to $.88 per share on February 6, 2009.

On January 5, 2009, we entered into an agreement with James Juliano to provide debt consulting services to us. Mr. Juliano is a principal in Equity 11. The agreement calls for twelve monthly payments of $7,500 and expires on December 31, 2009.  No monthly payments were made to Mr. Juliano for the nine months ending on June 30, 2009.  On May 15, 2009, we issued 37.5 Convertible Preferred Securities in full settlement of all amounts then outstanding and terminated the agreement.

Employment Agreements.

On January 1, 2007, we entered into an employment agreement with Sally J.W. Ramsey, Vice President New Product Development, that expires on January 1, 2012.  Upon expiration, the agreement calls for automatic one-year renewals until terminated by either party with thirty days written notice.  Pursuant to the agreement, the officer will be paid an annual base salary of $180,000 in 2007; an annual base salary of $200,000 for the years 2008 through 2011; and an annual base salary of $220,000 for 2012.  On December 15, 2008, we amended the agreement to reduce Ms. Ramsey’s annual base salary to $60,000.  In addition, 450,000 options were granted to the officer to acquire our common stock at $2.00 per share. 150,000 options will vest on January 1, 2010, 150,000 options will vest on January 1, 2011 and the remaining 150,000 options will vest January 1, 2012.  The options expire on January 1, 2022.

On February 1, 2007, we entered into an employment agreement with Kevin Stolz, Chief Financial Officer, Controller and Chief Accounting Officer, that expired on February 1, 2008. Pursuant to the agreement, the officer was paid an annual base salary of $120,000 and was granted 25,000 options to acquire our common stock at $2.00 per share.  These options were re-priced to $1.05 per share on September 15, 2008.  All of the options vested on February 1, 2008. The options expire on February 1, 2017. On February 1, 2008, we entered into a new agreement with this officer.  This new agreement expires on February 1, 2010 and calls for an annual salary of $140,000.  Further, Mr. Stolz was granted 50,000 options to purchase shares of our common stock at $3.00 per share.  These options were re-priced to $1.05 per share on September 15, 2008.  25,000 options vest on February 1, 2009 and the remaining 25,000 options vest on February 1, 2010.  This agreement was modified effective October 1, 2008.  Under the modified agreement, Mr. Stolz receives an annual base salary of $70,000, subject to increase to $140,000 upon the achievement by the Company of revenues of at least $100,000.  Additionally, we granted Mr. Stolz options to purchase 10,000 shares of our common stock at $1.05 per share.  The options become exercisable on September 17, 2009 and expire on September 17, 2018. Mr. Stolz assumed the additional title of Chief Financial Officer on March 26, 2009.  Mr. Stolz’s employment agreement has been terminated.  See Note 9-Subsequent Events.

On May 21, 2007, we entered into an employment agreement with David W. Morgan, Chief Financial Officer, that will expire on May 21, 2009.  Pursuant to the agreement, Mr. Morgan will be paid an annual base salary of $160,000 and was granted 300,000 options to acquire our common stock at $2.00 per share.  These options were re-priced to $1.05 per share on September 15, 2008. 75,000 of the options vested on May 21, 2008, and 225,000 of the options vested on May 21, 2009.  The options expire on May 21, 2017. On October 1, 2007, the Company modified the employment agreement to increase the salary from $160,000 to $210,000.  This agreement was terminated on December 3, 2008 and Mr. Morgan continued to serve as our Chief Financial Officer and was being paid $60,000 per annum. Mr. Morgan resigned on March 26, 2009 and his employment agreement was terminated. We will pay medical insurance premiums of $1,128 per month through September of 2009 for him.

On December 28, 2007, we entered into an employment agreement with Richard Stromback, our Chairman of the Board of Directors and Chief Executive Officer.  Under this agreement, Mr. Stromback was to be paid at a rate of $320,000 per year through August 8, 2010.  This agreement was terminated by consent of both parties on September 17, 2008.  See also the discussion of Mr. Stomback’s consulting agreement above.

Contingencies.  On September 11, 2008, we filed a lawsuit against a consultant in the Circuit Court of Oakland County, Michigan for breach of the consulting agreement.

A lawsuit was filed against us on September 16, 2008 in the Circuit Court of Oakland County, Michigan for breach of contract by a consultant previously contracted by the Company to provide information technology services.  On November 6, 2008, we settled the lawsuit.  We paid $26,500 in full settlement of all claims. This amount was included in Accounts Payable at September 30, 2008.

Lease Commitments.

a.
On August 1, 2005, we leased our office facilities in Akron, Ohio for a rent of $1,800 per month. The lease expired July 1, 2006 and was renewed under the same terms through August 31, 2007.  The Company now leases that property on a month-to-month basis for the same rent.  Rent expense for the nine months ended June 30, 2009 and 2008 was $16,200 and $16,200, respectively. Rent expense for the three months ended June 30, 2009 and 2008 was $5,400 and $5,400, respectively

b.
On September 1, 2008, we executed a lease for our office space in Auburn Hills, Michigan.  The lease calls for average monthly rent of $2,997 and expires on September 30, 2010.  The landlord is a company owned by a shareholder and director of Ecology. Rent expense for the nine months ended June 30, 2009 was $25,843. Rent expense for the three months ended June 30, 2009 was $8,855.

Note 6 — Equity

Reverse Merger.  A reverse merger with OCIS Corporation was consummated on July 26, 2007.  The shareholders of Ecology-CA acquired 95% of the voting stock of OCIS. OCIS had no significant operating history.  The purpose of the acquisition was to provide Ecology with access to the public equity markets in order to more rapidly expand its business operations.  The consideration to the shareholders of OCIS was approximately 5% of the stock, at closing, of the successor company.  The final purchase price was agreed to as it reflects the value to Ecology of a more rapid access to the public equity markets than a more traditional initial public offering.

Warrants.  On December 16, 2006, we issued warrants to Trimax, LLC to purchase 500,000 shares of our stock at $2.00 per share.  On November 11, 2008, the exercise price of the warrants was reset to $.90 per share.  The warrants vested on December 17, 2007. The weighted average remaining life of the warrants is 7.6 years.

On February 6, 2008, we issued warrants to Hayden Capital  to purchase 262,500 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering.  The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.6 years.

On March 1, 2008, we issued warrants to George Resta to purchase 12,500 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering.  The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.6 years.

On March 1, 2008, we issued warrants to Investment Hunter, LLC to purchase 125,000 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering.  The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.6 years.

On June 9, 2008, we issued warrants to Hayden Capital to purchase 210,000 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering.  The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.9 years.

On June 21, 2008, we issued warrants to Mitchell Shaheen to purchase 100,000 shares of our common stock at $.75 per share.  The warrants vested upon issuance. The weighted average remaining life of the warrants is 8.9 years.

On July 14, 2008, we issued warrants to Mitchell Shaheen to purchase 100,000 shares of our common stock at $.50 per share.  The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.9 years.

On July 14, 2008, we issued warrants to George Resta to purchase 15,000 shares of our common stock at $1.75 per share. The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.9 years.

On July 14, 2008, we issued warrants to Investment Hunter, LLC to purchase 15,000 shares of our common stock at $1.75 per share. The warrants vested upon issuance.  The weighted average remaining life of the warrants is 8.9 years.

We issued the following immediately vested warrants to Equity 11 in conjunction with Equity 11’s purchases of our 5% convertible preferred stock:

	Strike	Date	Expiration
Number	Price	Issued	Date
100,000	$0.75	July 28, 2008	July 28, 2018
5,000	$0.75	August 20, 2008	August 20, 2018
25,000	$0.75	August 27, 2008	August 27, 2018
500,000	$0.75	August 29, 2008	August 29, 2018
375,000	$0.75	September 26, 2008	September 26, 2018
47,000	$ 0.75	January 23, 2009	January 23, 2014
15,000	$ 0.75	February 10, 2009	February 10, 2014
12,500	$ 0.75	February 18, 2009	February 18, 2014
20,000	$ 0.75	February 26, 2009	February 26, 2014
11,500	$ 0.75	March 10, 2009	March 10, 2014
40,000	$ 0.75	March 26, 2009	March 26, 2014
10,750	$0.75	April 14, 2009	April 14, 2014
16,750	$0.75	April 29, 2009	April 29, 2014

On November 11, 2008, we issued warrants to purchase 2,000,000 shares of our common stock at $.50 per share to Trimax. The warrants vested upon issuance.  The weighted average remaining life of the warrants is 9.3 years.

Shares.  On February 6, 2008, we entered into an allonge to the promissory note made to Christopher Marquez on February 28, 2006.  The amount owed, including principal and accrued interest, totaled $142,415 and the note matured on December 31, 2007 (See Note 4).  The maturity date of the note was extended to May 31, 2008, with interest continuing at 15% per annum.  In consideration of this extension, we issued 60,000 shares of our common stock to the note holder and granted the holder certain priority payment rights.  This note has been paid in full.

On August 28, 2008, we entered into an agreement with Equity 11 to issue up to $5,000,000 in convertible preferred securities.  The securities accrue cumulative dividends at 5% per annum and the entire amount then outstanding is convertible at the option of the investor into shares of our common stock at $.50 per share.  The preferred securities carry “as converted” voting rights.  As of June 30, 2009, we had issued 2,436 of these convertible preferred shares.  As we sell additional convertible preferred securities under this agreement, we will issue attached warrants (500 warrants for each $1,000 convertible preferred share sold).  The warrants will be immediately exercisable, expire in five years, and entitle the investor to purchase one share of our common stock at $.75 per share for each warrant issued.  The table above identifies warrants issued in conjunction with Equity 11’s additional purchases of our 5% convertible preferred stock through June 30, 2009.

On May 15, 2009, we entered into an agreement with Equity 11 to issue convertible preferred securities at $1,000 per share. The securities accrue cumulative dividends at 5% per annum and the entire amount then outstanding is convertible at the option of the investor into shares of our common stock at a price equal to 20% of the average closing price of our common shares for the five trading days immediately preceding the date of issuance. The preferred securities carry “as converted” voting rights.  As of June 30, 2009, we have issued 364 of these convertible preferred securities. These shares are convertible into 4,427,778 of our common shares at the sole discretion of Equity 11.

In the event of a voluntary or involuntary dissolution, liquidation or winding up, Equity 11 will be entitled to be paid a liquidation preference equal to the stated value of the convertible preferred shares, plus accrued and unpaid dividends and any other payments that may be due on such shares, before any distribution of assets may be made to holders of capital stock ranking junior to the preferred shares.

Note 7 — Stock Options

Stock Option Plan.  On May 9, 2007, we adopted a stock option plan and reserved 4,500,000 shares for the issuance of stock options or for awards of restricted stock. On December 2, 2008, our Board of Directors authorized the addition of 1,000,000 shares of our common stock to the 2007 Plan.  All prior grants of options were included under this plan.  The plan provides for incentive stock options, nonqualified stock options, rights to restricted stock and stock appreciation rights.  Eligible recipients are employees, directors, and consultants.  Only employees are eligible for incentive stock options.

The vesting terms are set by the Board of Directors. All options expire 10 years after issuance.

The Company granted non-statutory options as follows during the nine months ended June 30, 2009:

	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average (Remaining) Contractual Term	Aggregate Fair Value
Outstanding as of September 30, 2008	$1.83	4,642,119	9.2	$5,011,500
Granted	$.77	490,000	9.4	$311,035
Exercised	---	---	---	---
Forfeited	$2.14	850,000	7.8	$928,806
Outstanding as of June 30, 2009	$1.26	4,282,119	8.4	$4,393,729
Exercisable	$1.26	2,408,119	7.8	$2,875,310

2,408,119 of the options were exercisable as of June 30, 2009.  The options are subject to various vesting periods between June 26, 2007 and January 1, 2012.   The options expire on various dates between June 1, 2016 and January 1, 2022. Additionally, the options had no intrinsic value as of June 30, 2009.  Intrinsic value arises when the exercise price is lower than the trading price on the date of grant.

Our stock option plans are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) Number 123(R), Accounting for Stock-Based Compensation.  Under the provisions of SFAS Number 123(R), employee and director stock-based compensation expense is measured utilizing the fair-value method.

We account for stock options granted to non-employees under SFAS Number 123(R) using EITF 96-18 requiring the measurement and recognition of stock-based compensation to consultants under the fair-value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or a performance commitment exists.

In calculating the compensation related to employee/consultants and directors stock option grants, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

Dividend	None
Expected volatility	86.04%-101.73%
Risk free interest rate	.10%-5.11%
Expected life	5 years

The expected volatility was derived utilizing the price history of another publicly traded nanotechnology company.  This company was selected due to the fact that it is widely traded and is in the same equity sector as our Company.

The risk free interest rate figures shown above contain the range of such figures used in the Black-Scholes calculation.  The specific rate used was dependent upon the date of the option grant.

Based upon the above assumptions and the weighted average $1.26 exercise price, the options outstanding at June 30, 2009 had a total unrecognized compensation cost of $579,542 which will be recognized over the remaining weighted average vesting period of .5 years. Options cost of $2,866,915 was recorded as an expense for the nine months ended June 30, 2009 of which $561,555 was recorded as compensation expense and $2,305,360 was recorded as consulting expense.

Note 8 — Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  For the nine months ended June 30, 2009 and 2008, we incurred net losses of ($4,373,576) and ($5,552,432), respectively.  As of June 30, 2009 and September 30, 2008, we had stockholders’ deficits of ($1,975,856) and ($1,239,810), respectively.

Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish profitable operations.  We have financed operations primarily through the issuance of equity securities and debt and through some limited operating revenues.  Until we are able to generate positive operating cash flows, additional funds will be required to support our operations.  We will need to acquire additional immediate funding in September 2009 to continue our operations.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Note 9 — Subsequent Events

 The Company evaluated subsequent events for potential recognition and/or disclosure through September 1, 2009, the date the consolidated financial statements were issued.

On July 1, 2009, we issued a note to JB Smith LC, an entity controlled by J.B. Smith, a director of the company. This note is in the amount of $7,716, bears interest at 5% and is convertible under certain conditions.

On July 21, 2009, we entered into a Settlement and Release Agreement with DMG Advisors, LLC, Kirk Blosch and Jeff Holmes which terminated the parties’ July 26, 2007 Consulting Agreement (“Former Consulting Agreement”).  We agreed to issue 500,000 shares of our common stock as payment for services owed under the Former Consulting Agreement.

Only July 21, 2009, we entered into a new Consulting Agreement with DMG Advisors.  DMG Advisors will provide investor, business and financial services to us under the New Consulting Agreement and will be paid $5,000 per month for services by the issuance of 25,000 shares of the our common stock per month.  The Agreement has a term of six months and terminates on January 15, 2010.

On July 24, 2009, Equity 11 purchased an additional 75 shares of 5% Convertible Preferred Shares, Series B at a purchase price of $1,000 per share pursuant to Convertible Preferred Securities Purchase Agreement entered into between  the Company and Equity 11on May 15, 2009.  The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

On July 24, 2009, we terminated our agreement with Kevin Stolz, Chief Financial Officer, Controller and Chief Accounting Officer. In consideration, we issued 40,000 options exercisable at $1.00 share and vesting according to the following schedule:

10,000 shares on:	September 1, 2009
10,000 shares on:	October 15, 2009
10,000 shares on:	December 1, 2009
10,000 shares on:	January 15, 2010

Mr. Stolz will serve on an at-will basis and will be paid a salary of $5,917 through August 2009 and will be paid a salary of $3,500 per month thereafter.

On August 12, 2009, Equity 11 purchased an additional  of 5% Convertible Preferred Shares, Series B at a purchase price of $1,000 per share pursuant to Convertible Preferred Securities Purchase Agreement entered into between  the Company and Equity 11 on May 15, 2009.  The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

On August 19, 2009, Equity 11 purchased an additional 25 of 5% Convertible Preferred Shares, Series B at a purchase price of $1,000 per share pursuant to Convertible Preferred Securities Purchase Agreement entered into between  the Company and Equity 11 on May 15, 2009.  The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

On August 31, 2009, Equity 11 purchased an additional 50 of 5% Convertible Preferred Shares, Series B at a purchase price of $1,000 per share pursuant to Convertible Preferred Securities Purchase Agreement entered into between  the Company and Equity 11 on May 15, 2009.  The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ecology Coatings, Inc.

We have audited the accompanying consolidated balance sheets of Ecology Coatings, Inc. and Subsidiary (the “Company”) as of September 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ecology Coatings, Inc. and Subsidiary as of September 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 9 to the consolidated financial statements, the Company’s recurring losses, negative cash flows from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern.  Management’s plans as to these matters are also discussed in Note 9.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
Southfield, Michigan
December 19, 2008

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets

ASSETS

	September 30, 2008	September 30, 2007

Current Assets
Cash and cash equivalents	$974,276	$808,163
Miscellaneous receivable	-	1,118
Prepaid expenses	25,206	70,888

Total Current Assets	999,482	880,169

Property and Equipment
Computer equipment	22,933	11,285
Furniture and fixtures	18,833	1,565
Test equipment	7,313	7,313
Signs	213	213
Software	1,332	1,332
Video	48,177	-
Total fixed assets	98,801	21,708
Less: Accumulated depreciation	(22,634)	(3,794)

Property and Equipment, net	76,167	17,914

Other
Patents-net	421,214	302,575
Trademarks-net	5,029	3,465

Total Other Assets	426,243	306,040

Total Assets	$1,501,892	$1,204,123

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
	September 30, 2008	September 30, 2007

Current Liabilities
Accounts payable	$1,359,328	$429,790
Credit card payable	92,305	14,772
Deferred revenue	-	24,884
Accrued liabilities	12,033	-
Payroll taxes payable	-	1,459
Accrued wages	-	12,500
Franchise tax payable	800	800
Interest payable	133,332	15,851
Notes payable	894,104	170,280
Notes payable - related party	243,500	243,500
Preferred dividends payable	6,300	-
Total Current Liabilities	2,741,702	913,836

Total Liabilities	2,741,702	913,836

Commitments and Contingencies (Note 5)

Stockholders' Equity (Deficit)
Preferred Stock - 10,000,000 $.001 par value shares
authorized; 2,010 and 0 shares issued and outstanding
as of September 30, 2008 and September 30, 2007, respectively	2	-
Common Stock - 90,000,000 $.001 par value shares
authorized; 32,210,684 and 32,150,684
outstanding as of September 30, 2008 and
September 30, 2007, respectively	32,234	32,174
Additional paid in capital	13,637,160	6,165,282
Accumulated Deficit	(14,909,206)	(5,907,169)

Total Stockholders' Equity (Deficit)	(1,239,810)	290,287

Total Liabilities and Stockholders'
Equity (Deficit)	$1,501,892	$1,204,123

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Year Ended	For the Year Ended
	September 30, 2008	September 30, 2007

Revenues	$25,092	$41,668

Salaries and fringe benefits	2,006,776	1,409,840
Professional fees	2,735,360	2,583,927
Other general and administrative costs	637,668	463,199

Operating Loss	(5,354,712)	(4,415,298)

Other Income (Expenses)
Interest income	5,784	20,940
Interest expense	(1,421,394)	(256,512)
Total Other (Expenses), net	(1,415,610)	(235,572)

Net Loss	$(6,770,322)	$(4,650,870)

Basic and diluted net loss per share	$(0.21)	$(0.16)

Basic and diluted weighted average of
common shares outstanding	32,189,864	29,178,144

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Statement of Changes in Shareholders’ Equity (Deficit) for the Years Ended September 30, 2008 and 2007
					Additional		Total
					Paid In	Accumulated	Stockholders'
	Common Stock		Preferred Stock		Capital	Deficit	Equity
	Shares	Amount	Shares	Amount			(Deficit)
Balance at September 30, 2006	28,200,000	$142,000	-	$-	$-	$(1,256,299)	$(1,114,299)

Beneficial conversion feature on convertible debt	-	-	-	-	116,819	-	116,819

Stock option expense	-	-	-	-	1,288,670	-	1,288,670

Warrants issued with debt	-	-	-	-	4,497	-	4,497

Issuance of stock, net of issuance costs of $10,789	3,950,684	4,645,470	-	-	-	-	4,645,470

Creation of par value stock	-	(4,755,296)	-	-	4,755,296	-	-

Net loss	-	-	-	-	-	(4,650,870)	(4,650,870)

Balance at September 30, 2007	32,150,684	$32,174	-	$-	$6,165,282	$(5,907,169)	$290,287

Issuance of stock for debt extension	60,000	60	-	-	161,940	-	162,000

Issuance of warrants for debt extension	-	-	-	-	26,343	-	26,343

Issuance of preferred stock	-		2,010	2	1,500,585	-	1,500,585

Beneficial conversion feature on preferred stock	-	-	-	-	2,225,415	(2,225,415)	-

Warrants issued with preferred stock	-	-	-	-	509,415	-	509,415

Beneficial conversion feature on debt	-	-	-	-	358,654	-	358,654

Stock option expense	-	-	-	-	1,847,639	-	1,847,639

Warrants issued with debt	-	-	-	-	841,887	-	841,887

Preferred dividends	-	-	-	-	-	(6,300)	(6,300)

Net Loss	-	-	-	-	-	(6,770,322)	(6,770,322)

Balance at September 30, 2008	32,210,684	$32,234	2,010	$2	$13,637,160	$(14,909,206)	$(1,239,810)

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
	For the Year	For the Year
	Ended	Ended
	September 30, 2008	September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,770,322)	$(4,650,870)
Adjustments to reconcile net loss
to net cash (used in) operating activities:
Depreciation and amortization	37,486	12,757
Option expense	1,847,639	1,288,670
Interest paid through conversion to stock	-	137,391
Beneficial conversion expense	374,476	116,819
Issuance of stock for debt extension	162,000	412,500
Warrants	868,231	4,497
Changes in Asset and Liabilities
Miscellaneous receivable	1,118	(1,118)
Prepaid expenses	45,683	(39,531)
Accounts payable	929,539	144,122
Accrued payroll taxes and wages	(13,960)	(28,428)
Accrued liabilities	12,033	-
Credit card payable	77,533	14,772
Interest payable	117,481	(62,893)
Deferred revenue	(24,884)	(41,668)
Net Cash Used in Operating Activities	(2,335,947)	(2,692,980)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(77,094)	(12,050)
Purchase of intangibles	(138,848)	(85,514)
Net Cash Used in Investing Activities	(215,942)	(97,564)

Repayment of notes payable - related parties	-	(53,530)
Repayment of notes payable	(591,998)	(67,642)
Proceeds from notes payable and warrants	1,300,000	500,000
Issuance of preferred stock	2,010,000	-
Issuance of common stock	-	2,483,500
Net Cash Provided by Financing Activities	2,718,002	2,862,328

Net Increase in Cash and Cash Equivalents	166,113	71,784

CASH AND CASH EQUIVALENTS AT BEGINNING
OF PERIOD	808,163	736,379
CASH AND CASH EQUIVALENTS AT END
OF PERIOD	$974,276	$808,163

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	For the Year	For the Year
	Ended	Ended
	September 30, 2008	September 30, 2007

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Interest paid	$79,284	$114,253
Income taxes paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH
FINANCING ACTIVITIES
Conversion of notes and interest for common stock	$-	$1,749,470
Issuance of common stock for services	$-	$412,500
Issuance of common stock for debt extension	$162,000	$-

See the accompanying notes to the audited consolidated financial statements.

ECOLOGY COATINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Description of the Company.  The terms “we”, “us”, “Ecology”, and “the Company” refer to Ecology Coatings, Inc. We were originally incorporated in Nevada on February 6, 2002 as OCIS Corp. (“OCIS”). OCIS completed a merger with Ecology Coatings, Inc. a California corporation (“Ecology-CA”) on July 26, 2007 (the “Merger”). In the Merger, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc. We develop nanotechnology-enabled, ultra-violet curable coatings that are designed to drive efficiencies and clean processes in manufacturing. We create proprietary coatings with unique performance and environmental attributes by leveraging our platform of integrated nano-material technologies that reduce overall energy consumption and offer a marked decrease in drying time. Ecology’s market consists electronics, automotive and trucking, paper products and original equipment manufacturers (“OEMs”).

Principles of Consolidation.  The consolidated financial statements include all of our accounts and the accounts of our wholly owned subsidiary Ecology-CA. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Revenue Recognition.  Revenues from licensing contracts are recorded ratably over the life of the contract. Contingency earnings such as royalty fees are recorded when the amount can reasonably be determined and collection is likely.

Loss Per Share.  Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Potentially dilutive shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of convertible preferred stock . Potentially dilutive shares are excluded from the weighted average number of shares if their effect is anti-dilutive. We had a net loss for all periods presented herein; therefore, none of the stock options and/or warrants outstanding or stock associated with the convertible preferred shares during each of the periods presented were included in the computation of diluted loss per share as they were anti-dilutive. As of September 30, 2008 and 2007, there were 11,007,119 and 3,792,080 potentially dilutive securities outstanding.

Income Taxes and Deferred Income Taxes.  We use the asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences in the bases of assets and liabilities as reported for financial statement purposes and income tax purposes and for the future use of net operating losses. We have recorded a valuation allowance against the net deferred income tax asset. The valuation allowance reduces deferred income tax assets to an amount that represents management’s best estimate of the amount of such deferred income tax assets that more likely than not will be realized. We cannot be assured of future income to realize the net deferred income tax asset; therefore, no deferred income tax asset has been recorded in the accompanying consolidated financial statements.
Property and Equipment.  Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the following useful lives:

Computer equipment	3-10 years
Furniture and fixtures	3-7 years
Test equipment	5-7 years
Software Computer	3 years
Marketing and Promotional Video	3 years

Repairs and maintenance costs are charged to operations as incurred. Betterments or renewals are capitalized as incurred.

We review long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Patents.  It is our policy to capitalize costs associated with securing a patent. Costs consist of legal and filing fees. Once a patent is issued, it will be amortized on a straight-line basis over its estimated useful life. Six patents were issued as of September 30, 2008 and are being amortized over 8 years.

Stock-Based Compensation.  Our stock option plans are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. Under the provisions of SFAS No. 123(R), employee and director stock-based compensation expense is measured utilizing the fair-value method.

We account for stock options granted to non-employees under SFAS No. 123(R) using EITF 96-18, requiring the measurement and recognition of stock-based compensation to consultants under the fair-value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or a performance commitment exists.

Expense Categories.  Salaries and Fringe Benefits of $2,006,776 and $1,409,840 for the years ended September 30, 2008 and 2007, respectively, include wages paid to and insurance benefits for our officers and employees as well as stock based compensation expense for those individuals. Professional fees of $2,735,360 and $2,583,927 for the years ended September 30, 2008 and 2007, respectively, include amounts paid to attorneys, accountants, and consultants, as well as the stock based compensation expense for those services.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (October 1, 2009 for Ecology). Early adoption is prohibited for both standards. SFAS 141(R) will be applied prospectively. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. The adoption of SFAS 160 would have no impact on our financial position or results of operations for the year ended September 30, 2008

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 will become effective for us beginning in the three months ending March 31, 2009. The adoption of this pronouncement would have had no impact on our results or financial position as of September 30, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 will not have an impact on our financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 163 will not have an impact on our financial statements.

Note 2 — Concentrations

For the years ended September 30, 2008 and 2007, we had one customer representing 100% of revenues. As of September 30, 2008 and 2007, there were no amounts due from this customer.

We occasionally maintain bank account balances in excess of the federally insurable amount of $100,000. The Company had cash deposits in excess of this limit on September 30, 2008 and 2007 of $874,276 and $708,163, respectively.

Note 3 — Related Party Transactions

We have borrowed funds for our operations from certain major stockholders, directors and officers as disclosed below:

We have an unsecured note payable due to a principal shareholder and former director that bears interest at 4% per annum with principal and interest due on December 31, 2008. As of September 30, 2008 and September 30, 2007, the note had an outstanding balance of $110,500. The accrued interest on the note was $8,407 and $3,836 as of September 30, 2008 and September 30, 2007, respectively. The note carries certain conversion rights that allow the holder to convert all or part of the outstanding balance into shares of our common stock.

We have an unsecured note payable due to a principal shareholder and former director that bears interest at 4% per annum with principal and interest due on December 31, 2008. As of September 30, 2008 and September 30, 2007, the note had an outstanding balance of $133,000. The accrued interest on the note was $10,125 and $4,617 as of September 30, 2008 and September 30, 2007, respectively. The note carries certain conversion rights that allow the holder to convert all or part of the outstanding balance into shares of our common stock.

We had an unsecured note payable due to a majority shareholder, officer and director that bore interest at 4% per annum with principal and interest due on December 31, 2008. As of September 30, 2008 and September 30, 2007, the note had an outstanding balance of $0. The unpaid accrued interest on the note was $2,584 as of September 30, 2008 and September 30, 2007. The note carries certain conversion rights which allow the holder to convert all or part of the outstanding balance into shares of the our common stock..

Future maturities of related party long-term debt as of September 30, 2008 are as follows:

Year Ending September 30,
2009	$243,500

We have a payable to a related party totaling $63,775 and $49,191 as of September 30, 2008 and September 30, 2007, respectively, included in accounts payable on the consolidated balance sheets.

We also paid consulting fees for contracted administrative support to a related party company totaling $8,244 for the year ended September 30, 2007.

Note 4 — Notes Payable

We have the following notes :

	September 30, 2008	September 30, 2007
Note payable , 20% per annum interest rate, principal and interest payment due December 31, 2007; unsecured, accrued interest of $130 outstanding at September 30, 2007. This note is stated net of an unamortized discount of $2,400 at September 30, 2007.	$-	708

Subordinated note payable, 7.5% per annum interest rate. Principal and interest payment due December 31, 2007 and the note is unsecured. Accrued interest of $415 is outstanding as of September 30, 2007.	-	26,461

Note payable , 15% per annum interest rate, principal and interest payment was due May 31, 2008; unsecured, convertible at holder’s option into common shares of the Company at $1.60 per share. Accrued interest of $15,367 and $4,268 was outstanding as of September 30, 2008 and September 30, 2007, respectively. This note is stated net of unamortized discount of $0 and $13,422 as of September 30, 2008 and September 30, 2007, respectively. The holder made demand upon the Company for repayment of this note on August 18, 2008. See Note 10-Subsequent Evens for further discussion.	94,104	145,873

Subordinated note payable, 25% per annum, unsecured, principal and interest was due June 30, 2008; the Company extended the maturity for 30 days, to July 30, 2008 in exchange for warrants to purchase 15,000 shares of the Company’s common stock at $1.75 per share. Additionally, the Company granted the note holder warrants to purchase 12,500 shares of the Company’s common stock at $1.75 per share. Demand for repayment was made on September 8, 2008. See Note 10-Subsequent Events for further discussion. Accrued interest of $7,329 was outstanding as of September 30, 2008. This note is stated net of unamortized discount of $0 as of September 30, 2008.
	$50,000	$—

Subordinated note payable, 25% per annum, unsecured, principal and interest was due June 30, 2008; the Company extended the maturity for 30 days, to July 30, 2008 in exchange for warrants to purchase 15,000 shares of the Company’s common stock at $1.75 per share. Additionally, the Company granted the note holder warrants to purchase 125,000 shares of the Company’s common stock at $1.75 per share. Demand for repayment was made on September 5, 2008. See Note 10-Subsequent Events for further discussion. Accrued interest of $73,288 was outstanding as of September 30, 2008. This note is stated net of unamortized discount of $0 as of September 30, 2008 .
	$500,000	$-

Subordinated note payable, 25% per annum, unsecured, principal and interest was due July 18, 2008. Additionally, the Company issued a warrant to purchase 100,000 shares of the Company’s common stock at a price equal to $.75 per share (the “Warrant”). The Warrant is exercisable immediately and carries a ten (10) year term. Demand for repayment was made on August 27, 2008. Accrued interest of $10,685 was outstanding as of September 30, 2008. This note is stated net of unamortized discount of $0 as of September 30, 2008.	150,000	$-

Subordinated note payable, 25% per annum, unsecured, principal and interest was due August 10, 2008. Additionally, the Company issued a warrant to purchase 100,000 shares of the Company’s common stock at a price equal to $.50 per share (the “Warrant”). The Warrant is exercisable immediately and carries a ten (10) year term. Demand for repayment was made on August 27, 2008. Accrued interest of $5,548 was outstanding as of September 30, 2008. This note is stated net of unamortized discount of $0 as of September 30, 2008.	100,000	$-

	$894,104	$173,042

Future maturities of the notes payable as of September 30, 2008 are as follows:

Year Ending September 30,
2009	$894,104

The above notes payable have conversion rights and detachable warrants. These Notes may be converted under limited circumstances for the principal balance and any unpaid accrued interest to Common Stock. In accordance with guidance issued by the FASB and the Emerging Issue Task Force (“EITF”) regarding the Accounting for Convertible Securities with a Beneficial Conversion Feature (EITF No. 98-5), the Company recognized an embedded beneficial conversion feature present in these Notes. The Company allocated the proceeds based on the fair value of $1,767,881to the warrants. The warrants are exercisable through March 31, 2018 and the fair value was amortized to interest expense over the term of the Notes.

Note 5 — Commitments and Contingencies

Consulting Agreements.  On July 15, 2006, we entered into an agreement that provides for six months of international business development consulting services. We agreed to pay the consultant $15,000 per month payable in cash and an additional $15,000 per month payable in shares of our common stock at a share price of $2.00. We further agreed to pay the consultant a fee of 2% of any royalties that we receive pursuant to royalty agreements that are a direct result of the consultant’s material efforts under the consulting agreement. In addition, we agreed to pay the consultant a fee of 2% of any net sales that we receive pursuant to joint venture agreements that are a direct result of the consultant’s material efforts under the consulting agreement. We will pay the fees to the consultant for the term of any royalty or joint venture agreements for a period of time not to exceed a period of 48 months. The agreement was extended for six month increments in January 2007, July 2007, and January 2008.

On February 1, 2007, we amended an agreement with a consultant. The consultant provides various business and financial consulting services, including but not limited to assistance with raising capital. The original agreement was dated June 1, 2006 and called for $12,500 to be paid to the consultant in 18 monthly payments commencing February 1, 2007. The amendment called for additional monthly payments of $9,250 on February 1, 2007, $9,375 on March 1, 2007, and $9,000 per month from April 1, 2007 and continuing through September 1, 2007. This agreement was further amended on December 28, 2007 to extend the agreement until November 1, 2010. The effective date of the agreement was November 1, 2007. Additionally, the agreement calls for monthly payments of $16,000. Finally, the agreement calls for an option grant of 100,000 shares at an exercise price of $3.05 per share. 25,000 options will vest on June 28, 2008, 25,000 options will vest on December 28, 2008, 25,000 options will vest on June 28, 2009, and 25,000 options will vest on December 28, 2009. All of the options expire on December 27, 2017. This agreement was terminated on July 31, 2008. See the caption Contingencies under this Note for further discussion.

On May 1, 2007, we entered into an agreement with a consultant to provide information system consulting services. The agreement calls for six monthly payments of $5,000 plus reimbursement for any out of pocket costs. Additionally, options to purchase 1,000 shares of common stock at $2.00 per share were issued to the consultant, with additional options to purchase 500 shares upon the achievement of certain performance measures. The options are restricted for 12 months and expire 10 years from date of issuance. On October 8, 2007, we extended the contract with the consultant for six months, and, on May 8, 2008, extended the contract for an additional six months. The expiration date is now November 8, 2008 and provides for monthly payments of $5,000. This agreement was terminated on July 31, 2008. See the caption Contingencies under this Note for further discussion.

On June 1, 2007, we entered into a consulting agreement with Dr. William Coyro who serves as the chairman of Ecology’s Business Advisory Board. The agreement expires June 1, 2009. Ecology will pay the consultant $11,000 per month. Additionally, Ecology granted Dr. Coyro 200,000 options to purchase shares of our common stock for $2.00 per share. Of these options, 50,000 options vest on December 1, 2007, 50,000 options vest on June 1, 2008, 50,000 options vest on December 1, 2008, and the remaining 50,000 options vest on June 1, 2009. Additionally, we will reimburse Dr. Coyro for all reasonable expenses incurred by the consultant in the conduct of Ecology business.

On July 26, 2007, we entered into a consulting agreement with a company owned by two former officers and directors of OCIS Corporation. The terms of the agreement call for the transfer of the $100,000 standstill deposit paid to OCIS as a part of a total payment of $200,000. The balance will be paid in equal installments on the first day of each succeeding calendar month until paid in full. The agreement calls for the principals to provide services for 18 months in the area of investor relations programs and initiatives; facilitate conferences between Ecology and members of the business and financial community; review and analyze the public securities market for our securities; and introduce Ecology to broker-dealers and institutions, as appropriate.

On December 13, 2007, we entered into an agreement with a consultant to provide investor relations services. The agreement expires on December 13, 2008. The consultant will bill against a non-refundable monthly retainer of $5,000. The consultant charges on an hourly basis ranging from $35 to $225 per hour. The term of the contract is 12 months.

On April 2, 2008, we entered into a letter agreement with an individual to become chairman our Scientific Advisory Board. The letter agreement provides that we will grant the individual options to purchase 100,000 shares of our common stock. Each option is exercisable at a price equal to the final closing price as quoted on the Over The Counter Bulletin Board on April 3, 2008. The options vest as follows: 25,000 immediately upon grant; 25,000 on October 3, 2008; 25,000 on April 3, 2009, and the remaining 25,000 on October 3, 2009. The options will all expire on April 3, 2018.

On April 10, 2008, we entered into an agreement with a consultant to assist us in securing equity and/or debt financing. The agreement called for payment of $5,000 at inception and an additional payment of $5,000 on May 1, 2008. The agreement was terminable upon notice of either party and was terminated on May 31, 2008.

On September 17, 2008, we entered into an agreement with an entity controlled by an investor in and a director of Ecology Coatings, Inc. This agreement is for business and marketing consulting services. This agreement expires on September 17, 2010 and calls for monthly payments of $20,000, commissions on licensing revenues equal to 15% of said revenues, commissions on product sales equal to 3% of said sales, and a grant of options to purchase 531,000 shares of our common stock for $1.05 per share. 177,000 of the options become exercisable on March 17, 2009, 177,000 of the options become exercisable on September 17, 2009, and 177,000 of the options become exercisable on March 17, 2010. The options expire on December 31, 2020.

On September 17, 2008, we entered into an agreement with our Chairman of the Board of Directors under which the Chairman will provide advice and consultation to us regarding strategic planning, business and financial matters, and revenue generation. The agreement expires on September 17, 2011 and calls for monthly payments of $16,000, commissions on licensing revenues equal to 15% of said revenues, commissions on product sales equal to 3% of said sales, $1,000 per month to pay for office rent reimbursement, expenses associated with the consultant’s participation in certain conferences, information technology expenses incurred by the consultant in the performance of duties relating to the Company, and certain legal fees incurred by the consultant during his tenure as our  Chief Executive Officer.

On September 17, 2008 we entered into an agreement with a shareholder under which that shareholder will act as a consultant to us. Under this agreement, the shareholder will provide business development services for which he will receive commissions on licensing revenues equal to 15% of said revenues and commissions on product sales equal to 3% of said sales and reimbursement for information technology expenses incurred by the consultant in the performance of duties relating to the Company. This agreement expires on September 17, 2011.

Employment Agreements.  On October 30, 2006, we entered into an employment agreement with an officer that expires on October 30, 2008. Pursuant to the agreement, the officer is paid an annual base salary of $160,000. We also granted the officer 321,217 options to purchase its common stock at $2.00 per share. Twenty-five percent (25%) of the options vested on November 1, 2007 and the remaining seventy-five percent (75%) will vest on November 1, 2008. The options expire on November 1, 2016.

On November 1, 2006, we entered into an employment agreement with an officer that expires on November 1, 2008. Pursuant to the agreement, the officer was paid an annual base salary of $100,000. We also granted the officer 150,000 options to acquire its common stock at $2.00 per share. The options will all vest on November 1, 2008. The options expire on November 1, 2016. On July 1, 2007, we amended this employment agreement. The amended agreement will expire on November 1, 2009, and calls for an annual salary $140,000, a one time bonus of $12,500 and the grant of 87,500 options to purchase our common stock at $2.00 per share. Upon grant, 25,000 of the options vested, 37,500 options will vest on July 1, 2008, and 25,000 options will vest on July 1, 2009. All of the options expire on July 1, 2017. This employee resigned effective July 31, 2008.

On January 1, 2007, we entered into an employment agreement with an officer that expires on January 1, 2012. Upon expiration, the agreement calls for automatic one-year renewals until terminated by either party with thirty days written notice. Pursuant to the agreement, the officer will be paid an annual base salary of $180,000 in 2007; an annual base salary of $200,000 for the years 2008 through 2011; and an annual base salary of $220,000 for 2012. In addition, 450,000 options were granted to the officer to acquire our common stock at $2.00 per share. 150,000 options will vest on January 1, 2010, 150,000 options will vest on January 1, 2011 and the remaining 150,000 options will vest January 1, 2012. The options expire on January 1, 2022.

On February 1, 2007, we entered into an employment agreement with an officer that expired on February 1, 2008. Pursuant to the agreement, the officer was paid an annual base salary of $120,000 and was granted 25,000 options to acquire our common stock at $2.00 per share. All of the options vested on February 1, 2008. The options expire on February 1, 2017. On February 1, 2008, we entered into a new agreement with this officer. This new agreement expires on February 1, 2010 and calls for an annual salary of $140,000. Further, the officer was granted 50,000 options to purchase shares of our common stock at $3.00 per share. 25,000 options vest on February 1, 2009 and the remaining 25,000 options vest on February 1, 2010. This agreement was modified effective October 1, 2008. Under the modified agreement, the employee receives an annual base salary of $70,000, subject to increase to $140,000 upon the achievement by the Company of revenues of at least $100,000. Additionally, we granted the employee options to purchase 10,000 shares of our common stock at $1.05 per share. The options become exercisable on September 17, 2009 and expire on September 17, 2018.

On May 21, 2007, we entered into an employment agreement with an officer that expires on May 21, 2009. Pursuant to the agreement, the officer will be paid an annual base salary of $160,000 and was granted 300,000 options to acquire our common stock at $2.00 per share. 75,000 of the options vested on May 21, 2008, and 225,000 of the options will vest on May 21, 2009. The options expire on May 21, 2017. On October 1, 2007, the Company modified the employment agreement to increase the salary from $160,000 to $210,000.

On December 28, 2007, we entered into an employment agreement with our Chairman of the Board of Directors and Chief Executive Officer. Under this agreement, he will continue to be paid at a rate of $320,000 per year through August 8, 2010. This agreement was terminated by consent of both parties on September 17, 2008. See also Consulting Agreements under this Note 5.

On August 11, 2008, we employed, on an at-will basis, an individual to serve as Vice President and General Counsel. The letter documenting the employment calls for a probationary period of 90 days and stipulates a salary of $150,000 per year.

On September 15, 2008, we employed, on an at-will basis, an individual to serve as Chief Executive Officer. The letter documenting the employment calls for a probationary period of 90 days and stipulates a salary of $200,000 per year. Additionally, we issued options to the individual to purchase 330,000 shares of our common stock at $1.05 per share. 110.000 of the options become exercisable on March 15, 2010, 110,000 of the options become exercisable on September 15, 2010, and 110,000 of the options become exercisable on March 15, 2011. The options expire on September 15, 2018.

Contingencies.  On September 11, 2008, we filed a lawsuit against a consultant in the Circuit Court of Oakland County, Michigan for violation of fiduciary duties. See Note 10 – Subsequent Events for further discussion.

A lawsuit was filed against us on September 16, 2008 in the Circuit Court of Oakland County, Michigan for breach of contract by a consultant previously contracted by the Company to provide information technology services. The suit seeks damages in excess of $42,335 plus court costs and attorney fees. See Note 10 – Subsequent Events for further discussion.  Our financial statements reflect an accrual for the amount of the damages.

Lease Commitments.
a.
On August 1, 2005, we leased our office facilities in Akron, Ohio for a rent of $1,800 per month. The lease expired July 1, 2006 and was renewed under the same terms through August 31, 2007. The Company now leases that property on a month-to-month basis for the same rent. Rent expense for the years ended September 30, 2008 and 2007 was $21,600 and $21,600, respectively.

b.
On September 1, 2006, we leased our office space in Bloomfield Hills, Michigan for monthly rent of $1,800. A new lease was executed on April 1, 2007 with monthly payments of $3,200. The lease is on a month-to-month basis until terminated by tenant or landlord upon 60 days notice. The monthly lease amount was reduced to $2,400 on September 1, 2007. We vacated this space on August 31, 2008 and have no further obligation under the lease. Rent expense for the years ended September 30, 2008 and 2007 was $26,400 and $28,850, respectively

c.
On September 1, 2008, we executed a lease for our office space in Auburn Hills, Michigan. The lease calls for average monthly rent of $2,997 and expires on September 30, 2010. The landlord is a company owned by a shareholder and director of Ecology.

d.
On January 9, 2006, we leased computer equipment with 24 monthly payments of $147.
We recognized expense of $588 and $1,764 for the years ended September 30, 2008 and 2007, respectively, related to this lease.

e.
On April 17, 2006, we leased computer equipment with 36 monthly payments of $75. We recognized expense of $901 for each of  the years ended September 30, 2008 and September 30, 2007 related to this lease.

f.
On June 17, 2007, we leased computer equipment with 36 monthly payments of $42. We recognized expense of $504 and $126 for the years ended September 30, 2008  and 2007, respectively, related to this lease.

g.
On July 17, 2007, we leased computer equipment with 36 monthly payments of $44. We recognized expense of $528 and  $88 for the years ended September 30, 2008 and 2007, respectively, related to this lease.

h.	On September 22, 2008, we leased a multi-purpose copier with 36 monthly payments of $526. The first payment was due November 3, 2008.

Minimum future rental payments under the above operating leases as of September 30, 2008 are as follows:

Year Ending September 30,
2009	$42,589
2010	44,364
2011	6,312

$93,265

Note 6 — Equity

Reverse Merger.  A reverse merger with OCIS Corporation was consummated on July 26, 2007. The shareholders of Ecology acquired 95% of the voting stock of OCIS. OCIS had no significant operating history. The purpose of the acquisition was to provide Ecology with access to the public equity markets in order to more rapidly expand its business operations. The consideration to the shareholders of OCIS was approximately 5% of the stock, at closing, of the successor company. The final purchase price was agreed to as it reflects the value to Ecology of a more rapid access to the public equity markets than a more traditional initial public offering.

Warrants.  On December 16, 2006, we issued warrants to purchase 500,000 shares of our stock at $2.00 per share. The warrants were issued to the holder of the $1,500,000 note. The warrants vested on December 17, 2007. The weighted average remaining life of the warrants is 8.5 years.

On February 6, 2008, we issued warrants to purchase 262,500 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.5 years.

On March 1, 2008, we issued warrants to purchase 137,500 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.5 years.

On June 9, 2008, we issued warrants to purchase 210,000 shares of our common stock at the lower of $2.00 per share or at the average price per share at which the Company sells its debt or and/or equity in its next private or public offering. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.8 years.

On June 21, 2008, we issued warrants to purchase 100,000 shares of our common stock at the $.75 per share. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.8 years.

On July 14, 2008, we issued warrants to purchase 100,000 shares of our common stock at $.50 per share. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.8 years.

On July 14, 2008, we issued warrants to purchase 30,000 shares of our common stock at $1.75 per share. The warrants vested upon issuance. The weighted average remaining life of the warrants is 9.8 years.

We issued warrants as shown below to the holder of our convertible preferred stock.

	Strike	Date	Expiration
Number	Price	Issued	Date
100,000	$0.75	July 28, 2008	July 28, 2018
5,000	$0.75	August 20, 2008	August 20, 2018
25,000	$0.75	August 27, 2008	August 27, 2018
500,000	$0.75	August 29, 2008	August 29, 2018
375,000	$0.75	September 26, 2008	September 26, 2018

Shares.  On February 5, 2008, we entered into an agreement with a note holder. The amount owed the note holder, including principal and accrued interest, totaled $142,415 and the note matured on December 31, 2007 (See Note 4). The maturity date of the note was extended to May 31, 2008, with interest continuing at 15% per annum. In consideration of this extension, we issued 60,000 shares of our common stock to the note holder and granted the holder certain priority payment rights.

On August 28, 2008, we entered into an agreement with an investor to issue up to $5,000,000 in convertible preferred securities. The securities accrue cumulative dividends at 5% per annum and the entire amount then outstanding is convertible at the option of the investor into shares of our common stock at $.50 per share. The preferred securities carry “as converted” voting rights. As of September 30, 2008, we had issued 2,010 of these convertible preferred shares. In the event that we sell additional convertible preferred securities under this agreement, we will issue attached warrants (500 warrants for each $1,000 convertible preferred share sold). The warrants will be immediately exercisable, expire in five years, and entitle the investor to purchase one share of our common stock at $.75 per share for each warrant issued.

Note 7 — Stock Options

Stock Option Plan.  On May 9, 2007, we adopted a stock option plan and reserved 4,500,000 shares for the issuance of stock options or for awards of restricted stock. All prior grants of options were included under this plan. The plan provides for incentive stock options, nonqualified stock options, rights to restricted stock and stock appreciation rights. Eligible recipients are employees, directors, and consultants. Only employees are eligible for incentive stock options. The vesting terms are set by the Board of Directors. All options expire 10 years after issuance.

The Company granted non-statutory options as follows during the year ended September 30, 2008:

			Weighted
	Weighted		Average
	Average		(Remaining)
	Exercise Price	Number of	Contractual	Aggregate
	per Share	Options	Term	Fair Value
Outstanding as of September 30, 2006	$2.00	150,000	8.7	$184
Granted	$2.04	3,036,119	9.5	$3,681,425
Exercised	---	---	---	---
Forfeited	---	---	---	---
Exercisable	$2.00	375,800	9.8	$552,540
Outstanding as of September 30, 2007	$2.03	3,186,119	9.5	$3,681,609
Granted	$1.49	1,456,000	10.3	$1,329,891
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding as of September 30, 2008	$1.83	4,642,119	9.2	$5,011,500
Exercisable	$2.09	1,605,228	8.4	$1,966,657

1,605,228 of the options were exercisable as of September 30, 2008. The options are subject to various vesting periods between June 26, 2007 and January 1, 2012. The options expire on various dates between June 1, 2016 and January 1, 2022. Additionally, the options had no intrinsic value as of September 30, 2008. Intrinsic value arises when the exercise price is lower than the trading price on the date of grant.

Our stock option plans are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) Number 123(R), Accounting for Stock-Based Compensation. Under the provisions of SFAS Number 123(R), employee and director stock-based compensation expense is measured utilizing the fair-value method.

We account for stock options granted to non-employees under SFAS Number 123(R) using EITF 96-18 requiring the measurement and recognition of stock-based compensation to consultants under the fair-value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or a performance commitment exists.

On September 15, 2008, the Board of Directors approved a change in exercise price on option grants previously made to two officers. This change was effective for options to purchase 375,000 shares of our common stock. The new exercise price is $1.05 per share. The weighted average of the price of the options at original issuance was $2.13. This change resulted in a total incremental compensation increase of  $240,641, combined, for the two officers.

In calculating the compensation related to employee/consultants and directors stock option grants, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

Dividend	None
Expected volatility	91.69%-101.73%
Risk free interest rate	1.50%-5.11%
Expected life	5.5 years

The expected volatility was derived utilizing the price history of another publicly traded nanotechnology company. This company was selected due to the fact that it is widely traded and is in the same equity sector as our Company.

The risk free interest rate figures shown above contain the range of such figures used in the Black-Scholes calculation. The specific rate used was dependent upon the date of option grant.

Based upon the above assumptions and the weighted average $1.83 exercise price, the options outstanding at September 30, 2008 had a total unrecognized compensation cost of $1,582,378 which will be recognized over the remaining weighted average vesting period of .7 years. Options cost of $1,847,639 was recorded as an expense for the year ended September 30, 2008 of which $623,518 was recorded as compensation expense and $1,224,121 was recorded as consulting expense.

Note 8 — Income Taxes

The Company has incurred losses since operations commenced in 1990.  The Company has a net operating loss carry forward for income tax purposes of approximately $7,464,662. The total loss carry forward expiring on September 30, 2028 is $3,109,937, expiring on September 30, 2027 is $3,488,598, expiring on September 30, 2026 is $427,056, expiring on September 30, 2025 is $203,978, expiring on September 30, 2024 is $189,988, expiring on September 30, 2023 is $ 25,364 and expiring on September 30, 2022 is $19,741.  The Company changed its year-end to September 30th from February 28th effective in fiscal 2006.

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

The principal sources of timing differences are different accrual versus cash accounting methods used for financial accounting and tax purposes; the timing of the utilization of the net operating losses, and different book versus tax depreciation methods.

As of September 30, 2008 and 2007, the deferred tax asset based on a 34% tax bracket consists of the following:

	2008	2007
Assets:
Federal loss carry forwards	$2,537,985	$1,481,936
Cash basis accounting differences	451,603	89,925
Depreciation timing differences		939
Liability:
Depreciation timing differences	(804)	-

Net Deferred tax asset	2,988,784	1,572,800

Valuation allowance	(2,988,784)	(1,572,800)

Net deferred tax asset	$-	$-

The tax benefit from net operating losses and differences in timing differ from the federal statutory rate primarily due to the $1,415,984 change in the deferred tax asset valuation allowance from September 30, 2007.

Note 9 — Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the years ended September 30, 2008 and  2007, we incurred net losses of ($6,770,322) and ($4,560,870), respectively. As of September 30, 2008 and September 30, 2007, we had stockholders’ deficit and equity of ($1,239,810) and $290,287, respectively.

Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish profitable operations. We have financed operations through operating revenues and, primarily, through the issuance of equity securities and debt. Until we are able to generate positive operating cash flows, additional funds will be required to support operations. We believe that cash investments subject to a securities purchase agreement with a investor will be sufficient to enable us to continue as a going concern through the fiscal year ending September 30, 2009. This securities purchase agreement does not legally bind the investor to make the investments and we cannot be certain that the investments will continue. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Please see also Note 10 — Subsequent Events.

Note 10 — Subsequent Events

On November 6, 2008, we settled the lawsuit filed against us on September 16, 2008 by a consultant for breach of contract. We paid $26,500 in full settlement of all claims. This amount was included in Accounts Payable at September 30, 2008.

On November 11, 2008, we settled the lawsuit we filed against one of two consultants on September 11, 2008 for breach of contract. Under the terms of the settlement, we will pay the consultant $7,500 per month for twelve months under a new consulting agreement and will pay $15,000 in 12 equal monthly payments of $1,250 to the consultant’s attorney.  Additionally, we will pay the consultant a commission of 15% for licensing revenues and 3% for product sales that the consultant generates for the Company.

On November 11, 2008, we paid in full the principal and accrued interest on the note payable shown in Note 4 with a September 30, 2008 principal balance of $94,104. In addition, we issued warrants to the note holder for the purchase of 2,000,000 shares of our common stock at $.50 per share and reset the strike price of warrants and options previously issued to the note holder to purchase 1,500,000 shares of our common stock at $2 per share. The new price is $.80 per share.

On November 13, 2008, we reached agreement with a note holder. The note holder made demand for payment on September 5, 2008. We made a payment of $100,000 on October 6, 2008 on the outstanding principal and interest on that date. On November 13, we made another payment of $100,000 against the outstanding principal and interest on that date. Further, we agreed to make additional payments on the remaining principal and interest. These payments will be $100,000 for each month beginning in December of 2008 and continuing until all principal and interest has been paid. This note payable is shown in Note 4 with a September 30, 3008 principal balance of $500,000.

On November 14, 2008, we reached agreement with a note holder. The note holder made demand for payment on September 8, 2008. We made a payment of $10,000 on October 8, 2008 on the outstanding principal and interest on that date. On November 14, we made another payment of $10,000 against the outstanding principal and interest on that date. Further, we agreed to make additional payments on the remaining principal and interest. These payments will be $10,000 for each month beginning in December of 2008 and continuing until all principal and interest has been paid. This note payable is shown in Note 4 with a September 30, 3008 principal balance of $50,000.

On December 2, 2008, our Board of Directors authorized the addition of 1,000,000 shares of our common stock to the 2007 Plan.

On December 3, 2008, we terminated the employment agreement with our Chief Financial Officer. The Chief Financial Officer continues to be employed by the Company in that capacity as an at-will employee.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Ecology Coatings, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated December 19, 2008, relating to the consolidated financial statements of Ecology Coatings, Inc. and Subsidiary as of September 30, 2008 and 2007, and for the two years in the period ended September 30, 2008, appearing in the Annual Report on Form 10-KSB of Ecology Coatings, Inc. and Subsidiary for the year ended September 30, 2008.

We also consent to the reference to us under the heading "Experts" in such Registration Statement on Form S-1 (Amendment No. 1).

/s/ UHY LLP
Southfield, Michigan
September 3, 2009